Exhibit 2.1

Execution Version

SHARE PURCHASE AGREEMENT

BY AND AMONG

TIDEWATER INC., AS BUYER

BANYAN OVERSEAS LIMITED, AS SELLER

AND

SWIRE PACIFIC OFFSHORE HOLDINGS LIMITED, AS THE COMPANY

________________________

DATED AS OF MARCH 9, 2022
________________________

i

5.14 Employee Benefit Plans	44
5.15 Labor Relations	45
5.16 Environmental Compliance	46
5.17 Insurance	47
5.18 Real Property	48
5.19 Affiliate Transactions	49
5.20 Absence of Certain Changes or Events	49
5.21 Brokers	50
5.22 Suppliers and Customers	50
5.23 Title to Assets; Sufficiency	50
5.24 Vessels	51
5.25 Banking	52
5.26 Company’s Reliance; Disclaimer	52

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER	53
6.1 Organization	53
6.2 Binding Obligation	53
6.3 No Defaults or Conflicts	54
6.4 No Authorization or Consents Required	54
6.5 Capitalization	55
6.6 Valid Issuance	55
6.7 Brokers	56
6.8 SEC Documents	56
6.9 Litigation	57
6.10 No Buyer MAE	57
6.11 Form S-3	57
6.12 Compliance with Laws	57
6.13 Available Funds	58
6.14 Buyer’s Reliance; Disclaimer	58
6.15 Investment Purpose	59

ARTICLE 7 COVENANTS	59
7.1 Access to Information; Confidentiality; Public Announcements	59
7.2 Conduct of Business of the Company	60
7.3 Conduct of Business of Buyer	63
7.4 Employee Matters	64
7.5 Stock Exchange Listing	65
7.6 Further Assurances	65
7.7 Officer and Director Indemnification and Insurance	66
7.8 Waiver of Conflicts Regarding Representation	67
7.9 Tax Matters	68
7.10 Exclusivity	71
7.11 Delivery of Financial Statements	72
7.12 Regulatory Approvals; Third Party Consents	73
7.13 Use of Seller Marks	75
7.14 Certain Pre-Closing Transfers	76
7.15 Termination of Related Party Transactions	76

7.16 Payoff Letters	77
7.17 Credit Support for the Business	77
7.18 Resignation of Directors and Officers	77
7.19 Restrictive Covenants	78
7.20 Certain Pension Matters	79
7.21 Vessel Sales in Process	80

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	81
8.1 Representations and Warranties Accurate	81
8.2 Performance	81
8.3 Company Material Adverse Effect	81
8.4 Officer’s Certificate	81
8.5 Legal Prohibition	82
8.6 Seller Deliveries	82
8.7 U.S. Coast Guard	82

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND THE COMPANY	82
9.1 Representations and Warranties Accurate	82
9.2 Performance	83
9.3 Officer Certificate	83
9.4 Buyer Material Adverse Effect	83
9.5 Listing	83
9.6 Legal Prohibition	83
9.7 U.S. Coast Guard	83
9.8 Buyer Deliveries	83

ARTICLE 10 INDEMNIFICATION	84
10.2 Indemnification By Seller	84
10.3 Indemnification By Buyer	85
10.4 Certain Limitations	85
10.5 Indemnification Procedures	87
10.6 Payments	89
10.7 Determination of Loss Amount	89
10.8 Exclusive Remedy	90
10.9 Tax Treatment	90
10.10 Effect of Investigation	90
10.11 Mitigation	91

ARTICLE 11 TERMINATION	91
11.1 Termination	91
11.2 Effect of Termination	92

ARTICLE 12 MISCELLANEOUS	92
12.1 Expenses	92
12.2 Amendment	92
12.3 Entire Agreement	92

12.4 Headings	92
12.5 Notices	92
12.6 Exhibits and Schedules	94
12.7 Waiver	94
12.8 Binding Effect; Assignment	95
12.9 No Third Party Beneficiary	95
12.10 Counterparts	95
12.11 Governing Law	95
12.12 Consent to Jurisdiction and Service of Process	95
12.13 WAIVER OF JURY TRIAL	96
12.14 Specific Performance	96
12.15 Non-Recourse	97
12.16 Severability	97
12.17 No Presumption Against Drafting Party	97

EXHIBITS

Exhibit A	Balance Sheet Rules and Illustrative Working Capital Calculation as of December 31, 2021
Exhibit B	[Reserved]
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Warrant Agreement
Exhibit E	Transitional Trademark License Agreement
Exhibit F	Form of Registration Rights Agreement

v

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of March 9, 2022, by and among Swire Pacific Offshore Holdings Limited, a limited company organized under the Laws of Bermuda (the “Company”), Tidewater Inc., a Delaware corporation (“Buyer”), and Banyan Overseas Limited, a limited company organized under the Laws of Bermuda (“Seller”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding common shares of the Company (the “Shares”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the Shares upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1    Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“2021 Audited Financial Statements” means the audited consolidated balance sheet of the Group Companies, and the related consolidated statements of operations, income, stockholders’ deficit and cash flows of the Group Companies for the fiscal year ended December 31, 2021, together with the notes and schedules thereto.

“Accounts Receivable” means: (a) all trade accounts receivable and other rights to payment from customers of the Group Companies and the full benefit of all security for such accounts or debts, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers; (b) all other accounts or notes receivable and the full benefit of all security for such accounts or notes; and (c) any claims, remedies and other rights related to any of the foregoing.

“Acquisition Proposal” means (i) any offer or proposal by an unaffiliated third party made from and after the date hereof until the Closing (or earlier termination of this Agreement in accordance with its terms) for (x) the sale, lease, exchange or other disposition of all or any significant portion of the assets or properties of the Group Companies, taken as a whole (except sales, leases, exchanges or other dispositions of assets in the ordinary course of business), (y) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any Company Subsidiary or (z) the issuance or sale of shares of capital stock or other equity securities of the Company or any Company Subsidiary (excluding, for the avoidance of doubt, the transactions contemplated by this Agreement) or (ii) any proposal by an unaffiliated third party made from and after the date hereof until the Closing (or earlier termination of this Agreement in accordance with its terms) to effect any conversion, consolidation, liquidation, dissolution, merger, business combination or similar transaction involving the Company or any of its Subsidiaries.

“Action” means any action, claim, charge, complaint, grievance, lawsuit, hearing, petition, suit, audit, assessment, reassessment, arbitration, mediation, examination, investigation, inquiry, or other proceeding, in each case by or before any Governmental Authority, whether civil, criminal, administrative or otherwise, in law or in equity, whether public or private, and whether formal or informal.

“Affiliate” means, as to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such first Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by Contract or otherwise.

“Aged Credit Balances” means credit balances in Accounts Receivable that have existed for 151 days or more as of the measurement date.

“Anti-Corruption Laws” means, to the extent applicable, (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (ii) the U.K. Bribery Act 2010; (iii) Bermuda’s Bribery Act 2016; (iv) Indonesia’s Law No. 11 of 1980 on the Criminal Act of Bribery and Law No. 31 of 1999 on the Eradication of Crimes of Corruption, as amended by Law No. 20 of 2001; (v) Singapore’s Prevention of Corruption Act; (vi) the Indian Prevention of Bribery Act, 1988; (vii) the principles set out in the Organization for Economic Cooperation and Development Convention Combating Bribery of Foreign Public Officials in International Business Transactions; and (viii) all other anti-corruption and/or anti-bribery Laws of any jurisdiction to the extent applicable to the Group Companies and/or the Non-Controlled Companies.

“Antitrust Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition through merger or acquisition.

“Applicable Accounting Requirements” means (A) the requirements of, Item 9.01(a) of Form 8-K, the applicable provisions of Regulation S-X, including Rules 2-02 and 3-05(b) thereof, and the relevant interpretations by the staff of the SEC and (B) IFRS without any note or notes reconciling such financial statements of the Group Companies with U.S. GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of the Group Companies, and the related consolidated statements of operations, income, stockholders’ deficit and cash flows of the Group Companies for the fiscal years ended December 31, 2021, 2020 and 2019, together with the notes and schedules thereto.

“Balance Sheet Rules” means the principles set forth on Exhibit A hereto.

“BRZ” means Swire Pacific Navegação Offshore Ltda.

“BRZ Refund” means any refund (or the amount of any credit in lieu thereof to the extent such credit actually reduces cash Taxes for a Tax period that begins after the Closing Date) of Brazilian Taxes received by BRZ with respect to withholding tax deducted on BRZ’s fixed deposit interest income derived from a bank deposit certificate, as approved by the Brazilian Tax authorities in a letter dated August, 2021, including interest received with respect thereto.

“Business” means the provision of offshore marine support and transportation services to the global offshore energy industry through the operation of a diversified fleet, including anchor handling tug supply vessels, platform supply vessels, accommodation barges, seismic survey vessels and subsea multipurpose vessels as conducted by the Group Companies and the Non-Controlled Companies; provided, however, that the Business shall not include the operation of wind turbine installation vessels.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by Law or executive order to close.

“Buyer Common Stock” means the common stock of Buyer, par value $0.001 per share.

“Buyer Fundamental Representations” means the representations and warranties of Buyer contained in Section 6.1 (Organization), Section 6.2 (Binding Obligation), Section 6.6 (Valid Issuance) and Section 6.7 (Brokers).

“Buyer Indemnified Group” means Buyer and its Affiliates (including, after the Closing, the Group Companies and the Non-Controlled Companies) and their respective members, managers, partners, shareholders, officers, directors, agents, and each other Person, if any, who controls or may control Buyer within the meaning of the Securities Act.

“Buyer Material Adverse Effect” means any change, event, circumstance, effect, development, condition or occurrence (each, an “Effect”) which, individually or together with any other Effects, has had or would reasonably be expected to have, a material adverse effect on the business, results of operations or assets of Buyer and its Subsidiaries, taken as a whole; provided, however, that no Effect resulting from or arising out of any of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, a “Buyer Material Adverse Effect”: (i) Effects that generally affect the industries or segments in which Buyer or its Subsidiaries operate (including legal and regulatory changes); (ii) any national or international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections, or any statements or other proclamations of public officials, or changes in policy related thereto; (iii) Effects affecting financial, credit or capital markets in any country or region in the world, including changes in interest rates or foreign exchange rates; (iv) Effects caused by or resulting from any outbreak or escalation of hostilities, acts of terrorism, cyber terrorism, military action, political instability or other national or international calamity, crisis or emergency, an act of God, pandemic (including COVID-19), flood, hurricane, earthquake or other natural disaster or any governmental or other response to any of the foregoing; (v) Effects arising from changes in accounting principles or Laws or the interpretation or enforcement thereof; (vi) any breach of this Agreement by Seller or the Company; (vii) the failure of Buyer to meet any internal or industry business plans, estimates, expectations, forecasts, projections or budgets for any period (but not the Effects underlying such failure to the extent such Effects would otherwise constitute a Buyer Material Adverse Effect under this definition); (viii) Effects relating to the announcement of the execution of this Agreement or the acquisition transactions contemplated hereby; (ix) Effects arising from any action taken (or omitted to be taken) upon the express written request or instruction of, or with the express written consent of, Seller, consistent with the terms hereof; or (x) Effects arising from any action taken (or omitted to be taken) by Buyer or any of its Subsidiaries as expressly required pursuant to this Agreement; except that “Buyer Material Adverse Effect” shall include any Effects arising out of or attributable to the matters described in clauses (i) through (v) above to the extent Buyer and its Subsidiaries, taken as a whole, are materially disproportionately affected relative to other participants in the industries in which Buyer and its Subsidiaries operate, taken as a whole. For the avoidance of doubt, a Buyer Material Adverse Effect shall be measured only against past performance of Buyer and its Subsidiaries, taken as a whole, and not against any forward-looking statements, financial projections or forecasts of Buyer or its Subsidiaries.

“Buyer Transaction Adverse Effect” means any act or omission, individually or in the aggregate, that would, or would reasonably be expected to (i) prevent, or to materially delay, impair, impede, hinder or adversely affect the transactions contemplated hereby, or the ability of Buyer and its Affiliates to perform their respective obligations under this Agreement or, other than with respect to matters described in clause (iv) below, the Related Agreements, (ii) cause any of the conditions set forth in Article 8 or Article 9 to fail to be satisfied prior to the Termination Date, (iii) require approval of the stockholders of Buyer for the transactions contemplated in this Agreement or the Related Agreements or (iv) prevent, materially delay, impair, impede or hinder or otherwise adversely affect Buyer’s (x) filing of a Shelf Registration Statement (as such term is defined under the Registration Rights Agreement) covering the shares of Buyer Common Stock issuable upon exercise of the Buyer Warrants as soon as practicable following the Closing, but in no event more than ten (10) Business Day following the Closing Date, and (y) subject to SEC review and comments, causing such Shelf Registration Statement to become effective under the Securities Act as promptly as practicable thereafter.

“Buyer Warrant” means a warrant to purchase one share of Buyer Common Stock as of the date hereof, as the number of shares of Buyer Common Stock may be adjusted in accordance with the terms of the Warrant Agreement, from Buyer at an exercise price of $0.001 per share, issued pursuant to the Warrant Agreement.

“Buyer Warrant Price” means, as at a reference date, the arithmetic average of the daily volume weighted average price of a share of Buyer Common Stock for the twenty consecutive trading days immediately preceding such reference date.

“Closing Cash” means all cash and cash equivalents of the Company and the Company Subsidiaries as of the Closing, determined in accordance with IFRS, including the amounts of any received but uncleared checks and wires issued prior to such time (e.g., deposits in transit), less the amounts of any issued but uncleared checks and wires issued prior to such time (e.g., outstanding checks).

“Closing Indebtedness” means the aggregate amount of consolidated Indebtedness of the Company and the Company Subsidiaries outstanding as of the Closing.

“Closing Working Capital” means the Working Capital as of the Closing, an illustrative example calculation of which, for the period ending December 31, 2021, is attached hereto as Exhibit A.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Group Companies as of December 31, 2021, together with the notes and schedules thereto, included in the 2021 Audited Financial Statements.

“Company Balance Sheet Date” means December 31, 2021.

“Company Fundamental Representations” means the representations and warranties of the Seller contained in Section 5.1(a) (Organization and Qualification), Section 5.2 (Capitalization of the Company), Section 5.3(a) (Subsidiaries), Section 5.4 (Binding Obligation) and Section 5.21 (Brokers).

“Company Material Adverse Effect” means any Effect which, individually or together with any other Effects, has had or would reasonably be expected to have, a material adverse effect on the business, results of operations or assets of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effect resulting from or arising out of any of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (i) Effects that generally affect the industries or segments in which the Company or the Company Subsidiaries operate (including legal and regulatory changes); (ii) any national or international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections, or any statements or other proclamations of public officials, or changes in policy related thereto; (iii) Effects affecting financial, credit or capital markets in any country or region in the world, including changes in interest rates or foreign exchange rates; (iv) Effects caused by or resulting from any outbreak or escalation of hostilities, acts of terrorism, cyber terrorism, military action, political instability or other national or international calamity, crisis or emergency, an act of God, pandemic (including COVID-19), flood, hurricane, earthquake or other natural disaster or any governmental or other response to any of the foregoing; (v) Effects arising from changes in accounting principles or Laws or the interpretation or enforcement thereof; (vi) any breach of this Agreement by Buyer; (vii) the failure of the Company to meet any internal or industry business plans, estimates, expectations, forecasts, projections or budgets for any period (but not the Effects underlying such failure to the extent such Effects would otherwise constitute a Company Material Adverse Effect under this definition); (viii) Effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby; (ix) Effects arising from any action taken (or omitted to be taken) upon the express written request or instruction of, or with the express written consent of, Buyer, consistent with the terms hereof; or (x) Effects arising from any action taken (or omitted to be taken) by Seller, the Company or any of its Subsidiaries as expressly required pursuant to this Agreement; except that “Company Material Adverse Effect” shall include any Effects arising out of or attributable to the matters described in clauses (i) through (v) above to the extent the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected relative to other participants in the industries in which the Company and the Company Subsidiaries operate, taken as a whole. For the avoidance of doubt, a Company Material Adverse Effect shall be measured only against past performance of the Company and the Company Subsidiaries, taken as a whole, and not against any forward-looking statements, financial projections or forecasts of the Company or the Company Subsidiaries.

“Company Transaction Expenses” means all fees and expenses payable by the Group Companies, whether incurred by or on behalf of the Group Companies or Seller, in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including, to the extent not paid prior to or simultaneously with the Closing, (i) the fees and expenses of any legal advisor, (ii) the fees and expense of any advisors, consultants, investment bankers, accountants, auditors and any other experts, (iii) any brokers’, finder’s or similar fees in connection with the transactions contemplated hereby, (iv) any stay, severance, retention, transaction bonus, change of control or other similar compensation arising as a result of or in connection with the consummation of the transactions contemplated by this Agreement, together with any employment, payroll, withholding or similar Taxes payable in connection therewith, provided that Seller shall not be responsible for severance or retention compensation due to, or resulting from, (A) new agreements established by Buyer, or (B) decisions of Buyer, including decisions to modify employment terms in a manner giving rise to constructive dismissal under applicable Law, and (v) any other expenses allocated to Seller or the Company pursuant to this Agreement.

“Confidentiality Agreement” means the Mutual Confidentiality and Nondisclosure Agreement, dated as of June 24, 2020, by and between Buyer and Seller Parent, as may be amended from time to time.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under non-U.S. or U.S. state or local Law.

“Contract” means any contract, agreement, license, sublicense, lease, sublease, conditional sales contract, mortgage, sales or purchase order, commitment, arrangement, undertaking or understanding, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group, or general corporate policies and procedures of Seller Parent (a) existing prior to the date of this Agreement or (b) that are implemented by Seller Parent after the date hereof with general applicability to Seller Parent and its Subsidiaries (including the Group Companies), provided that such measures do not have a disproportionate impact on the Group Companies as compared to other Subsidiaries of Seller Parent (but excluding any such impact primarily due to the jurisdiction of a Group Company and the prevalence of COVID-19 in such location), in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).

“Current Assets” means, as of any date of determination hereunder, the consolidated current assets of the Company and each Company Subsidiary, determined in accordance with the Balance Sheet Rules, which current assets shall include only the types of current assets described in the line items set forth on Exhibit A attached hereto and no other assets. For the avoidance of doubt, Current Assets shall exclude, without limitation, any Retained Assets and Closing Cash.

“Current Liabilities” means, as of any date of determination hereunder, the consolidated current liabilities of the Company and each Company Subsidiary, determined in accordance with the Balance Sheet Rules, which current liabilities shall include only the types of current liability described in the line items set forth on Exhibit A attached hereto and no other liabilities. For the avoidance of doubt, Current Liabilities shall exclude, without limitation, any Company Transaction Expenses, Closing Indebtedness, Retained Liabilities and the line items set forth on Exhibit A attached hereto.

“Customs & International Trade Laws” means, to the extent applicable, any (i) Law concerning the importation of merchandise, the export or re-export of products (including technology and services), the terms and conduct of international transactions, including but not limited to the Tariff Act of 1930 as amended and other laws and programs administered or enforced by the U.S. Customs and Border Protection, the Export Administration Act of 1979 as amended, the Export Control Reform Act of 2018, the Export Administration Regulations, the International Emergency Economic Powers Act as amended, the Arms Export Control Act, the International Traffic in Arms Regulations, any other export controls administered by an agency of the United States government, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended by the USA Freedom Act, Executive Orders of the President of the United States regarding embargoes and restrictions on transactions with designated entities (including countries, governments, terrorists, organizations and individuals), the embargoes and restrictions administered by the United States Office of Foreign Assets Control (“OFAC”), requirements for the marking of imported merchandise, prohibitions or restrictions on the importation of merchandise made with the use of slave or child labor, the anti-boycott regulations administered by the United States Department of Commerce, the anti-boycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, United States-Mexico-Canada Agreement, and other free trade agreements to which the United States is a party, antidumping and countervailing duty Laws and regulations, and (ii) Laws adopted by the governments or agencies of other countries in which any Group Company or Non-Controlled Company operates concerning the ability of U.S. or foreign Persons to own businesses or conduct business in those countries, restrictions by such countries on holding foreign currency or repatriating funds, or otherwise relating to the same subject matter as the United States statutes and regulations described in clause (i).

“Employee” means a current or former employee of any Group Company.

“Encumbrance” means any and all liens, charges, mortgages, deeds of trust, options, pledges, restrictions on transfer, security interests, hypothecations, easements, encroachments, rights-of-way or other encumbrances of any nature whatsoever, whether voluntarily incurred or arising by operation of law, including any restriction on use, voting, transfer or receipt of income.

“Environmental Claim” means any Action arising under or related to Environmental Laws or otherwise with respect to Hazardous Materials.

“Environmental Laws” means all applicable Laws, guidance documents, approvals, plans, authorizations, licenses or permits issued by any Governmental Authority and all judicial, administrative and regulatory decrees, judgments and orders relating to human health, pollution or protection of the environment (including ambient air, surface water, ground water, land surface or surface strata), including: (a) Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials; (b) Laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials; and (c) any Law similar to those set forth above, as such requirements are enacted and in effect prior to the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” means the Audited Financial Statements.

“Fraud” means a knowing and intentional misrepresentation of a fact made by a Person with respect to the representations and warranties set forth in this Agreement or the Related Agreements with an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it, and upon which such other Party justifiably relies with resulting Losses; provided, however, that for the avoidance of doubt, (a) “Fraud” shall not include any type of constructive or equitable fraud, or recklessness or negligent misrepresentation and (b) the knowing and intentional failure to disclose a fact known by the applicable Person (i) as an exception to a representation or warranty set forth in this Agreement or the Related Agreements or (ii) in response to a representation or warranty set forth in this Agreement or the Related Agreements that calls for a Party to affirmatively disclose such fact shall constitute a misrepresentation.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.

“Government Official” means any officer or employee of a government, a public international organization, or any department or agency thereof or any person acting in an official capacity for such government or organization, including (i) a foreign official as defined in the FCPA, (ii) an officer or employee of a government-owned, controlled, operated enterprise, such as a national oil company, and (iii) any non-U.S. political party or party official or any candidate for foreign political office.

“Governmental Authority” means shall mean any foreign, domestic, supranational, federal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing, including the NYSE.

“Group Companies” means, collectively, the Company and the Company Subsidiaries and each, a “Group Company.”

“Hazardous Materials” means: (a) any substance that is defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “pollutant” or “contaminant” under any Environmental Law; (b) petroleum (including crude oil and any fraction thereof); and (c) any natural or synthetic gas (whether in liquid or gaseous state).

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Income Taxes” means any Tax (however denominated) imposed on or measured by reference to overall gross or net income or receipts, and withholding, franchise, net worth, alternative minimum, capital and similar Taxes imposed in lieu of such a Tax.

“Indebtedness” means, of any Person, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) payment obligations due and owing under any interest rate, currency swap or other hedging agreement or arrangement, (d) obligations under any performance bond or letter of credit, but only to the extent drawn or called on or prior to the Closing Date, (e) debt provided by a third-party secured by an Encumbrance on such borrower’s assets, (f) deferred purchase price or earn-out liabilities for prior acquisitions, (g) deposits received in advance, (h) obligations for the deferred purchase price of property or services, (i) obligations with respect to operating leases and capital leases in accordance with IFRS16 (including, without limitation, all obligations for related prepayment fees, penalties, costs, or expenses); provided that, with respect to Closing Indebtedness, the lease liability on the Singapore office lease will be included even if IFRS16 would otherwise exclude such liability, (j) underfunded pension Liabilities, (k) accruals for severance payments, retention payments, bonus payments or other similar compensation, together with any employment, payroll, withholding or similar Taxes payable in connection therewith (to the extent not included in the Company Transaction Expenses), in each case, accrued through the Closing, provided that Seller shall not be responsible for severance or retention compensation due to, or resulting from, (A) new agreements established by Buyer, or (B) decisions of Buyer, including decisions to modify employment terms in a manner giving rise to constructive dismissal under applicable Law, (l) Stretched Payables, (m) Aged Credit Balances, (n) guarantees, penalties, premiums, late charges, penalties and collection fees, in each case to the extent actually enforced, drawn or incurred, as applicable, with respect to any indebtedness of any other Person of a type described in clauses (a) through (j) above, (o) Pre-Closing Taxes, and (p) for clauses (a) through (o) above, all accrued interest thereon, if any. For the avoidance of doubt and notwithstanding the foregoing, Indebtedness shall not include (i) trade payables or accrued expenses included in Working Capital, other than Stretched Payables, (ii) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled as of the Closing Date, (iii) any liabilities included in the calculation of Current Liabilities in the determination of Closing Working Capital, (iv) any intercompany liabilities of the Group Companies (excluding intercompany indebtedness of any Group Company owing to Seller or its Affiliates (other than another Group Company)), (v) any Indebtedness incurred by Buyer and its Affiliates (and subsequently assumed by the Company or any Company Subsidiary) on the Closing Date, (vi) any endorsement of negotiable instruments for collection in the ordinary course of business, (vii) any deferred revenue or customer deposits, (viii) any liability under any Contract, agreement or other arrangement (other than this Agreement and the Related Agreements) between the Company or any Company Subsidiary, on the one hand, and Buyer or any of its Affiliates, on the other hand, or (ix) Company Transaction Expenses.

“Indemnification Claim” means written notice that the Indemnified Party shall deliver to the Party from which indemnification is sought as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event that may give rise to Losses for which indemnification may be sought under Article 10.

“Indemnified Party” means the Person pursuing, or having the right to pursue, an Indemnification Claim under Article 10.

“Intellectual Property” means all proprietary, industrial and intellectual property rights, under the Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including (i) industrial designs, utility models, patents, patent applications, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof, (ii) trademarks and service marks, trade names, logos, URLs and Internet domain names, other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing), (iii) copyrights, database rights and rights in works of authorship, including computer software programs, and all applications, registrations and renewals in connection therewith, and (iv) rights in inventions, proprietary know-how, confidential business information, trade secrets, techniques, procedures, and processes.

“IT Systems” means (i) all computing and/or communications systems and equipment, including any internet, intranet, extranet, e-mail, or voice mail systems and the hardware associated with such systems, (ii) all software, the tangible media on which it is recorded (in any form) and all supporting documentation, data and databases, and (iii) all peripheral equipment related to the foregoing, including printers, scanners, switches, routers, network equipment, and removable media.

“Jones Act” means, collectively, the U.S. citizenship and cabotage Laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, relating to the ownership and operation of U.S.-flag vessels in the U.S. Coastwise Trade.

“Knowledge” means, (a) when used with respect to Buyer, the actual knowledge, after due inquiry, of the individuals listed on Section 1.1(a) of the Buyer Disclosure Schedules, and (b) when used with respect to Seller, the actual knowledge, after due inquiry, of the individuals listed on Section 1.1(a) of the Seller Disclosure Schedules; provided that, when used with respect to a Non-Controlled Company, “Knowledge” shall mean the actual knowledge of the individuals listed on Section 1.1(a) of the Seller Disclosure Schedules.

“Law” means any local, municipal, county, state, provincial, federal, foreign or other law (including common law), statute, regulation, ordinance, rule, policy, guidance, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Liability” with respect to any Person, means any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, including any liability for Taxes, and whether or not the same is required to be accrued on the financial statements of such Person.

“Loss” means, collectively, all actual and out-of-pocket losses, costs, damages, claims, Taxes, fines, fees, penalties, liabilities, judgments, actions, obligations, settlement payments or expenses, including reasonable out-of-pocket and documented fees and expenses of outside attorneys, and pursuing any insurance providers for indemnifiable claims hereunder; provided that “Losses” shall not include exemplary or punitive damages, damages based on multiples or Unforeseeable Losses except to the extent exemplary or punitive damages or Unforeseeable Losses are awarded to a third party.

“Non-Controlled Company” means any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity in which any Group Company holds an equity ownership interest of at least 5% and less than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity and of which the specified Person does not control the management.

“Non-Controlled Company Interests” means the shares of capital stock of, or other equity or voting interest in, a Non-Controlled Company that are owned, directly or indirectly, beneficially and of record, by any Group Company.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means the articles of amalgamation, articles of incorporation, certificate of incorporation, memorandum of association, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, continuation or organization of a Person, including any amendments thereto.

“Party” means any of the Company, Seller and Buyer.

“Permit” means a license, permit, franchise, certification, approval or other authorization or registration of any Governmental Authority including all amendments, extensions, modifications and renewals thereof.

“Permitted Encumbrances” means (i) Encumbrances disclosed in the Financial Statements or any schedules to this Agreement; (ii) Encumbrances for current period Taxes, assessments and other government charges not yet due and payable and for which adequate reserves have been established in accordance with IFRS; (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances arising in the ordinary course of business of the Company and the Company Subsidiaries consistent with past practice which are not yet due and payable and that are not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, will not cause a material adverse event or materially and adversely affect the continued use or operation of any asset of the Company or any of its Subsidiaries or any portion of the business; (iv) Encumbrances relating to the transferability of securities under applicable securities Laws; (v) Encumbrances securing rental payments under capitalized leases not yet due and payable; (vi) Encumbrances in favor of the lessors under the Leases, or encumbering the interests of such lessors (or other holders of superior interests) in real property which does not materially impair the use of such property for the purposes for which it is held by the Company or by any Company Subsidiary; (vii) Encumbrances that arise under building codes or zoning, land use and other similar Laws and that are not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole; (viii) imperfections of title, easements, covenants, rights-of-way and other Encumbrances, whether recorded or referred to in an applicable lease or unrecorded, that do not materially detract from the current use of the applicable real property; (ix) licenses of Intellectual Property rights; (x) in the case of the real property, leases or subleases to third parties, to the extent listed in Section 5.18 of the Seller Disclosure Schedules; (xi) any right, title or interest of a lessor, sublessor or licensor under any of the Leases; (xii) Encumbrances incurred in the ordinary course of business securing obligations or liabilities that are not material to the Company and the Company Subsidiaries, taken as a whole; (xiii) Encumbrances with respect to securities pursuant to or reflecting applicable Organizational Documents of any Person, and (xiv) Encumbrances listed in Section 1.1(b) of the Seller Disclosure Schedules.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Personal Information” means (i) information that identifies an individual, device or household (e.g., name, address, telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, device or household, including any internet protocol address or other persistent identifier, and (iii) any other, similar information or data regulated by privacy or data security Laws.

“Pre-Closing Tax Period” means all taxable periods beginning before and ending on or before the Closing Date.

“Pre-Closing Taxes” means any and all Taxes (a) imposed on the Company or any Company Subsidiary or for which the Company or any Company Subsidiary may otherwise be liable for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 7.9(b)); (b) resulting from a breach of the representations and warranties set forth in Section 5.12 (determined without regard to any materiality or Knowledge qualifiers or any scheduled items) or a breach by Seller of any covenant set forth in Section 7.9; (c) of any Consolidated Group (or any member thereof, other than the Company or any Company Subsidiary) of which the Company or any Company Subsidiary (or any predecessor of the Company or any Company Subsidiary) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502‑6(a) or any analogous or similar non-U.S. or U.S. state or local Law; (d) of any other Person for which the Company or any Company Subsidiary is or has been liable as a transferee or successor, by Contract or otherwise, resulting from events, transactions or relationships occurring or existing prior to the Closing; (e) resulting from the transactions described in Section 7.14; or (f) that are Transfer Taxes.

“Privacy/Data Security Requirements” means (a) all Laws governing the receipt, collection, use, storage, handling, sharing, use, disclosure, transfer or other processing of Personal Information or the security of the Company’s IT Systems or data, including the following Laws and their implementing regulations: the Personal Data Protection Act of 2012, as amended, the General Data Protection Regulation (EU) 2016/679, any applicable Laws concerning requirements for website and mobile application privacy policies and practices, and Laws governing online marketing or telemarketing, (b) the Company’s external privacy policies, (c) the requirements of any agreements or codes of conduct to which the Company is bound by related to the receipt, collection, use, storage, handling, sharing, use, disclosure, transfer or other processing of Personal Information or the security of the Company’s IT Systems or data, and (d) to the extent the Company purports to adhere to any other industry standards, such other industry standards.

“Registration Rights Agreement” means that certain Registration Rights Agreement, which provides for the registration and re-sale of the Buyer Common Stock issuable upon exercise of such Buyer Warrants, by and between Seller and Buyer, dated as of the Closing Date, substantially in the form attached hereto as Exhibit F.

“Related Agreements” means the Related Key Agreements and all certificates, instruments and other documents executed by any party to this Agreement pursuant to or in connection with the transactions contemplated by this Agreement.

“Related Key Agreements” means the Warrant Agreement, the Registration Rights Agreement, the Transition Services Agreement, and Transitional Trademark License Agreement.

“Related Party Contract” shall mean any Contract between any Group Company or Non-Controlled Company, on the one hand, and Seller or any of its Affiliates (other than any Group Company or Non-Controlled Company), on the other hand.

“Relevant Governmental Authority” means the Governmental Authority of a nation in which any of the Group Companies or Non-Controlled Companies has, or had within the past five years, a physical presence or operations, or from which any of the Group Companies or Non-Controlled Companies has derived revenue within the past five years, a public international organization or a state-owned corporation with which a Group Company is party to a Contract.

“Representative” means, with respect to any Person, any director, manager, officer, agent, employee, general partner, member, stockholder, counsel, accountants, internal or external advisor or other representative of such Person.

“Restricted Affiliates” means Seller Parent and its Subsidiaries, other than the Group Companies.

“Retained Assets” means the assets set forth on Section 7.14 of the Seller Disclosure Schedules.

“Retained Identified Liabilities” means any Retained Liabilities described in clauses (a), (c), (d), (e), (i) and (j) of the definition of Retained Liabilities.

“Retained Liabilities” means any Liabilities of the Seller or the Group Companies: (a) to the extent relating to or arising out of the Retained Assets; (b) in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the business of the Group Companies to the extent such Action relates to such operation on or prior to the Closing Date; (c) any trade accounts payable of the Group Companies which constitute intercompany payables owing to Seller or its Affiliates (other than the Group Companies and Non-Controlled Companies); (d) any Liabilities associated with intercompany Indebtedness owing to Seller or its Affiliates (other than the Group Companies and Non-Controlled Companies); (e) any Liabilities associated with Indebtedness of Seller or its Affiliates (other than the Group Companies and Non-Controlled Companies), including guarantees thereof; (f) any Environmental Claims or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing, and accruing on or prior to the Closing; (g) any Liabilities of Seller or any Group Companies for, owed to, or arising from the employment or engagement of, any former employees, officers, directors, retirees, workers, independent contractors or consultants of Seller and its Affiliates, including, without limitation, any Liabilities associated with any claims for wages, compensation, or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments, in each case to the extent earned or payable on or prior to the Closing and not included in the Company Transaction Expenses or Closing Indebtedness, provided that Seller shall not be responsible for severance or retention compensation due to, or resulting from (A) new agreements established by Buyer, or (B) decisions of Buyer, including decisions to modify employment terms in a manner giving rise to constructive dismissal under applicable Law; (h) any Liabilities under any Contracts, to the extent such Liabilities arise out of or relate to a breach by Seller or the Group Companies of such Contracts on or prior to Closing; (i) Liabilities with respect to vessel disposals to third parties prior to the Closing; and (j) listed on Section 7.14 of the Seller Disclosure Schedules.

“Sanctioned Jurisdiction” means any country, state, territory, or region which is subject to U.S. comprehensive economic or trade restrictions under applicable Customs & International Trade Laws and Sanctions, which may change from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and certain regions of Ukraine).

“Sanctioned Party” means (a) any individual, entity, or government that is designated under or the subject of any applicable Sanctions administered by a Governmental Authority with jurisdiction over the Group Companies or the Non-Controlled Companies, including but not limited to the Specially Designated Nationals and Blocked Persons List (“SDN List”), Foreign Sanctions Evaders List, or Sectoral Sanctions Identifications List (“SSI List”) of OFAC; the Denied Persons, Entity, or Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security; the Debarred List of the U.S. Department of State’s Directorate of Defense Trade Controls; any list of sanctioned persons administered and maintained by the U.S. Department of State relating to nonproliferation, terrorism, Cuba, Iran, or Russia; and any similar lists of other applicable jurisdictions; or (b) any individual or entity that is 50% or more owned, directly or indirectly, by one or more individuals or entities in the aggregate who are designated on the SDN List or SSI List.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by: (a) the United States (including, without limitation, OFAC, the U.S. Department of Commerce, the U.S. Department of State and any other agency of the U.S. government); (b) the United Nations Security Council; (c) the European Union; (d) Canada; (e) the United Kingdom; or (f) any other applicable jurisdiction with a sanctions or trade embargo regime.

“SEC” means the United States Securities and Exchange Commission.

“Seller Fundamental Representations” means the representations and warranties of Seller contained in Sections 4.1 (Organization), Section 4.2 (Binding Obligation), Section 4.5 (The Shares) and Section 4.7 (Brokers).

“Seller Indemnified Group” means Seller and its Affiliates (which, on and after the Closing, shall not include the Group Companies or the Non-Controlled Companies) and their respective members, managers, partners, shareholders, officers, directors, agents, and each other Person, if any, who controls or may control Seller, within the meaning of the Securities Act.

“Seller Name and Marks” means the names and marks of Seller and its Affiliates set forth on Section 1.2 of the Transitional Trademark License Agreement, either alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words.

“Seller Parent” means Swire Pacific Limited.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Stretched Payable” means any accounts payable that remains unpaid ninety (90) calendar days or more after the invoice due date, but not including any outstanding amounts due among the Group Companies.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity or of which the specified Person controls the management; provided, however, that the term “Subsidiary” shall exclude Non-Controlled Companies and Cadeler A/S and its wholly-owned Subsidiaries.

“Tax” or “Taxes” means (a) all taxes, duties, fees, premiums, levies, imposts, and similar governmental charges or assessments, imposed by or under the authority of any Governmental Authority or payable under any applicable Law, including any estimated tax payments, installments, interest, penalties, fines or additions thereto, whether or not disputed, and including those levied on, or measured by, or referred to as income, gross receipts, profits, capital, land transfer, real property gains, goods and services, harmonized, sales, use, business, property, development, employer health, employee’s income withholding, foreign or domestic withholding, social services, health, education, surtaxes, import and export, countervail, anti-dumping, transfer, registration, license, payroll, employment, excise, severance, stamp, occupation and occupancy, premium, windfall profits, environmental, customs duties, capital stock, franchise, withholding, social security (or similar), unemployment, disability, real property, personal property, value-added, alternative add-on minimum and all employment insurance, health insurance and other government pension plan premiums and contributions, payment for unclaimed property or escheatment, fee, assessment, levy, secondary liability, tariff, charge or duty; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a Consolidated Group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of Law or any express or implied obligation to indemnify any other Person.

“Tax Returns” means any return (including any information return), report, statement, information statement, schedule, notice, form, declaration, claim for refund, election, designation or any other document or information filed with or submitted to, or required to be supplied to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, including supporting schedules, records and statements required to be filed with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Transition Services Agreement” means that certain transition services agreement, to be dated as of the Closing Date, substantially in the form attached hereto as Exhibit C.

“Transitional Trademark License Agreement” means that certain transitional trademark license agreement, to be dated as of the Closing Date, substantially in the form attached hereto as Exhibit E.

“Unforeseeable Loss” means a Loss arising from a breach of any representation, warranty, covenant or other agreement under this Agreement that does not directly and naturally result from the ordinary course of events but instead arises from special circumstances not within the reasonable contemplation of the Parties as of the date hereof and is not reasonably foreseeable as of the date hereof.

“U.S. Citizen” means a Person that is a citizen of the United States within the meaning of the Jones Act, eligible and qualified to own and operate U.S.-flag vessels in the U.S. Coastwise Trade.

“U.S. Coastwise Trade” shall mean the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of Chapter 551 of Title 46 of the United States Code.

“Warrant Agreement” means that certain Warrant Agreement to be dated as of the Closing Date substantially in the form attached hereto as Exhibit D, as may be amended or modified in accordance with Section 7.12(e).

“Working Capital” means, at any date, all Current Assets minus all Current Liabilities as of such date. Notwithstanding anything to the contrary herein, Working Capital shall exclude amounts included in Closing Cash, Company Transaction Expenses, Closing Indebtedness, Retained Assets and Retained Liabilities.

“Working Capital Overage” means the amount (expressed as a positive number), if any, by which the Closing Working Capital exceeds the Working Capital Target Amount.

“Working Capital Target Amount” means an amount equal to $29,500,000.

“Working Capital Underage” means the amount (expressed as a positive number), if any, by which the Working Capital Target Amount exceeds the Closing Working Capital.

1.2    Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section
Accounting Firm	2.4(b)
Agreement	Preamble
Applicable Accounting Requirements	7.11(a)
Benefit Plan	5.14(a)
Buyer	Preamble
Buyer Disclosure Schedules	Article 6
Buyer Guaranteed Obligations	12.16
Buyer	Preamble
Buyer SEC Documents	6.8(a)
Cap	10.4(a)
Charter	5.24(a)
Closing	3.1
Closing Date	3.1
Company	Preamble
Company Intellectual Property	5.8(a)
Company Permit	5.13

Term	Section
Company Plan	5.14(a)
Company Subsidiary	5.3(a)(i)
Continuing Employees	7.4(a)
Deal Advisors	7.8(a)
Deductible	10.4(a)
Diligence and Other Company Information	6.14(c)
Direct Claim	10.5(c)
Disclosure Schedules	12.6(a)
D&O Indemnified Party	7.7(a)
Eligible Claim Threshold	10.4(a)
Equitable Exceptions	4.2
Estimated Cash Consideration	2.1(b)
Estimated Closing Cash	2.2
Estimated Closing Indebtedness	2.2
Estimated Company Transaction Expenses	2.2
Estimated Working Capital Overage	2.2
Estimated Working Capital Underage	2.2
Excess	2.4(e)(i)
Existing Representation	7.8(a)
Financial Assurances	7.17
Final Cash Consideration	2.1(b)
Indemnified Party	10.5
Indemnifying Party	10.5
Insurance Policies	5.17
Insurance Policy	5.17
Leased Real Property	5.18(a)
Leases	5.18(a)
Maritime Guidelines	5.24(d)
Material Contracts	5.10(a)
Non-Controlled Company Contracts	5.10(b)
Notice of Disagreement	2.4(b)
Payoff Letters	7.16
Post-Closing Statement	2.4(a)
Post-Signing Financial Statements	7.11(b)
Pre-Closing Parties	7.8(b)
Pre-Closing Privileges	7.8(b)
Pre-Closing Statement	2.2
PWC	7.11(b)
Related Parties	12.15
Restricted Business	7.19(b)
Restricted Territory	7.19(b)
Securities Act	4.8
Seller	Preamble
Seller Disclosure Schedules	Article 4
Seller Parties	7.8(a)

Term	Section
Shares	Recitals
Shortfall	2.4(e)(ii)
Tax Comment Period	7.9(a)
Termination Date	11.1(d)
Third Party Claim	10.5(a)
Transfer Taxes	7.9(d)
USCG Application	7.12(e)
USCG Determination	7.12(e)
Unresolved Matter	2.4(b)
Vessels	5.24(a)
Warrant Consideration	2.1(b)

1.3    Interpretive Provisions. Unless the express context otherwise requires:

(a)    the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)    terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)    the terms “Dollars” and “$” mean United States Dollars;

(d)    references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)    wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)    references herein to any gender shall include each other gender;

(g)    references to “written” or “in writing” include in electronic form;

(h)    references herein to any Person shall include any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof);

(i)    references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (i) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(j)    references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(k)    references herein to any Contract (including this Agreement) or Law mean such Contract or Law as amended, supplemented or modified from time to time in accordance with the terms thereof;

(l)    with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(m)    any reference to “days” shall mean calendar days unless Business Days are expressly specified;

(n)    references herein to “Eastern Time” shall mean Eastern Standard Time or Eastern Daylight Time, whichever shall be in effect at the time in question;

(o)    references herein to any Law or any license mean such Law or license as in effect on the date hereof;

(p)    references herein to “date hereof” and “date of this Agreement” mean the date first written above;

(q)    references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(r)    the word “or” shall be disjunctive but not exclusive;

(s)    the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if;”

(t)    for purposes of all calculations in this Agreement, foreign currencies shall be converted into U.S. dollars at the applicable exchange rate (obtained from the Wall Street Journal using the closing aggregated spot rate as of 11:59 PM Eastern Time) on the applicable date as of the Business Day prior to such calculations or delivery of statements requiring such calculations;

(u)    if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(v)    references to “applicable” Law or Laws with respect to a particular Person, thing or matter mean only such Law or Laws as to which the Governmental Authority that enacted, promulgated, approved, entered, or authorized such Law or Laws has jurisdiction over such Person, thing or matter at the relevant times.

ARTICLE 2

CALCULATION OF PURCHASE PRICE AND PAYMENT

2.1    Purchase and Sale of the Shares.

(a)    At the Closing provided for in Article 3, upon the terms and subject to the conditions of this Agreement, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Encumbrances, other than Encumbrances under applicable securities Laws, in consideration for the payments and other consideration set forth in this Agreement.

(b)    The aggregate purchase price for the Shares shall consist of 8,100,000 Buyer Warrants (the “Warrant Consideration”) and cash determined in accordance with, and subject to the adjustments set forth in, this Article 2. The “Estimated Cash Consideration” shall be equal to (i) $42,000,000, plus (ii) the sum of (A) the Estimated Working Capital Overage, if any, and (B) the Estimated Closing Cash, minus (iii) the sum of (A) the Estimated Working Capital Underage, if any, (B) the Estimated Company Transaction Expenses, and (C) the Estimated Closing Indebtedness, if any. The Estimated Cash Consideration shall be subject to adjustment following the Closing pursuant to Section 2.4 (as so adjusted, the “Final Cash Consideration”).

2.2    Pre-Closing Statement. At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer (i) a statement (the “Pre-Closing Statement”) setting forth its good faith estimate of the (A) Closing Working Capital and the resulting Working Capital Overage (the “Estimated Working Capital Overage”) or Working Capital Underage (the “Estimated Working Capital Underage”), as applicable, (B) Closing Cash (the “Estimated Closing Cash”), (C) Closing Indebtedness (the “Estimated Closing Indebtedness”), (D) Company Transaction Expenses (the “Estimated Company Transaction Expenses”), and (E) the resulting Estimated Cash Consideration, in each case calculated consistently with the terms of this Agreement and the methodologies set forth herein, and (ii) reasonable documentation supporting the Pre-Closing Statement.

2.3    Closing Actions. At the Closing, the following actions shall be taken:

(a)    Buyer shall deliver or cause to be delivered:

(i)    to Seller, the Warrant Consideration by book-entry registration;

(ii)    to Seller, the Estimated Cash Consideration by wire transfer of immediately available funds to such bank account(s) designated in writing by Seller at least two (2) Business Days prior to the Closing Date;

(iii)    by wire transfer of immediately available funds to such bank account(s) designated in writing by each Person to whom any portion of (A) the Company Transaction Expenses is owed (such designation(s) to be made at least two (2) Business Days prior to the Closing Date), an amount in cash equal to the portion of the Company Transaction Expenses owing to such Person and (B) the Closing Indebtedness is owed (such designation(s) to be made at least two (2) Business Days prior to the Closing Date), an amount in cash equal to the portion of the Closing Indebtedness owing to such Person;

(iv)    to Seller, the Transition Services Agreement, duly executed by Buyer;

(v)    to Seller, the Registration Rights Agreement, duly executed by Buyer; and

(vi)    to Seller, the Transitional Trademark License Agreement, duly executed by Buyer.

(b)    Seller shall deliver or cause to be delivered:

(i)    to Buyer, certificate or certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer;

(ii)    to Buyer, copies of (i) the certified Organizational Documents of each Group Company, including all amendments thereto, and (ii) resolutions adopted by the Board of Directors of the Company and Seller (or similar governing body) authorizing and approving the execution and delivery of this Agreement and the Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, each certified as true and correct and in full force and effect by an officer of the Company;

(iii)    to Buyer, resolutions adopted by the Board of Directors, resignations or documents evidencing the removal of those officers, directors and managers of the Group Companies identified in writing by Buyer at least five (5) Business Days prior to the Closing Date;

(iv)    to Buyer, a payoff letter in customary form for payment in full and release of all obligations and liabilities with respect to any Indebtedness due from any Group Company;

(v)    to Buyer, the Registration Rights Agreement, duly executed by Seller;

(vi)    to Buyer, the Transition Services Agreement, duly executed by Seller and any applicable Affiliates of Seller;

(vii)    to Buyer, the Transitional Trademark License Agreement, duly executed by an Affiliate of Seller; and

(viii)    to Buyer, an agreement countersigned by Seller Parent, assigning all of its rights and obligations under the Confidentiality Agreement to the extent related to confidential information regarding the Group Companies and the Non-Controlled Companies to Seller, effective as of the Closing.

2.4    Purchase Price Adjustment.

(a)    Within one hundred twenty (120) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Post-Closing Statement”) of its calculation of the (i) Closing Working Capital and the resulting Working Capital Overage or Working Capital Underage, (ii) Closing Cash, (iii) Closing Indebtedness, (iv) Company Transaction Expenses, and (v) resulting Final Cash Consideration, including reasonable documentation supporting the Post-Closing Statement, and in each case calculated consistently with the terms of this Agreement and the methodologies set forth herein. Buyer shall not amend, supplement or modify the Post-Closing Statement following its delivery to Seller, except in accordance with the resolution of difference provisions of Section 2.4(b).

(b)    The Post-Closing Statement shall become final and binding upon the Parties on the thirtieth (30th) day following the date on which the Post-Closing Statement was delivered to Seller, unless Seller delivers written notice of its disagreement with the Post-Closing Statement (a “Notice of Disagreement”) to Buyer prior to such date; provided, however, that if Buyer has not materially complied with its obligations under Section 2.4(f), the deadline for a Notice of Disagreement will be tolled until Buyer materially complies with Section 2.4(f). If a Notice of Disagreement is received by Buyer in a timely manner, then the Post-Closing Statement (as revised in accordance with this sentence) shall become final and binding upon the Parties on the earlier of (i) the date Buyer and Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the thirty (30)-day period following the delivery of a Notice of Disagreement, Buyer and Seller shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such thirty (30)-day period Buyer and Seller have not resolved in writing the matters specified in the Notice of Disagreement, Buyer and Seller shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration, in accordance with the standards set forth in this Section 2.4, only matters that remain in dispute (the “Unresolved Matters”). The Accounting Firm shall be KPMG Asia or, if such firm is unable or unwilling to act, such other internationally recognized independent public accounting firm as shall be agreed upon by Buyer and Seller in writing, and Buyer and Seller shall enter into a customary engagement letter with, and to the extent necessary each party to this Agreement and its Affiliates will waive any conflicts with, the Accounting Firm at the time such dispute is submitted to the Accounting Firm and shall cooperate with the Accounting Firm in connection with its determination pursuant to Section 2.4(c). Within five (5) Business Days after the expiration of such thirty (30)-day period, each of Buyer and Seller may deliver to the Accounting Firm its response to the other’s position on the Unresolved Matters; provided that it delivers a copy thereof substantially simultaneously to the other.

(c)    Buyer and Seller shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the Unresolved Matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The Accounting Firm is not to make any determination regarding (i) whether the Working Capital Target Amount is or was correct, (ii) the accuracy of the representations and warranties set forth in this Agreement or (iii) compliance by any Party with any of its covenants in this Agreement. The Accounting Firm’s decision shall be based solely on written submissions by Buyer and Seller and their respective Representatives and not by independent review and shall be final and binding on all of the Parties. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(d)    The up-front engagement fees and expenses of the Accounting Firm incurred pursuant to this Section 2.4 in connection with a dispute regarding the Post-Closing Statement shall initially be borne fifty percent (50%) by Seller, on the one hand, and fifty percent (50%) by Buyer, on the other hand, provided that all such fees, costs and expenses shall ultimately be borne in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by Seller and Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. For example, if Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Accounting Firm ultimately resolves the dispute by awarding to Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., 300 ÷ 1,000) to Buyer and 70% (i.e., 700 ÷ 1,000) to Seller. For the avoidance of doubt, all fees, costs and expenses incurred by the Parties in connection with resolving any dispute related to determining the Final Cash Consideration before the Accounting Firm has been engaged shall be borne by the Party incurring such fee, cost or expense.

(e)    After the Post-Closing Statement has become final and binding on the Parties, the following shall occur:

(i)    If the Final Cash Consideration is greater than the Estimated Cash Consideration (the absolute value of their difference, the “Excess”), then within three (3) Business Days after the determination of the Final Cash Consideration, Buyer shall pay Seller an amount equal to the Excess, by wire transfer of immediately available funds.

(ii)    If the Final Cash Consideration is less than the Estimated Cash Consideration (the absolute value of their difference, the “Shortfall”), then within three (3) Business Days after the determination of the Final Cash Consideration, Seller shall pay Buyer an amount equal to the Shortfall, by wire transfer of immediately available funds.

(iii)    Upon payment of the amounts provided in this Section 2.4(e), except in the case of Fraud, none of the Parties may make or assert any claim under this Section 2.4 for any matter included in the calculation or adjustment of Closing Working Capital, Closing Cash, Closing Indebtedness, Company Transaction Expenses or the Final Cash Consideration; provided that Seller shall remain liable for (A) Pre-Closing Taxes in excess of the amounts included in Closing Indebtedness as provided in Sections 7.9 and 10.2 and (B) Company Transaction Expenses in excess of the amount of Company Transaction Expenses included in the Post-Closing Statement as provided in Section 10.2.

(f)    No actions taken by Buyer on its own behalf or on behalf of the Company or the Company Subsidiaries, on or following the Closing Date shall be given effect for purposes of determining the Closing Working Capital, Closing Cash, Closing Indebtedness, Company Transaction Expenses or Final Cash Consideration. During the period of time from and after the delivery of the Post-Closing Statement to Seller through the final determination of the Final Cash Consideration in accordance with this Section 2.4, Buyer shall afford, and shall cause the Company and the Company Subsidiaries to afford, to Seller and any accountants, counsel or financial advisers retained by Seller in connection with the review of the Post-Closing Statement in accordance with this Section 2.4, direct access during normal business hours upon reasonable advance notice to all the properties, books, Contracts, personnel, Representatives (including the Company’s accountants) and records of the Company, the Company Subsidiaries and such Representatives (including the work papers of the Company’s accountants) relevant to the review of the Post-Closing Statement and Buyer’s determination of the Closing Working Capital, Closing Cash, Closing Indebtedness, Company Transaction Expenses and Final Cash Consideration in accordance with this Section 2.4.

(g)    Any payments made pursuant to this Section 2.4 shall be treated as an adjustment to the purchase price by the Parties for Tax purposes.

2.5    Withholding Taxes. Notwithstanding any other provision in this Agreement, Buyer, Seller, and the Group Companies shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by Law, and to collect any necessary Tax forms, including an applicable IRS Form W-8, or any similar information, from Seller or any other Person. To the extent that amounts are withheld and paid to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Person in respect of which such deduction and withholding was made. To the extent that Buyer, Seller or any of the Group Companies, as the case may be, becomes aware of any applicable withholding Taxes (other than with respect to amounts treated as wages under any applicable Tax Law or attributable to the failure to deliver an applicable withholding certificate following any request therefor), Buyer, Seller and/or the applicable Group Companies shall use commercially reasonable efforts to provide reasonable advance notice of such anticipated withholding to the other Parties. The Parties agree to reasonably cooperate to eliminate or minimize amounts payable under this Agreement subject to withholding.

ARTICLE 3

THE CLOSING

3.1    Closing; Closing Date. The closing of the sale and purchase of the Shares contemplated hereby (the “Closing”) shall take place at either (x) the offices of Holland & Knight LLP, 31 West 52nd Street, New York, New York 10019, or (y) by teleconference or through electronic exchange of transaction documents in portable document format by facsimile or electronic mail, in either case at 9:00 a.m. Eastern Time, on the second (2nd) Business Day after the date that all of the conditions to the Closing set forth in Article 8 and Article 9 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date that Seller and Buyer may agree in writing. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATED TO SELLER

Except as set forth in the Disclosure Schedules delivered by Seller to Buyer, dated as of the date hereof (the “Seller Disclosure Schedules”) (it being understood that the disclosure of any matter, information, item or other disclosure in any Section of the Seller Disclosure Schedules (whether or not an explicit cross-reference appears) shall be deemed to be disclosure with respect to any representation or warranty made in this Article 4 to the extent that it is reasonably apparent from the face of such disclosure that such matter, information, item or other disclosure in such Section of the Seller Disclosure Schedules is relevant to such other representation or warranty made in this Article 4), Seller hereby represents and warrants to Buyer as follows:

4.1    Organization. Seller is a limited company duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of Bermuda, and has all requisite power and authority to own its properties and assets and to conduct its business as it is now conducted. Seller is duly qualified or licensed to do business and in good standing in each jurisdiction where the actions to be performed by it hereunder makes such qualification, licensing or good standing necessary, except in those jurisdictions where the failure to be so qualified, licensed or in good standing would not reasonably be expected to adversely and materially affect its ability to perform its obligations under this Agreement or the Related Agreements to which it is a party.

4.2    Binding Obligations. Seller has all requisite authority and power to execute, deliver and perform this Agreement and each Related Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance by Seller of this Agreement and each Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Seller and no other proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement and each Related Agreement to which it is a party by Seller. This Agreement has been, and each Related Agreement to which Seller is (or will be) a party has been or will be at Closing, duly executed and delivered by Seller and assuming that this Agreement constitutes the legal, valid and binding obligations of Buyer, constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, arrangement or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; or (ii) general principles of equity (collectively, the “Equitable Exceptions”).

4.3    No Defaults or Conflicts. The execution and delivery of this Agreement and the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby by Seller, and performance by Seller of its obligations hereunder and thereunder, (i) do not conflict with or result in any violation of the Organizational Documents of Seller; (ii) except as set forth in Section 4.3 of the Seller Disclosure Schedules, do not, conflict with, result in a breach of any of the terms or provisions of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, or require the consent, notice or other action by any Person under any material Contract or instrument to which Seller is a party or by which Seller is bound or to which Seller’s properties are subject; (iii) do not violate any existing applicable Law, judgment, order or decree of any Governmental Authority having jurisdiction over Seller or any of Seller’s properties and (iv) will not result in the imposition of any Encumbrance on the Shares; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that, individually or in the aggregate, would not reasonably be expected to materially impair Seller’s ability to consummate the transactions contemplated hereby.

4.4    No Governmental Authorization Required. Except for applicable requirements of Antitrust Laws or as otherwise set forth in Section 4.4 of the Seller Disclosure Schedules, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by Seller in connection with the due execution, delivery and performance by Seller of this Agreement and any Related Agreement, and the consummation by Seller of the transactions contemplated hereby and thereby.

4.5    The Shares. Seller is the record and beneficial owner of all of the issued and outstanding Shares and Seller has good and valid title to the Shares, free and clear of all Encumbrances, except (i) Permitted Encumbrances against the Shares all of which will be discharged on or prior to the Closing Date, (ii) Encumbrances on transfer imposed under applicable securities Laws, (iii) Encumbrances created in accordance with this Agreement or the Related Agreements and the transactions contemplated hereby and thereby or (iv) Encumbrances created by Buyer’s or its Affiliate’s acts as of the Closing. Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon sale of the Shares to Buyer at the Closing, and upon receipt of the Estimated Cash Consideration payable to Seller pursuant to Section 2.1 and the other payments contemplated herein, good and valid title to the Shares will pass to Buyer, free and clear of any Encumbrances, other than those arising from acts of Buyer or its Affiliates and Encumbrances on transfer imposed under applicable securities Laws.

4.6    Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Seller, threatened against Seller, before any Governmental Authority which seeks to prevent Seller from consummating the transactions contemplated by this Agreement or that is reasonably likely to prevent, materially delay, make illegal or otherwise materially interfere with the ability of Seller to consummate any of the transactions contemplated by this Agreement.

4.7    Brokers. No broker, finder or other Person is entitled to any commission or finder’s fee from or on behalf of Seller or any Group Company in connection with this Agreement or with the transactions contemplated by this Agreement.

4.8    Investment Purpose. Seller is (a) an experienced and knowledgeable investor, (b) able to bear the economic risks of the acquisition and ownership of the Buyer Warrants and the underlying Buyer Common Stock, including the complete loss of such investment, and (c) is capable of evaluating (and has evaluated) the merits and risks of investing in the Buyer Warrants and the underlying Buyer Common Stock and its acquisition and ownership thereof. The Buyer Warrants received by Seller hereunder are being obtained by Seller for its own account for investment purposes, and not with a view to any distribution thereof in violation of any applicable securities Laws. Seller understands and acknowledges that no federal or state agency has passed upon the merits or risks of the acquisition and ownership of the Buyer Warrants or the underlying Buyer Common Stock or made any finding or determination concerning the fairness or advisability of such acquisition and ownership. Seller understands and acknowledges that the acquisition and ownership of the Buyer Warrants and the underlying Buyer Common Stock involve risks, including those described in the Buyer SEC Documents and Seller has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of the acquisition and ownership of the Buyer Warrants and the underlying Buyer Common Stock. Seller has considered the suitability of the Buyer Warrants and the underlying Buyer Common Stock as an investment in light of its own circumstances and financial condition and is able to bear the risks associated with an investment in the Buyer Warrants and the underlying Buyer Common Stock, including the total loss of its investment. Seller is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

4.9    Seller’s Reliance; Disclaimer.

(a)    Seller acknowledges and agrees that the representations and warranties made by Buyer in Article 6 and the Related Agreements are the sole and exclusive representations and warranties being made by or on behalf of Buyer or its Affiliates or Representatives and exclusive of any other representations and warranties or any implied warranties or inducements. Seller acknowledges that it has had the opportunity to conduct its due diligence investigation with respect to Buyer and the transactions contemplated by this Agreement.

(b)    Seller acknowledges and agrees on behalf of itself and its Affiliates that it has not relied, and is not relying, on any representations or warranties, express or implied, made or purportedly made (orally or in writing) by Buyer or any of its Representatives, members, equity-holders or Affiliates, or other Persons, except for the representations and warranties expressly set forth in Article 6 and in the Related Agreements, and Seller, on behalf of itself and its Representatives and Affiliates, specifically disclaims reliance upon any other representation or warranty not set forth in Article 6 and the Related Agreements.

(c)    Neither Seller nor any of its Affiliates or Representatives or any other Person has made or is making any representation or warranty (express or implied or written or oral), by, on behalf of, or related to Seller, the Group Companies or the Shares of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article 4, Article 5 or in any Related Agreements to which Seller is a party, and Seller hereby disclaims any such other representations or warranties to the extent not expressly set forth in this Article 4, Article 5 or in any Related Agreement to which Seller is a party, including any representation or warranty as to the accuracy or completeness of any information regarding the Group Companies furnished or made available to the Buyer, its Affiliates or their Representatives (including any Diligence and Other Company Information) or as to the future revenue, profitability or success of the Company or the Company Subsidiaries, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY

Except as set forth in the Seller Disclosure Schedules (it being understood that the disclosure of any matter, information, item or other disclosure in any Section of the Seller Disclosure Schedules (whether or not an explicit cross-reference appears) shall be deemed to be disclosure with respect to any representation or warranty made in this Article 5 to the extent that it is reasonably apparent from the face of such disclosure that such matter, information, item or other disclosure in such Section of the Seller Disclosure Schedules is relevant to such other representation or warranty made in this Article 5), Seller hereby represents and warrants to Buyer as follows:

5.1    Organization and Qualification.

(a)    The Company is a limited company duly incorporated, validly existing and in good standing under the Laws of Bermuda, and has all requisite organizational power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted. Each Company Subsidiary and, to the Knowledge of Seller, each Non-Controlled Company, is duly organized, validly existing and in good standing (or the equivalent) under the Laws of the jurisdiction of its organization, and has all requisite organizational power and authority to own, lease and operate its respective properties and carry on its respective business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b)    The Company, each Company Subsidiary and, to the Knowledge of Seller, each Non-Controlled Company, have been qualified, licensed or registered to transact business as a foreign corporation and are in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of their business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. The Company has delivered to Buyer true and correct copies of the Organizational Documents, in each case as applicable, for the Company, each Company Subsidiary and each Non-Controlled Company, as in effect on the date hereof. None of the Company, any Company Subsidiary or, to the Knowledge of Seller, any Non-Controlled Company, is in material violation of its Organizational Documents.

5.2    Capitalization of the Company.

(a)    Section 5.2(a) of the Seller Disclosure Schedules sets forth a complete and accurate list of the authorized, issued and outstanding equity securities of the Company as of the date hereof. Except as set forth in Section 5.2(a) of the Seller Disclosure Schedules, there are no other equity securities of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights and rights of first refusal), calls or commitments of any character whatsoever, relating to the equity securities of, or other equity or voting interest in, the Company, to which the Company is a party or is bound requiring the issuance, delivery or sale of equity securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the equity securities of, or other equity or voting interest in, the Company to which the Company is a party or is bound. The Company has no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholder of the Company on any matter. There are no Contracts to which the Company is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any equity securities of, or other equity or voting interest in, the Company or (ii) vote, transfer (including Contracts imposing transfer restrictions) or dispose of any equity securities of, or other equity or voting interest in, the Company.

(b)    All of the issued and outstanding Shares are duly authorized, validly issued, fully paid and were issued in accordance with applicable Law, and are owned of record and beneficially by Seller free of any Encumbrances in respect thereto (other than (i) Encumbrances on transfer imposed under applicable securities Law or (ii) Encumbrances created in accordance with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby). None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

5.3    Subsidiaries; Non-Controlled Companies.

(a)    Section 5.3(a) of the Seller Disclosure Schedules sets forth a complete and accurate list as of the date hereof of (i) the name and jurisdiction of formation of each of the Company’s Subsidiaries (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) and each Non-Controlled Company, (ii) the authorized, issued and outstanding capital stock or comparable equity interest, to the extent applicable, of each Company Subsidiary and the number of outstanding shares of capital stock or comparable equity interests, as applicable, of each Company Subsidiary held directly or indirectly by any Group Company, and (iii) with respect to each Non-Controlled Company, to the Knowledge of Seller, the total number of outstanding shares of capital stock or comparable equity interests, as applicable, of such Non-Controlled Company and the percentage ownership interests of such Non-Controlled Company held directly or indirectly by any Group Company, other than, with respect to clauses (ii) and (iii) above, de minimis inaccuracies; provided that any inaccuracy in clause (ii) or (iii) that affects an entity’s categorization as a Company Subsidiary or Non-Controlled Company or with respect to whether an entity is wholly owned by any Group Company shall not be deemed de minimis.

(b)    Except as set forth in Section 5.3(b) of the Seller Disclosure Schedules, each of the outstanding shares of capital stock or comparable equity interest, to the extent applicable, held by a Group Company of each Company Subsidiary and each Non-Controlled Company Interest is duly authorized, validly issued, fully paid and nonassessable and was issued in accordance with applicable Law, and is directly owned of record and beneficially by the Company or a Company Subsidiary, free and clear of any Encumbrances other than (i) Permitted Encumbrances, (ii) Encumbrances on transfer imposed under applicable securities Law and Organizational Documents, (iii) Encumbrances created in accordance with this Agreement or the Related Agreements and the transactions contemplated hereby and thereby and (iv) Encumbrances created by Buyer’s or its Affiliates’ acts from and after the Closing.

(c)    Except as set forth in Section 5.3(c) of the Seller Disclosure Schedules, (i) there is no other capital stock or equity securities of any Company Subsidiary or, to the Knowledge of Seller, any Non-Controlled Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights or rights of first refusal), stock appreciation rights, calls or commitments of any character whatsoever to which any Company Subsidiary or, to the Knowledge of Seller, Non-Controlled Company is a party or may be bound requiring the issuance, delivery or sale of equity securities of any Company Subsidiary or Non-Controlled Company and (ii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the equity securities of, or other equity or voting interest in, any Company Subsidiary or, to the Knowledge of Seller, Non-Controlled Company to which the Company or a Company Subsidiary or Non-Controlled Company is bound. No Company Subsidiary, and, to the Knowledge of Seller, no Non-Controlled Company has any authorized or outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of such Company Subsidiary or Non-Controlled Company on any matter. Except as set forth in Section 5.3(c) of the Seller Disclosure Schedules, there are no Contracts to which the Company or any Company Subsidiary or Non-Controlled Company is a party or by which the Company or any Company Subsidiary or, to the Knowledge of Seller, Non-Controlled Company is bound to (x) repurchase, redeem or otherwise acquire any shares of the capital stock, or other equity or voting interest in, any Company Subsidiary or (y) vote, transfer (including Contracts imposing transfer restrictions) or dispose of any shares of the capital stock, or other equity or voting interest in, any Company Subsidiary or Non-Controlled Company.

(d)    Except as set forth in Section 5.3(d) of the Seller Disclosure Schedules, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock of, or equity ownership or voting interest in, any Person (other than a Company Subsidiary or a Non-Controlled Company).

5.4    Binding Obligation. The Company has all requisite corporate authority and power to execute, deliver and perform this Agreement and the Related Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Related Agreements to which it is party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required organizational action on the part of the Company and no other organizational proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements to which it is party, and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Related Agreements to which it is (or will be) party have been or will be at Closing, duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of Buyer, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

5.5    No Defaults or Conflicts. Except as set forth in Section 5.5 of the Seller Disclosure Schedules, the execution and delivery of this Agreement and the Related Agreements to which it is party, and the consummation of the transactions contemplated hereby and thereby by the Company and performance by the Company of its obligations hereunder and thereunder (i) does not conflict with or result in any violation of the Organizational Documents of the Company, any Company Subsidiary or Non-Controlled Company; (ii) does not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, or require the consent, notice or other action by any Person under, any Material Contract or Lease or Company Permit; (iii) does not violate any existing applicable Law, judgment, order or decree of any Governmental Authority having jurisdiction over the Company or any of its properties and (iv) will not result in the imposition of any Encumbrance on the business or any assets of the Group Companies other than a Permitted Encumbrance; provided, however, that no representation or warranty is made in the foregoing clauses (ii), (iii) or (iv) with respect to matters that would not reasonably be expected to have a Company Material Adverse Effect.

5.6    No Governmental Authorization Required. Except for applicable requirements of Antitrust Laws or as otherwise set forth in Section 5.6 of the Seller Disclosure Schedules, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Company in connection with the due execution, delivery and performance by the Company of this Agreement and the Related Agreements to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect, or adversely affect the Company’s or the Company Subsidiaries’ ability to consummate the transactions contemplated hereby and thereby.

5.7    Financial Statements.

(a)    Seller has provided to Buyer true, accurate and complete copies of the Financial Statements. Except as set forth in Section 5.7(a) of the Seller Disclosure Schedules, the Financial Statements have been, and the Post-Signing Financial Statements, if delivered, will have been, prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby and fairly present, or will fairly present, as applicable, in all material respects the consolidated financial position, results of operations, cash flows and stockholders’ equity of the Group Companies as at the respective dates thereof and for the respective periods referred to therein, subject, in the case of the Post-Signing Financial Statements (if delivered), to the absence of footnotes and to normal year-end adjustments, which are not expected, individually or in the aggregate, to be material. The Financial Statements and, if delivered the Post-Signing Financial Statements, including the footnotes to the Audited Financial Statements, have been, or will be, as applicable, prepared from the books and records of the Company and the Company Subsidiaries and have been prepared in accordance with IFRS consistently applied, except as set forth in Section 5.7(a) of the Seller Disclosure Schedules. The Company maintains a system of internal controls over financial reporting and accounting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements, including to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability; and (iii) access to assets that could have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization.

(b)    Except as set forth in Section 5.7(b) of the Seller Disclosure Schedules, or except as set forth, reserved against or reflected on the Company Balance Sheet, none of the Group Companies has any Liabilities required to be disclosed on the face of a consolidated balance sheet of the Group Companies prepared in accordance with IFRS except for (i) Liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet, (ii) Liabilities that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect and (iii) Company Transaction Expenses.

5.8    Intellectual Property.

(a)    Section 5.8(a) of the Seller Disclosure Schedules sets forth all Intellectual Property owned by the Company or any Company Subsidiary that is registered, issued or subject to a pending application for registration or issuance by any Governmental Authority. The Intellectual Property owned or purported to be owned by the Company and the Company Subsidiaries (“Company Intellectual Property”) is subsisting, and to the Knowledge of Seller, valid and enforceable.

(b)    The Company or a Company Subsidiary, as applicable, owns, is licensed to use or otherwise has the right to use all Intellectual Property material to the operation of the business of the Company and the Company Subsidiaries, taken as a whole, as of the date hereof, free and clear of any Encumbrances other than Permitted Encumbrances.

(c)    Neither the validity of, nor the Company’s or the applicable Company Subsidiary’s title to, any Intellectual Property owned by the Company or any Company Subsidiary is being challenged in any litigation to which the Company or a Company Subsidiary is a party.

(d)    (i) The business of the Company as currently conducted does not materially infringe or violate any Intellectual Property right of any third party, and (ii) to the Knowledge of Seller, no Person is infringing or violating any of the material Intellectual Property owned by the Company or any Company Subsidiary.

(e)    Except as set forth on Section 5.8(e) of the Seller Disclosure Schedules, to the Knowledge of Seller, the IT Systems owned or licensed by the Company and the Company Subsidiaries and used in the business perform in material conformance with their documentation without any material defect, virus or malware and are sufficient for the current operations of the business of the Company and the Company Subsidiaries.

(f)    The Group Companies have taken commercially reasonable measures to protect and maintain (x) their confidential information and trade secrets; and (y) the security, operation and integrity of their material systems and software, and, except as set forth on Section 5.8(f) of the Seller Disclosure Schedules, there have been no material breaches, interruptions or violations of same (actual or attempted). The Group Companies have taken commercially reasonable steps to provide for the backup and recovery of data and information, have commercially reasonable disaster recovery plans, procedures and facilities, and have taken commercially reasonable steps to implement such plans and procedures. Except as set forth on Section 5.8(f) of the Seller Disclosure Schedules, in the past three (3) years, there has been no failure, material substandard performance, or, to the Knowledge of Seller, breach of any IT Systems of the Group Companies or their contractors that has caused any material disruption to the business of the Group Companies or resulted in any material unauthorized disclosure of or access to any data owned, collected or controlled by the Group Companies. Except as set forth on Section 5.8(f) of the Seller Disclosure Schedules, the Group Companies and to the Knowledge of Seller, the Non-Controlled Companies, have not provided nor, during the past five (5) years, have been legally required to provide any notice to data owners or a Governmental Authority in connection with any unauthorized access, use, or disclosure of Personal Information.

(g)    Except as set forth on Section 5.8(g) of the Seller Disclosure Schedules, the consummation of the transactions contemplated by this Agreement do not affect, diminish, or terminate the ownership or use of the Intellectual Property owned by the Company or the Company Subsidiaries or the Company or any Company Subsidiary’s rights to use Intellectual Property licensed to such entity on the same basis as prior to the consummation of the transactions contemplated by this Agreement.

(h)    Neither Seller nor any of its Affiliates is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate Seller or such Affiliate to grant or offer to any other Person any license or right to any Company Intellectual Property.

5.9    Compliance with Laws.

(a)    Except as set forth on Section 5.9 of the Seller Disclosure Schedules, the Group Companies and, with respect to activities in connection with the Business, each of their respective officers and directors, and, to the Knowledge of Seller, their managers and employees and, to the Knowledge of Seller, the Non-Controlled Companies are, and for the past five (5) years have been, in compliance in all material respects with all applicable Laws. Except as set forth on Section 5.9 of the Seller Disclosure Schedules, the Group Companies and, to the Knowledge of Seller, the Non-Controlled Companies have not received, at any time during the prior five (5) years, any written notice from any Governmental Authority alleging any violation of any such applicable Law, which violation has not been cured in all material respects. The Group Companies and, to the Knowledge of Seller, the Non-Controlled Companies maintain adequate internal controls and have implemented and maintain policies and procedures to detect and prevent any material misconduct or material violations of Laws.

(b)    The Group Companies and, to the Knowledge of Seller, the Non-Controlled Companies are in compliance with all applicable Customs & International Trade Laws in all material respects. The Group Companies and, to the Knowledge of Seller, the Non-Controlled Companies have commercially reasonable internal control systems and policies reasonably designed to detect and prevent violations of all applicable Customs & International Trade Laws. At no time during the past five (5) years have the Group Companies or, to the Knowledge of Seller, the Non-Controlled Companies committed any material violation of any applicable Customs & International Trade Laws. There are not now and have not been in the last five (5) years any Action by or before any Governmental Authority involving the Group Companies, or, to the Knowledge of Seller, the Non-Controlled Companies or any of their respective directors, officers, employees, agents, representatives or any other Person working on behalf of any of the foregoing, in the case of each natural Person, with respect to such Person’s work in connection with the Business, with respect to any such applicable Customs & International Trade Laws, nor is such an Action pending or, to the Knowledge of Seller, threatened.

(c)    During the past five (5) years, the Group Companies, their managers, directors, officers, employees, to the Knowledge of Seller, the Non-Controlled Companies’ managers, directors, officers, employees, and to the knowledge (as defined in the FCPA) of Seller, each of the Group Companies or, to the Knowledge of Seller, the Non-Controlled Companies’ agents, representatives, and any other Person acting for or on behalf of any Group Company or Non-Controlled Company, have not: (i) directly or indirectly, made, given, offered, authorized, or promised to make, give, offer or authorize the payment of any money, commission, reward, gift, hospitality, entertainment, inducement (including any facilitation payments) or anything else of value to any Government Official, any Person acting for or on behalf of any Government Official, any other Person, or any non-U.S. political party, representative of a non-U.S. political party or candidate for non-U.S. public office to obtain or retain business for any Group Company or Non-Controlled Company or for any other improper purpose in connection with the Business, in material violation of applicable Laws. The Group Companies and, to the Knowledge of Seller, the Non-Controlled Companies have instituted and maintained policies and procedures reasonably designed to ensure compliance in all material respects with applicable Anti-Corruption Laws and applicable Laws related to money laundering.

(d)    During the past five (5) years, the Group Companies, their managers, directors, officers, employees, to the Knowledge of Seller, the Non-Controlled Companies’ managers, directors, officers, employees, and to the knowledge (as defined in the FCPA) of Seller, each of the Group Companies or, to the Knowledge of Seller, the Non-Controlled Companies’ agents, representatives, and any other Person acting for or on behalf of any Group Company or Non-Controlled Company, have not knowingly falsified any entry in any book, record, or account of any Group Company or Non-Controlled Company and all such entries fairly and accurately reflect the relevant transactions and dispositions of each Group Company’s and, to the Knowledge of Seller, each Non-Controlled Company’s assets in reasonable detail.

(e)    Except as set forth on Section 5.9 of the Seller Disclosure Schedules, to the knowledge (as defined in the FCPA) of Seller, none of the Group Companies’ or, to the Knowledge of Seller, the Non-Controlled Companies’ officers, directors, executives, managers, employees (that would reasonably be expected to engage with a Government Official with a Relevant Governmental Authority in the performance of such individual’s function), equity holders, or principals, or to the knowledge (as defined in the FCPA) of Seller, the Group Companies’ or to the Knowledge of Seller, the Non-Controlled Companies’ respective agents, representatives or any other Person acting for or on behalf of any Group Company (that would reasonably be expected to engage with a Government Official of a Relevant Governmental Authority in connection with such Group Company’s operations and the performance of such individual’s function), is or previously was a Government Official with a Relevant Governmental Authority.

(f)    During the past five (5) years, the Group Companies, their managers, directors, officers, employees, and to the Knowledge of Seller, the Non-Controlled Companies’ managers, directors, officers, employees, and to the knowledge (as defined in the FCPA) of Seller, each of the Group Companies’ and, to the Knowledge of Seller, the Non-Controlled Companies’ agents, representatives, and any other Person acting for or on behalf of any Group Company or Non-Controlled Company, have not materially violated any applicable Laws related to money laundering.

(g)    No proceeding by or before any Governmental Authority relating to any Group Company, their managers, directors, officers, employees, or to the Knowledge of Seller, the Non-Controlled Companies’ managers, directors, officers, employees, or to the knowledge (as defined in the FCPA) of Seller, any of the Group Companies’ or, to the Knowledge of Seller, the Non-Controlled Companies’ agents, representatives, or any other Person acting for or on behalf of any Group Company or Non-Controlled Company, relating to applicable Anti-Corruption Laws or anti-money laundering Laws is pending or, to the knowledge (as defined in the FCPA) of Seller with respect to the Group Companies, and the Knowledge of Seller with respect to the Non-Controlled Companies, threatened.

(h)    During the past five (5) years, no civil, criminal, or administrative penalties have been imposed on any Group Company or, to the Knowledge of Seller, any Non-Controlled Company, with respect to violations of applicable Anti-Corruption Laws, nor have any disclosures been submitted to any Governmental Authority with respect to violations or potential violations of such Laws.

(i)    Except as set forth on Section 5.9 of the Seller Disclosure Schedules, during the past five (5) years, none of the Group Companies or any of their managers, directors, officers, or employees, nor, to the Knowledge of Seller, the Non-Controlled Companies or any of their owners, managers, directors, officers, or employees, nor, to the Knowledge of Seller, any of the Group Companies’ or Non-Controlled Companies’ respective agents, representatives, or other Persons acting for or on behalf of any Group Company or Non-Controlled Company has been or is (a) a Sanctioned Party; (b) controlled by a Sanctioned Party; (c) located in, organized under the Laws of, or resident in a Sanctioned Jurisdiction; (d) operating, conducting business, or participating in any transaction in or with any Sanctioned Jurisdiction or with any Sanctioned Party in any manner that violates in any material respect applicable Customs & International Trade Laws; or (e) has authorized or engaged in any transaction, activity, or conduct with or for the benefit of any Person that is the target of or is subject to Sanctions.

(j)    Except as set forth on Section 5.9 of the Seller Disclosure Schedules, each Group Company and, to the Knowledge of Seller, each Non-Controlled Company has collected, stored and processed all Personal Information, including from distributors, resellers, partners or customers, in accordance, in all material respects, with all applicable Privacy/Data Security Requirements and such Personal Information can be used by the Group Companies and, to the Knowledge of Seller, Non-Controlled Companies, as applicable, after the Closing in the manner presently used and in a manner consistent with the past practices of such Group Company or Non-Controlled Company.

(k)    Except as set forth on Section 5.9 of the Seller Disclosure Schedules, with respect to all Personal Information collected, stored, acquired, used or otherwise processed in the business of the Group Companies or Non-Controlled Companies, to the Knowledge of Seller, no consents or approvals of, or filings or registrations with, any Governmental Authority or any other Person are required to be made or obtained in connection with the execution, delivery or performance of this Agreement, or to consummate the transactions contemplated hereby. Except as set forth on Section 5.9 of the Seller Disclosure Schedules, where the Company uses any Person to collect, store or process Personal Information, such Person has provided reasonable guarantees, warranties or covenants in relation to the collection, storing, or processing of Personal Information, confidentiality, and security measures, and has agreed to comply with those obligations in a manner sufficient for the Company’s compliance with applicable Privacy/Data Security Requirements.

5.10    Contracts.

(a)    Section 5.10(a) of the Seller Disclosure Schedules lists, as of the date hereof, each Contract to which the Company or any Company Subsidiary is a party or to which their respective assets, property or business are bound or subject as of the date hereof, which (i) the Company or any Company Subsidiary has made payments under of more than $2,000,000 in the eighteen (18) calendar months ended the date of the Company Balance Sheet, or the Company or any Company Subsidiary has received payments of more than $2,000,000 in the eighteen (18) calendar months ended the date of the Company Balance Sheet; (ii) is a Contract relating to Indebtedness for borrowed money; (iii) is a Contract or instrument that restricts the Company or any Company Subsidiary from engaging in any aspect of its business anywhere in the world; (iv) involves any standstill or similar arrangement in effect on the date hereof that would restrict the Group Companies or Buyer after the Closing; (v) contains a right of first refusal, first offer or first negotiation with respect to a material asset; (vi) is an employment, severance, retention, consulting, change of control, bonus (other than annual or short-term incentive bonus), collective bargaining, collective, labor union, works council, trade union, non-competition or separation Contract with any current or former officer, director, employee or consultant of the Company or any representative thereof, whether on a full-time, part-time or consulting basis, who was paid more than $250,000 (including bonuses and commissions), or any such Contract that provides for annual payments (other than for bonuses or commissions) in excess of $250,000; (vii) licenses to a Company Intellectual Property that is material to the Business or involves consideration in excess of $100,000 (other than license agreements for unmodified “off-the-shelf” software on generally standard terms and conditions involving total consideration of less than $50,000); (viii) involves a Group Company granting a right with respect to Intellectual Property that is material to the business or involves consideration in excess of $100,000 (other than non-exclusive, revocable licenses granted to customers in the ordinary course of business); (ix) is with any Governmental Authority involving annual payments in excess of $500,000; (x) relates to the time or bareboat chartering (including time charters, bareboat charters or similar agreements with Governmental Authorities), management (technical and/or commercial), crewing, operation, stacking, finance leasing (including sale/leaseback or similar arrangements) or pooling of any Vessel that has resulted in payments to or by any Group Company of more than $2,000,000 in the aggregate for the prior fiscal year; (xi) is a ship-sales, memorandum of agreement or other vessel acquisition or disposition Contract entered into since January 1, 2020 or a Contract entered into since January 1, 2020 with respect to any vessel contracted to be constructed or newly constructed for any Group Company, and the financing thereof, including performance guarantees, counter guarantees, refund guarantees, supervision agreements and plan verification services agreements and (xii) creates a joint venture, strategic alliance, partnership or profit sharing arrangement (collectively, the Contracts listed in Section 5.10 of the Seller Disclosure Schedules are referred to herein as the “Material Contracts”). Copies of each Material Contract listed on Section 5.10 of the Seller Disclosure Schedules have been made available to Buyer (other than Contracts described in clause (vi) above, Company Plans, Leases or purchase orders, where forms of the foregoing types of Contracts have been provided). With respect to all Material Contracts, neither the Company, any Company Subsidiary nor, to the Knowledge of Seller, any other party to any such Contract is in material breach thereof or default thereunder and there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by the Company, any Company Subsidiary or, to the Knowledge of Seller, any other party to such Material Contract, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or which would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b)    As of the date hereof, (i) each agreement pursuant to which any Non-Controlled Company or, to the extent relating to such Non-Controlled Company, each of its equity-holders that is the Company or a Subsidiary of the Company is a party and that would otherwise be a Material Contract if such Non-Controlled Company were a Subsidiary of the Company (collectively, the “Non-Controlled Company Contracts”), is, to the Knowledge of Seller, valid, binding and in full force and effect with respect to such Non-Controlled Company and, is enforceable by and against the applicable Group Company equity holder in a Non-Controlled Company or, to the Knowledge of Seller, is enforceable by and against the applicable Non-Controlled Company , in accordance with its terms, except as has not been and would not reasonably be expected to be material to the Group Company or the Non-Controlled Company, (ii) each of the applicable Group Company and, to the Knowledge of Seller, the Non-Controlled Company (x) has performed all obligations required to be performed by it to date under the Non-Controlled Company Contracts to which such Non-Controlled Company is a party and (y) is not in breach of or default thereunder and, to the Knowledge of Seller, no other party to any Non-Controlled Company Contract is in breach of or default thereunder, in each case in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) to the Knowledge of Seller, none of the Non-Controlled Companies has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Non-Controlled Company entity under any Non-Controlled Company Contract, except where such default would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iv) to the Knowledge of Seller, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under such Non-Controlled Company Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (v) to the Knowledge of Seller, no counterparty to a Non-Controlled Company Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and (vi) to the Knowledge of Seller, there are no disputes under any Non-Controlled Company Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.11    Litigation. Except as set forth in Section 5.11 of the Seller Disclosure Schedules, as of the date hereof, there are no Actions pending, or to the Knowledge of Seller, threatened against the Company or any Company Subsidiary or affecting the business of the Group Companies or, to the Knowledge of Seller, the Non-Controlled Companies, or their assets and properties before any Governmental Authority that would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. There are no material unsatisfied judgments, decrees, orders or rulings of any kind against any Group Company or, to the Knowledge of Seller, the Non-Controlled Companies, and no Group Company and to the Knowledge of Seller, no Non-Controlled Company is subject to any material unsatisfied order, writ, judgment, award, injunction or decree of any Governmental Authority or arbitrator. Within the past three (3) years, no Group Company and to the Knowledge of Seller, no Non-Controlled Company has entered into any settlement, admitted to Liability, consented to the entry of any judgment, ruling, order or decree or otherwise resolved any pending or threatened Action against such entity involving (x) the payment of $2,000,000 or more in monetary damages or other costs or expenses (other than the fees and expenses of counsel for such entity in connection with such Action) or (y) any equitable or injunctive remedy applicable to such entity.

5.12    Taxes. Except as set forth in Section 5.12 of the Seller Disclosure Schedules:

(a)    All material Tax Returns of the Group Companies and, to the Knowledge of Seller, the Non-Controlled Companies that are required to have been filed on or prior to the Closing Date have been properly prepared and duly and timely filed and are true, correct and complete in all material respects. All material Taxes owed by the Group Companies and, to the Knowledge of Seller, the Non-Controlled Companies which are or have become due have been timely paid in full. All Tax withholding and deposit requirements imposed on or with respect to the Group Companies and, to the Knowledge of Seller, the Non-Controlled Companies have been satisfied in full in all respects.

(b)    There are no material Actions pending against, or in respect of, any Group Company and, to the Knowledge of Seller, any Non-Controlled Company in respect of Taxes. No deficiency for Taxes has been asserted or assessed against the Group Companies and, to the Knowledge of Seller, the Non-Controlled Companies that has not been resolved and paid in full. No Tax audits or administrative or judicial proceedings are being conducted, pending or, to the Knowledge of Seller, threatened with respect to any Group Company or Non-Controlled Company.

(c)    No written claim has been made by a Taxing Authority in a jurisdiction where any Group Company or Non-Controlled Company does not file Tax Returns that such Group Company or Non-Controlled Company is or may be subject to Tax by that jurisdiction, nor, to the Knowledge of Seller, is any such claim of jurisdiction pending or threatened. No Group Company and, to the Knowledge of Seller, no Non-Controlled Company is liable for Income Taxes in any jurisdiction by reason of having a permanent establishment, office or place of business in such jurisdiction, other than (i) the jurisdiction in which such Group Company or Non-Controlled Company is organized or (ii) a jurisdiction in which such Group Company or Non-Controlled Company files an income Tax Return and which is listed on Section 5.12(c) of the Seller Disclosure Schedules.

(d)    There are no outstanding agreements or waivers extending the statutory period for assessment or collection, or the applicable statute of limitations, of any Taxes of any Group Company or, to the Knowledge of Seller, any Non-Controlled Company.

(e)    There are no Encumbrances, other than Permitted Encumbrances, for Taxes upon any of the assets or properties of a Group Company or, to the Knowledge of Seller, any Non-Controlled Company.

(f)    No Group Company and, to the Knowledge of Seller, no Non-Controlled Company will be required to include material amounts in income, or exclude items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) a transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date and pursuant to which payments are required to be made after the Closing Date and the income from which is required to be recognized under applicable Law when payments are received rather than when the transaction arose, (iii) an agreement entered into with a Taxing Authority executed on or prior to the Closing Date, or (iv) a prepaid amount received on or prior to the Closing Date.

(g)    No Group Company and, to the Knowledge of Seller, no Non-Controlled Company is (i) a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (excluding, for the avoidance of doubt, any commercial agreements or Contracts that are not primarily related to Taxes) or (ii) has any liability for the Taxes of another Person (other than another Group Company) as a result of being a member of a Consolidated Group, as a transferee or successor, or by Contract (excluding, for the avoidance of doubt, any commercial agreements or Contracts that are not primarily related to Taxes) or otherwise.

(h)    No Group Company and, to the Knowledge of Seller no Non-Controlled Company has entered into any agreement or arrangement with any Taxing Authority that requires such Group Company or Non-Controlled Company to take any action or to refrain from taking any action. No Group Company and, to the Knowledge of Seller, no Non-Controlled Company is a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(i)    No Group Company and, to the Knowledge of Seller, no Non-Controlled Company has filed an entity classification election on IRS Form 8832. To the actual knowledge of Seller, no Group Company and no Non-Controlled Company is or owns an interest in a passive foreign investment company (as defined in Section 1297 of the Code).

(j)    The aggregate amount of the unpaid Tax liabilities of the Group Companies for all Tax periods ending on or before the date of the most recent Financial Statements are reflected on the Financial Statements as of the dates thereof (excluding any reserves for deferred Taxes). The aggregate amount of the unpaid Tax liabilities of the Group Companies for all Tax periods (or portions thereof) prior to and including the Closing Date will not exceed the aggregate amount of the unpaid Tax liabilities of the Group Companies as reflected on the Financial Statements as of the date of the most recent Financial Statements (excluding any reserves for deferred Taxes), as adjusted for the operations and transactions in the ordinary course of business of the Group Companies for the period from the date of the most recent Financial Statements up to and including the Closing Date consistent with the past custom and practice of the Company and the Company Subsidiaries.

(k)    No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Group Companies.

(l)    All material payments by, to or among any of the Group Companies, their Affiliates and, to the Knowledge of Seller, the Non-Controlled Companies and their Affiliates comply with all applicable transfer pricing requirements imposed by any Taxing Authority.

5.13    Permits. Section 5.13 of the Seller Disclosure Schedules sets forth a true and correct list of each of the material Permits owned or possessed by the Group Companies or, to the Knowledge of Seller, the Non-Controlled Companies (including all material Permits relating to Environmental Laws) and that are necessary for the operation of the business of the Company and the Company Subsidiaries as currently conducted and consistent with past practice (collectively, the “Company Permits”). The Group Companies and, to the Knowledge of Seller, the Non-Controlled Companies (i) have obtained and maintained in full force and effect all such Permits required to operate the business as presently conducted by the Group Companies or the Non-Controlled Companies, as applicable, and to own and use their properties and assets, and (ii) are in material compliance with all terms, conditions and requirements of such Permits, and no Action is pending or, to the Knowledge of Seller, threatened, relating to the revocation or limitation of any of such Permits, in each case, except as would not have a Company Material Adverse Effect.

5.14    Employee Benefit Plans.

(a)    Section 5.14(a) of the Seller Disclosure Schedules sets forth a true and complete list, as of the date hereof, of each Company Plan. A “Benefit Plan” shall mean each health, welfare, incentive, incentive compensation, deferred compensation, equity or equity-based, phantom equity, insurance arrangement, perquisite, bonus, death or disability, severance, vacation, profit sharing, pension, superannuation funds, pension scheme, retirement, retention, redundancy, change of control, and fringe benefit plan, program, contract, policy, arrangement or agreement, whether written or unwritten, and a “Company Plan” shall mean each Benefit Plan maintained, sponsored or contributed to by any Group Company or that any Group Company is a party to and in respect of which any current or former employee, officer, director, consultant or other service provider of any Group Company has any present or future right to benefits. With respect to each Company Plan, Seller has made available to Buyer, (i) a complete and correct copy of such Company Plan (or a description, if such Company Plan is not written, except for the Retention Agreements and certain employment and seafarer termination agreements, where forms of such agreements have been provided and Seller has provided a true and accurate disclosure of which Group Company employees are subject to which form of agreement and all material compensation terms with respect to each such Group Company employee’s agreement), (ii) the current summary plan description, written rules and other documentation relating to such Company Plan, if any, (iii) all trust agreements, insurance Contracts or other funding arrangements and amendments (including, with respect to any pension plan, the actuarial report for the most recently completed plan year, if any), if any, (iv) complete and correct copies of any material communications during the past three (3) years with any Governmental Authority in respect thereof.

(b)    (i) All Company Plans are and have been within the past three (3) years in compliance, in all material respects, in accordance with their terms and the requirements of all applicable Law (including meeting all material requirements for special tax treatment if they are intended to qualify for such treatment under applicable Law); (ii) as of the date hereof, there are no material Actions (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened, involving any Company Plan; (iii) the Group Companies have performed, in all material respects, all obligations required to be performed of them under, any Company Plan; (iv) as of the date hereof, no Company Plan is under audit or is the subject of an audit, investigation or other administrative proceeding by any Governmental Authority, nor is any such audit, investigation or other administrative proceeding, to the Knowledge of Seller, threatened; and (v) each Company Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities.

(c)    None of the Company Plans provides, nor does any Group Company have any obligation to provide, retiree or postemployment health, welfare or life insurance or benefits to any current or former employee, officer, director or consultant of any Group Company after termination of employment or service except as required under applicable Law.

(d)    Except as set forth on Section 5.14(d) of the Seller Disclosure Schedules or as required by applicable Law, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event): (i) entitle any Employee to severance pay or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits or increase the amount of compensation due to any current or former Employee or (iii) trigger any funding obligation under any Company Plan or (iv) impose any restrictions on the Group Companies’ rights to amend, merge or terminate any Company Plan.

(e)    Prior to the date hereof, the Company has delivered to Buyer a true and complete list, as of the date hereof, of the Employees participating in the pension plans that are part of the Company Plans, detailing, as applicable, the benefits being received by the Employees and the Group Companies, in each case as of the date hereof. Except as disclosed in such list or on Section 5.14(e) of the Seller Disclosure Schedules, all pension plans that are part of the Company Plans have sufficient funds to cover all Liabilities and benefits under the applicable pension plan and no pension plan that is an Company Plan is in deficit.

5.15    Labor Relations.

(a)    Except as set forth on Section 5.15(a) of the Seller Disclosure Schedules, no Group Company is obligated or has agreed to increase or vary, after the date of this Agreement, the salary, fee, wages, pension benefits, bonus, commission or other remuneration or benefits (whether in cash or in kind) payable to any Employees. Except as set forth on Section 5.15(a) of the Seller Disclosure Schedules, there are no employees of Seller whose employment involves providing material services to, or with respect to, the Group Companies. The current Employees of the Group Companies represent the entirety of the individuals necessary to manage and operate the businesses of the Group Companies as currently managed and operated.

(b)    Except as set forth on Section 5.15(b) of the Seller Disclosure Schedules, (i) no Employees are represented by a labor union, works council, trade union, or other employee representative group with respect to their employment or engagement by any Group Company, and (ii) no Group Company is party to or bound by a collective bargaining agreement, collective agreement, or other Contract with any labor union, works council, trade union or other representative of any Employees, and there are no such Contracts currently being negotiated. Seller has provided to Buyer complete and accurate copies of each collective bargaining and other Contract listed on Section 5.15(b) of the Seller Disclosure Schedules. To the Knowledge of Seller, as of the date hereof, no union organizing activities directed at or involving any Group Company are pending or threatened with respect to any current Employees.

(c)    Except as set forth on Section 5.15(c) of the Seller Disclosure Schedules, the Group Companies are and, during the past three (3) years, have been, in compliance with all applicable Laws regarding labor, employment, and employment practices in respect of Employees, including any and all such Laws relating to terms and conditions of employment, wages and hours, plant closings and mass layoffs, classification of employees and independent contractors, occupational safety and health, collection and payment of withholding and/or social security Taxes and any similar Tax, labor relations, collective bargaining, employee consultation, recordkeeping, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, and unemployment insurance and workers’ compensation, and are not engaged, nor have they engaged, in any unfair labor practices in respect of Employees, except where the failure to be so in compliance with such applicable Laws regarding labor, employment, and employment practices would not reasonably be expected to be material to the Group Companies, taken as a whole. As of the Closing, the Group Companies will have paid or accrued all salaries, wages, bonuses, and other compensation owed to each Employee by a Group Company.

(d)    Except as set forth on Section 5.15(d) of the Seller Disclosure Schedules, no Group Company has had, in respect of any Employees, (i) except as has not had, or does not constitute, a Company Material Adverse Effect, during the past three (3) years, any unfair labor practice or employment discrimination charges or complaints or other labor grievances or labor or employment-related administrative proceedings or arbitrations or other Actions, pending or, to the Knowledge of Seller, threatened against it, by or before any Governmental Authority, including any federal, national, state or local agency responsible for the investigation or prevention of unlawful labor or employment practices or failure to pay wages; (ii) during the past three (3) years, a pending or threatened labor strike, slowdown, picketing, walk-out, lockout, work stoppage or other labor disturbance; or (iii) during the past three (3) years, mass layoffs or site closures.

(e)    Each current Employee hired after January 1, 2019 who requires permission to work in the country in which such Employee is registered or reported to work has current and appropriate permission and the necessary documentary evidence to work in that country in accordance with applicable Laws. No current Employee is domiciled in, or provides services within, the United States.

5.16    Environmental Compliance. Except as set forth in Section 5.16 of the Seller Disclosure Schedules, the Company and the Company Subsidiaries and, to the Knowledge of Seller, the Non-Controlled Companies are in compliance in all material respects with all Environmental Laws applicable to the current operation of their business, and since January 1, 2018, neither the Company nor any Company Subsidiary or, to the Knowledge of Seller, any Non-Controlled Company has received any written claim or notice of violation and, to the Knowledge of Seller, no such claim or notice of violation has been threatened against the Company or any Company Subsidiaries or Non-Controlled Companies, in each case, alleging material violations of or liability under any Environmental Law. Except as set forth in Section 5.16 of the Seller Disclosure Schedules, no Hazardous Materials are or have been generated, manufactured, treated, stored, transported, used, disposed of, released or otherwise handled by, any Group Company or, to the Knowledge of Seller, any Non-Controlled Company either on or off of any Leased Real Property except in material compliance with Environmental Laws. Except as set forth in Section 5.16 of the Seller Disclosure Schedules, there is no Action pursuant to Environmental Laws pending or, to the Knowledge of Seller, threatened, against the Group Companies or the business of the Group Companies or, to the Knowledge of Seller, against the Non-Controlled Companies or the business of the Non-Controlled Companies. Except as set forth in Section 5.16 of the Seller Disclosure Schedules, there are no material compliance expenditures necessary to comply with applicable Environmental Laws. Except as set forth in Section 5.16 of the Seller Disclosure Schedules, each Group Company and, to the Knowledge of Seller, each Non-Controlled Company has all necessary and required environmental permits for operation of its business. Except as set forth in Section 5.16 of the Seller Disclosure Schedules, each Group Company and, to the Knowledge of Seller, each Non-Controlled Company has completed or caused to be completed all the upgrades to the Company’s vessel fleet necessary to comply with the latest MARPOL (international maritime environmental laws). No Group Company and, to the Knowledge of Seller, no Non-Controlled Company has entered into any settlement, admitted to Liability, consented to the entry of any order, decree, ruling or judgment or otherwise resolved any pending or threatened Action against such entity arising under any Environmental Law, and has no agreement with any Governmental Authority relating to any material environmental Liability or violation or any material environmental or Hazardous Materials cleanup. The Group Companies and, to the Knowledge of Seller, the Non-Controlled Companies have not assumed by contract or provided an indemnity with respect to any material Liability of any other Person relating to Environmental Laws.

5.17    Insurance. Section 5.17 of the Seller Disclosure Schedules sets forth a list of all material policies of title, liability, fire, casualty, business interruption, workers’ compensation and all other forms of insurance (including, without limitation, self-insurance arrangements, but excluding the Company Plans, as applicable) (collectively, the “Insurance Policies” and individually, an “Insurance Policy”) insuring the properties, assets or operations of the Group Companies and, to the Knowledge of Seller, the Non-Controlled Companies, and not Seller or any Affiliate of Seller (other than the Group Companies and Non-Controlled Companies). A copy of each Insurance Policy has been made available to Buyer. The Group Companies and, to the Knowledge of Seller, the Non-Controlled Companies have complied in all material respects with all requirements to purchase, carry or maintain insurance under applicable Laws and Material Contracts. Each of the Insurance Policies is in full force and effect except as does not or would reasonably be expected to be material to the Group Companies, taken as a whole. All premiums due and payable under such Insurance Policies have been paid as of the date hereof. The Group Companies and, to the Knowledge of Seller, the Non-Controlled Companies are not in material default under any provisions of any Insurance Policy, nor has any Group Company or, to the Knowledge of Seller, any Non-Controlled Company received written notice of cancellation of any Insurance Policy. There is no claim by any Group Company or, to the Knowledge of Seller, any Non-Controlled Company pending under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of any Insurance Policy, and, to the Knowledge of Seller, there is no basis for denial of any claim under any Insurance Policy. The Group Companies and, to the Knowledge of Seller, the Non-Controlled Companies, maintain, and have maintained at all times in the past three (3) years, insurance against liabilities, claims, and risks of a nature and in such amounts as are normal and customary in their industry, subject to deductibles or self-insured retention amounts that are commercially reasonable.

5.18    Real Property.

(a)    Section 5.18(a) of the Seller Disclosure Schedules contains a list of (i) all real property leased or subleased by the Company or any Company Subsidiary or, to the Knowledge of Seller, any Non-Controlled Company as lessee or sublessee (the “Leased Real Property”) and (ii) all leases or subleases of the Leased Real Property under which the Company or any of the Company Subsidiaries or Non-Controlled Companies leases or subleases the Leased Real Property, as the same may have been amended, supplemented or otherwise modified from time to time (as amended, the “Leases”).

(b)    The Company or the Company Subsidiaries or, to the Knowledge of Seller, the Non-Controlled Companies, as applicable, have a valid leasehold interest in each parcel of Leased Real Property pursuant to the Leases, in each case free and clear of any Encumbrances other than Permitted Encumbrances. The Leases are valid instruments enforceable against the Company or the Company Subsidiaries or, to the Knowledge of Seller, the Non-Controlled Companies, and to the Knowledge of Seller, against any other counterparty thereto, in accordance with their respective terms, subject to the Equitable Exceptions. The Leases are in full force and effect, and have not been modified, amended or terminated other than as disclosed in Section 5.18(a) of the Seller Disclosure Schedules. With respect to the Leases, neither the Company, nor any Company Subsidiary or Non-Controlled Company nor, to the Knowledge of Seller, any other party to any Lease is in breach thereof or default thereunder, in each case except for such breaches and defaults as to which requisite waivers or consents have been obtained. No Group Company and, to the Knowledge of Seller, no Non-Controlled Company has (i) subleased, licensed or otherwise granted, and no Permit or Encumbrance (other than Permitted Encumbrances) grants, any Person the right to use or occupy such Leased Real Property or any portion thereof, or (ii) received written notice that it is in default under any such Lease or that the owner of any Leased Real Property has made any assignment, mortgage, pledge or hypothecation of such Lease or the rents or use fees due thereunder. All rents, deposits and additional rents due prior to the date hereof pursuant to each Lease have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under such Lease that has not been redeposited in full.

(c)    To the Knowledge of Seller, the Leased Real Property is structurally sound with no material defects and in conformity with all applicable Laws.

(d)    The Company has delivered to Buyer true and complete copies of all Leases (including any amendments and renewal letters). No Group Company or Non-Controlled Company owns or has owned any real property.

5.19    Affiliate Transactions.

(a)    Except for (i) employment relationships and compensation, benefits, travel advances and de minimis employee loans in the ordinary course of business, (ii) Financial Assurances as disclosed in Section 7.11 of the Seller Disclosure Schedules, or (iii) as disclosed in Section 5.19 of the Seller Disclosure Schedules, neither Seller or any of its Affiliates (other than the Group Companies and the Non-Controlled Companies) nor any of the respective directors, managers, members or officers of any of the Group Companies or, to the Knowledge of Seller, Non-Controlled Companies (a) are involved in any business arrangement, Contract or relationship with any Group Company, (b) owns any material property or right, tangible or intangible, which is used by any Group Company, (c) has any material interest in any property used by any Group Company, (d) to the Knowledge of Seller, has any claim, express or implied, or cause of action against any Group Company or owes any amounts to any Group Company that will not be paid in full as of the Closing Date, or (e) owns any interest in, or controls or is a director, manager, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of any Group Company.

(b)    To the Knowledge of Seller, except for (i) employment relationships and compensation, benefits, travel advances and de minimis employee loans in the ordinary course of business, or (ii) as disclosed in Section 5.19(b) of the Seller Disclosure Schedules, neither Seller or any of its Affiliates (other than the Group Companies and the Non-Controlled Companies) nor any of the respective directors, managers, members or officers of any of the Group Companies or, to the Knowledge of Seller, Non-Controlled Companies (a) are involved in any business arrangement, Contract or relationship with any Non-Controlled Company, (b) owns any material property or right, tangible or intangible, which is used by any Non-Controlled Company, (c) has any material interest in any property used by any Non-Controlled Company, (d) has any claim, express or implied, or cause of action against any Non-Controlled Company or owes any amounts to any Non-Controlled Company that will not be paid in full as of the Closing Date, or (e) owns any interest in, or controls or is a director, manager, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of any Non-Controlled Company.

5.20    Absence of Certain Changes or Events. Except as set forth in Section 5.20 of the Seller Disclosure Schedules, or as otherwise contemplated by this Agreement, since the Company Balance Sheet Date, (i) the Company, each Company Subsidiary and, to the Knowledge of Seller, each Non-Controlled Company have conducted their respective businesses in the ordinary course of business in all material respects, (ii) there has been no damage to any material assets of the Group Companies or, to the Knowledge of Seller, of the Non-Controlled Companies not covered by insurance, (iii) there has been no action or event that would breach the covenants set forth in Section 7.2 if such action or event had been taken or occurred after the date of this Agreement and (iv) there has been no Company Material Adverse Effect.

5.21    Brokers. Except as set forth in Section 5.21 of the Seller Disclosure Schedules, no broker, finder or similar intermediary has acted for or on behalf of Seller, the Company or any Company Subsidiary or, to the Knowledge of Seller, any Non-Controlled Company, in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with Seller, the Company or any Company Subsidiary or, to the Knowledge of Seller, any Non-Controlled Company, or any action taken by them or on their behalf.

5.22    Suppliers and Customers.

(a)    Section 5.22(a) of the Seller Disclosure Schedules sets forth the names of the ten largest suppliers of the Group Companies measured by dollar value for the twelve (12) calendar months ended December 31, 2021. Since January 1, 2020, none of the suppliers listed in Section 5.22(a) of the Seller Disclosure Schedules has terminated, suspended, reduced or otherwise adversely and materially modified or given any Group Company written notice of its intention to terminate, suspend, reduce or otherwise adversely and materially modify its business relationship with the Group Companies.

(b)    Section 5.22(b) of the Seller Disclosure Schedules sets forth the names of the ten largest customers of the Group Companies measured by dollar value of revenue recognized for the twelve (12) calendar months ended December 31, 2021. Since January 1, 2020, none of the customers listed in Section 5.22(b) of the Seller Disclosure Schedules has terminated, suspended, reduced or otherwise adversely and materially modified or given any Group Company written notice of its intention to terminate, suspend, reduce or otherwise adversely and materially modify its business relationship with the Group Companies.

5.23    Title to Assets; Sufficiency.

(a)    The Group Companies have good and valid title to, or in the case of leased assets, valid leasehold interests in, all material properties and assets of the Group Companies, free and clear of all Encumbrances (other than Permitted Encumbrances), except as disposed of since the Company Balance Sheet Date in the ordinary course of business. To the Knowledge of Seller, the Non-Controlled Companies have good and valid title to, or in the case of leased assets, valid leasehold interests in, all material properties and assets of the Non-Controlled Companies, free and clear of all Encumbrances (other than Permitted Encumbrances), except as disposed of since the Company Balance Sheet Date in the ordinary course of business.

(b)    All the material tangible personal property of the Group Companies is in reasonably good operating condition and repair, normal wear and tear excepted and as would not materially affect the current operations of the Group Companies, other than machinery and equipment under routine repair or out of service in the ordinary course of business. To the Knowledge of Seller, all the material tangible personal property of the Non-Controlled Companies is in reasonably good operating condition and repair, normal wear and tear excepted and as would not materially affect the current operations of the Non-Controlled Companies, other than machinery and equipment under routine repair or out of service in the ordinary course of business.

(c)    Notwithstanding anything to the contrary contained in this Agreement, no representation or warranty is made in this Section 5.23 in respect of Vessels.

5.24    Vessels.

(a)    Section 5.24(a) of the Seller Disclosure Schedules sets forth a true, correct and complete list of (i) all vessels owned by the Group Companies and Non-Controlled Companies (“Vessels”), (ii) all charters or Contracts of affreightment with respect to Vessels chartered out (such charters and Contracts of affreightment, each a “Charter”), and (iii) the endorsements with respect to each Vessel. Seller has provided to Buyer true and complete copies of each Charter, as now in effect, including all amendments and other modifications thereto, and all such Charters and Contracts remain valid and binding on the parties thereto in accordance with their terms. None of Seller, the Company or any Group Company or, to the Knowledge of Seller, any Non-Controlled Company has committed any breach of a Charter that would permit termination of such Charter prior to the expiration of its stated term. No Group Company and, to the Knowledge of Seller, no Non-Controlled Company charters in any vessel.

(b)    Each Vessel has been duly documented in the name of a Group Company or Non-Controlled Company as indicated in Section 5.24(b) of the Seller Disclosure Schedules as a vessel under the Laws and flag of the country set forth opposite such Vessel’s name. Each Vessel is solely owned by the Group Company or Non-Controlled Company set forth opposite its name on Section 5.24(b) of the Seller Disclosure Schedules, and no other action is necessary to establish and perfect such Group Company’s or Non-Controlled Company’s, as applicable, title to and interest in such Vessel as against any third party. Except as set for in Section 5.24(b) of the Seller Disclosure Schedules, each Group Company and, to the Knowledge of Seller, each Non-Controlled Company has good and marketable title to its Vessel(s), free and clear of all Encumbrances other than Permitted Encumbrances. None of the Vessels is the subject of any outstanding purchase option, right of first refusal, right of first offer or other contractual obligation binding on Seller, or any Group Company or, to the Knowledge of Seller, any Non-Controlled Company.

(c)    Seller has provided Buyer access to the reports, surveys and inspections of the Vessels set forth in Section 5.24(c) of the Seller Disclosure Schedules. Except as set forth in Section 5.24(c) of the Seller Disclosure Schedules, to the Knowledge of Seller, no material violation, recommendation or exception noted in the course of any such survey or inspection remains uncorrected. Except as set forth on Section 5.24(c) of the Seller Disclosure Schedules, to the Knowledge of Seller, each of the Vessels is in adequate running order and repair, ordinary wear and tear excepted, or with respect to vessels on inactive lay-up status, is in proper condition for such lay-up and maintained in accordance with good marine industry practice, with all required certificates necessary for continued insurance coverage.

(d)    Each Vessel is operated in compliance in all material respects with the rules, codes of practice, conventions, protocols, guidelines or similar requirements or restrictions imposed, published or promulgated by any Governmental Authority, classification society or insurer applicable to the respective vessel (collectively, “Maritime Guidelines”) and Environmental Law and all other applicable international, national, state and local Laws. To the Knowledge of Seller, there are no material outstanding restrictions or limitations imposed by any Governmental Authority with respect to the Vessels or the operations thereof. During the past three (3) years, none of the Vessels has been used in violation of any Laws that would subject such vessel to an in rem claim or to arrest, seizure or forfeiture by any Governmental Authority. Each Group Company and, to the Knowledge of Seller, each Non-Controlled Company is qualified to own such Vessel(s) owned by it under all applicable material international, national, state and local Laws and Maritime Guidelines.

5.25    Banking. Section 5.25 of the Seller Disclosure Schedules sets forth a true, correct and complete list of: (a) the name of each bank, savings and loan or similar financial institution with which any Group Company has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by any Group Company thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any outstanding powers of attorney executed by or on behalf of any Group Company.

5.26    Company’s Reliance; Disclaimer.

(a)    The Company acknowledges and agrees that the representations and warranties made by Buyer in Article 6 and the Related Agreements are the sole and exclusive representations and warranties being made by or on behalf of Buyer or its Affiliates or Representatives and exclusive of any other representations and warranties or any implied warranties or inducements. The Company acknowledges that it has had the opportunity to conduct its due diligence investigation with respect to Buyer and the transactions contemplated by this Agreement.

(b)    The Company acknowledges and agrees on behalf of itself and its Affiliates that it has not relied, and is not relying, on any representations or warranties, express or implied, made or purportedly made (orally or in writing) by Buyer or any of its Representatives, members, equity-holders or Affiliates, or other Persons, except for the representations and warranties expressly set forth in Article 6 and the Related Agreements, and the Company, on behalf of itself and its Representatives and Affiliates, specifically disclaims reliance upon any other representation or warranty not set forth in Article 6 and the Related Agreements.

(c)    Neither the Company nor any of its Affiliates or Representatives or any other Person has made or is making any representation or warranty (express or implied or written or oral), by, on behalf of, or related to the Group Companies of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in Article 4, this Article 5 or in any Related Agreements to which the Company is a party, and the Company hereby disclaims any such other representations or warranties to the extent not expressly set forth in Article 4, this Article 5 or in any Related Agreement to which the Company is a party, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to the Buyer, its Affiliates or their Representatives (including any Diligence and Other Company Information) or as to the future revenue, profitability or success of the Company or the Company Subsidiaries, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Buyer SEC Documents or as set forth in the Disclosure Schedules delivered by Buyer to Seller dated as of the date hereof (the “Buyer Disclosure Schedules”) (it being understood that the disclosure of any matter, information, item or other disclosure in any Section of the Buyer Disclosure Schedules (whether or not an explicit cross-reference appears) shall be deemed to be disclosure with respect to any representation or warranty made in this Article 6 to the extent that it is reasonably apparent from the face of such disclosure that such matter, information, item or other disclosure in such Section of the Buyer Disclosure Schedules is relevant to such other representation or warranty made in this Article 6), Buyer hereby represents and warrants to Seller and the Company as follows:

6.1    Organization. Buyer is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its formation, and has all requisite corporate (or other entity, as applicable) power and authority to own its properties and assets and to conduct its business as it is now conducted. Buyer is duly qualified or licensed to do business and in good standing in each jurisdiction where the actions to be performed by it hereunder makes such qualification, licensing or good standing necessary, except in those jurisdictions where the failure to be so qualified, licensed or in good standing would not reasonably be expected to result in a material adverse effect on its ability to perform its obligations under this Agreement or the Related Agreements to which it is a party or a Buyer Material Adverse Effect.

6.2    Binding Obligation. Buyer has all requisite corporate (or other entity, as applicable) authority and power to execute, deliver and perform this Agreement and the Related Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement or the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby or thereby by Buyer. This Agreement has been, and the Related Agreements to which it is a party have been or will be by the Closing, duly executed and delivered by Buyer and, assuming that this Agreement constitutes the legal, valid and binding obligations of Seller and the Company, constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions. The transactions contemplated hereby do not require any vote of the shareholders of Buyer under applicable Law, the rules and regulations of the NYSE or the Organizational Documents of Buyer.

6.3    No Defaults or Conflicts.

(a)    The execution and delivery of this Agreement and the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby by Buyer and performance by Buyer of its obligations hereunder and thereunder, (i) do not result in any violation of the Organizational Documents of Buyer or any of its Affiliates, (ii) do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any indenture, mortgage or loan or any other agreement or instrument to which Buyer or any of its Affiliates is a party or by which Buyer or any of its Affiliates is bound or to which its or their properties may be subject, and (iii) do not violate any existing applicable Law, judgment, order or decree or any Governmental Authority having jurisdiction over Buyer, its Affiliates or any of its or its Affiliates’ properties; except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)    Except as set forth in Section 6.3(b) of the Buyer Disclosure Schedule, the execution and delivery of this Agreement and the Related Agreements to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby by Buyer, (i) do not result in any violation of the Organizational Documents of Buyer or any of its Affiliates, (ii) do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any indenture, mortgage or loan or any other agreement or instrument to which Buyer or any of its Affiliates is a party or by which Buyer or any of its Affiliates is bound or to which its or their properties may be subject, and (iii) do not violate any existing applicable Law, judgment, order or decree or any Governmental Authority having jurisdiction over Buyer, its Affiliates or any of its or its Affiliates’ properties.

6.4    No Authorization or Consents Required. The execution, delivery and performance by Buyer of this Agreement and the Related Agreements does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except as set forth in Section 6.4 of the Buyer Disclosure Schedules. The issuance by Buyer of the Buyer Warrants and the delivery thereof to Seller do not require any vote or other approval or authorization of any holder of any capital stock of Buyer.

6.5    Capitalization.

(a)    The authorized capital of Buyer consists solely of (i) 125,000,000 shares of Buyer Common Stock and (ii) 3,000,000 shares of Preferred Stock of Buyer, no par value, of which there are authorized 100,000 shares of Series A Junior Preferred Stock, no par value per share. As of March 8, 2022, except as set forth on Section 6.5(a) of the Buyer Disclosure Schedules, the only issued and outstanding equity interests of Buyer were 41,518,121 shares of Buyer Common Stock. Buyer has, and at the Closing will have, sufficient authorized shares of Buyer Common Stock to enable it to issue the Buyer Common Stock to be issued upon exercise of the Buyer Warrants.

(b)    All of the issued and outstanding shares of Buyer Common Stock are duly authorized and validly issued in accordance with the Organizational Documents of Buyer, are fully paid and non-assessable, and were not issued in violation of any preemptive or similar right.

(c)    Except as set forth on Section 6.5(c) of the Buyer Disclosure Schedules (i) there are no outstanding preemptive or other similar rights with respect to the equity interests of Buyer, (ii) there are no warrants, options, appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any equity interests of Buyer or requiring Buyer to issue, transfer, convey, assign, redeem or otherwise acquire or sell any of its equity interests, (iii) there are no equity holder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the equity interests of Buyer and (iv) no equity interests of Buyer are reserved for issuance.

(d)    Except as set forth on Section 6.5(d) of the Buyer Disclosure Schedules, Buyer does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for equity interests having the right to vote) with the holders of securities of Buyer on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.

6.6    Valid Issuance. Upon issuance, the Buyer Warrants constituting the Warrant Consideration will be duly authorized, validly issued, fully paid and non-assessable, will be issued in compliance with applicable Law, and will not be subject to any option, call, pre-emptive, subscription or similar rights, and will have the rights and privileges set forth in the Warrant Agreement. The shares of Buyer Common Stock underlying such Buyer Warrants, upon issuance thereof, will be duly authorized, validly issued, fully paid and non-assessable, will be issued in compliance with applicable Law, and will not be subject to any option, call, pre-emptive, subscription or similar rights, and will have the rights, preferences and privileges specified in Buyer’s Organizational Documents. Such Buyer Warrants and shares of Buyer Common Stock will not be issued in violation of any preemptive or similar rights and will, in the hands of Seller and its Affiliates, be free of any Encumbrances, other than (i) restrictions on transfer pursuant to applicable securities Laws and (ii) restrictions contained in the Organizational Documents of Buyer, each as filed as exhibits to the Buyer SEC Documents and as may be amended from time to time.

6.7    Brokers. Except for Evercore Group LLC, no broker, finder or similar intermediary has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with Buyer or any action taken by Buyer or on its behalf.

6.8    SEC Documents.

(a)    Buyer has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by Buyer since December 31, 2018 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Buyer SEC Documents”).

(b)    As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Buyer SEC Document (x) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and any rules and regulations promulgated thereunder, as the case may be, and (y) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected, in the case of Buyer SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Buyer SEC Document.

(c)    As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Buyer SEC Documents. From December 31, 2019, Buyer has not received written notice from the SEC or any other Governmental Authority that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Authority specifically targeted at Buyer. Since December 31, 2019, Buyer’s independent public accounting firm has not informed Buyer that it has any material questions, challenges or disagreements regarding or pertaining to Buyer’s accounting policies or practices.

(d)    Buyer has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Buyer, including its consolidated Subsidiaries, is made known to Buyer’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and such disclosure controls and procedures are reasonably designed to ensure all such information is communicated in a timely fashion to Buyer’s principal executive officer and principal financial officer to allow timely decisions regarding the disclosure of such information in Buyer’s periodic and current reports required under the Exchange Act.

(e)    Buyer and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer’s financial statements for external purposes in accordance with GAAP. Buyer has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to Buyer’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(f)    Buyer is in compliance, and has complied since December 31, 2018, in each case, in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

6.9    Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates or any material portion of their or their Affiliates’ properties or assets before any Governmental Authority (i) with respect to which there is a substantial possibility of a determination which questions the validity or legality of this Agreement or the transactions contemplated hereby, or (ii) which seeks to prevent, prohibit or delay the transactions contemplated hereby or otherwise would reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to effect the transactions contemplated hereby or have a Buyer Material Adverse Effect.

6.10    No Buyer MAE. Since the date of the filing by Buyer with the SEC of its most recent annual report required to be filed prior to the date of this Agreement, no Buyer Material Adverse Effect has occurred.

6.11    Form S-3. As of the date of this Agreement, Buyer is eligible to register the Buyer Common Stock issuable upon the exercise of the Warrant Consideration for resale by Seller under a Registration Statement on Form S-3 promulgated under the Securities Act.

6.12    Compliance with Laws. Buyer is not in violation of, or in default under, any Law, writ, decree, judgment or order applicable to it, or its assets or properties, the effect of which, in the aggregate, would reasonably be expected to hinder, prevent or delay Buyer from consummating the transactions contemplated by this Agreement or have a Buyer Material Adverse Effect. Except as disclosed in any Buyer SEC Documents filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Buyer SEC Documents, and excluding any information contained in any part of any such report, schedule, form, statement or other document in any section entitled “Risk Factors” or set forth in any “Forward Looking Statements” disclaimer to the extent that any such information is forward-looking or cautionary, predictive or non-specific in nature) or as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, Buyer is in compliance with all applicable Laws, including the Jones Act. Buyer and each of its applicable Subsidiaries is a U.S. Citizen, and has been for as long as it has owned or operated any vessels in the U.S. Coastwise Trade.

6.13    Available Funds.

(a)    As of the Closing Date, Buyer will have sufficient funds to consummate the transactions contemplated by this Agreement, including the payment by Buyer of all amounts to be delivered by it pursuant to Article 2 (Calculation of Purchase Price and Payment), (y) pay all related fees and expenses and (z) undertake its other obligations at Closing upon the terms contemplated by this Agreement.

(b)    Buyer confirms that it is not a condition to Closing of any of its other obligations under this Agreement that Buyer obtain any debt or equity financing for or in connection with the transactions contemplated by this Agreement.

6.14    Buyer’s Reliance; Disclaimer.

(a)    Buyer acknowledges and agrees that the representations and warranties made by Seller in Article 4 and by the Company in Article 5 and the Related Agreements are the sole and exclusive representations and warranties being made by or on behalf of Seller, the Company or the Company Subsidiaries or their Affiliates or Representatives and exclusive of any other representations and warranties or any implied warranties or inducements. Buyer acknowledges that it has had the opportunity to conduct its due diligence investigation with respect to the Group Companies and the transactions contemplated by this Agreement.

(b)    Buyer acknowledges and agrees that, should the Closing occur, Buyer shall acquire the Company and the Company Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Article 5.

(c)    Buyer acknowledges and agrees on behalf of itself and its Affiliates that no representations or warranty is made with respect to any projections, estimates, information, forward looking statements or budgets heretofore delivered to or made available to Buyer or its Representatives of future revenues or expenditures or future results of operations of the Group Companies, any confidential information memorandum delivered to Buyer or any of its Representatives, Affiliates or financing sources, any “management presentations,” “due diligence sessions” or accompanying materials, or any “data room” or “virtual data room” (collectively, the “Diligence and Other Company Information”). Buyer acknowledges and agrees on behalf of itself and its Affiliates that it has not relied, and is not relying, on any representations or warranties, express or implied, made or purportedly made (orally or in writing) by Seller, the Group Companies or any of their respective Representatives, members, equity-holders or Affiliates, or other Persons, except for the representations and warranties expressly set forth in Article 4, Article 5 and the Related Agreements, and Buyer, on behalf of itself and its Representatives, Affiliates and financing sources, specifically disclaims reliance upon any other representation or warranty not set forth in Article 4, Article 5 or the Related Agreements.

(d)    Neither Buyer nor any of its Affiliates or Representatives or any other Person has made or is making any representation or warranty (express or implied or written or oral), by, on behalf of, or related to Buyer of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article 6 or in any Related Agreements to which Buyer is a party, and Buyer hereby disclaims any such other representations or warranties to the extent not expressly set forth in this Article 6 or in any Related Agreements to which Buyer is a party, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer furnished or made available to Seller, its Affiliates or their Representatives (including any confidential information presentation, marketing materials or similar information or any information, documents or material made available to Seller or its Representatives in any virtual data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Buyer, or any representation or warranty arising from statute or otherwise in Law.

6.15    Investment Purpose. Buyer will be purchasing the Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities Laws. Buyer acknowledges and agrees that the sale of the Shares hereunder has not been registered under the Securities Act or any state or provincial securities Laws, and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Buyer represents that it is an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

ARTICLE 7

COVENANTS

7.1    Access to Information; Confidentiality; Public Announcements.

(a)    No Party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties; provided, however, that nothing herein will prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is, upon advice of counsel, required by Law or the regulations of a stock exchange by which such Party or any of its Affiliates is bound, in which case the Party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other Parties reasonable time to comment on such release or announcement in advance of its issuance. Notwithstanding anything to the contrary in this Agreement, Buyer and Seller may disclose this Agreement or any of its terms as necessary to comply with any routine supervisory audit or regulatory examination to which Buyer, Seller or their respective Affiliates are subject in the course of their business.

(b)    Each of Buyer and Seller (as a Representative (as defined in the Confidentiality Agreement) of Seller Parent) agrees that it is and remains bound by the Confidentiality Agreement with respect to any confidential information related to Seller and the Group Companies on the one hand, and Buyer and its Subsidiaries, on the other hand, which shall continue in full force and effect until the Closing Date. From and after the Closing Date, the Confidentiality Agreement and the obligations of the parties under this Section 7.1(b) shall terminate with respect to the obligations of Buyer in respect of the Group Companies and Non-Controlled Companies but shall otherwise remain in place with respect to Buyer’s other obligations thereunder and the obligations of Seller until the fifth (5th) anniversary of the Closing Date.

(c)    From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 11, the Company shall give Buyer and their authorized Representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Company and each Company Subsidiary as Buyer or its authorized Representatives may from time to time reasonably request; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of the Company and the Company Subsidiaries. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Company Subsidiary shall be required to disclose any information to Buyer or its authorized Representatives, if doing so could (i) violate any applicable Law or existing confidentiality obligation or (ii) compromise any privilege, including any attorney client privilege or any attorney work-product privilege.

(d)    Notwithstanding anything to the contrary herein, to the extent any party is obligated to provide another party physical access to properties, books, Contracts, commitments, Tax Returns, records, or to any Persons, pursuant to this Section 7.1, such party may instead provide such access by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including any COVID-19 Measures).

7.2    Conduct of Business of the Company. During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 11, except (v) as expressly required by this Agreement, (w) as otherwise required by applicable Law, (x) as otherwise set forth in Section 7.2 of the Seller Disclosure Schedules, (y) as otherwise consented to in writing (which consent shall not be unreasonably withheld, delayed or conditioned) by Buyer, or (z) for any action taken, or omitted to be taken, in order to comply with any COVID-19 Measures or which is otherwise taken, or omitted to be taken, reasonably and in good faith to respond to COVID-19, provided that prior to taking any actions in reliance on this clause (z), which would otherwise be prohibited by any provision of this Agreement, the Company will use commercially reasonable efforts to provide advance notice to and consult with Buyer with respect thereto and to mitigate the adverse consequence of such action:

(a)         the Company shall, and shall cause the Company Subsidiaries to, (i) use commercially reasonable efforts to conduct their respective business and operations in the ordinary course of business, (ii) comply with all applicable Laws and contractual obligations of the Group Companies in all material respects, and (iii) use commercially reasonable efforts to maintain their respective relationships with all employees of the Group Companies, and the customers, suppliers, Governmental Authorities and other material third parties with whom the Group Companies do business;

(b)         the Company shall not, and shall cause the Company Subsidiaries not to, undertake any of the following actions:

(i)    issue, sell or pledge, or authorize or propose the issuance, sale or pledge (other than to a Group Company) of (i) additional shares of capital stock of any class of the Company (including the Shares) or equity of any Company Subsidiary or Non-Controlled Company, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities of the Company, any Company Subsidiary or any Non-Controlled Company or (ii) any other securities in respect of, in lieu of, or in substitution for shares of capital stock of the Company (including the Shares), any Company Subsidiary or any Non-Controlled Company;

(ii)    redeem, purchase or otherwise acquire, or adjust, split, subdivide, reclassify, recapitalize, or amend the terms of, any outstanding shares of the capital stock of the Company or equity of any Company Subsidiary; provided that, subject to Section 7.21, the Company may declare or pay any cash dividend or making any other cash distribution to Seller prior to the Closing Date;

(iii)    adopt any material amendment to the Organizational Documents of the Company or any Company Subsidiary;

(iv)    (A) increase, or make any commitment regarding the future with respect to, the rate or terms of compensation or benefits (including any bonus, severance or termination payments or rights) of any of its directors, officers or employees, except as may be required under existing employment agreements or such increases as are granted in the ordinary course of business consistent with past practice, (B) enter into, adopt, terminate or amend any Company Plan other than in the ordinary course of business or as required by Law, or (C) enter into, adopt, or amend any collective bargaining agreement, collective agreement, or other Contract with any labor union, works council, trade union or other representative of any Employees, or otherwise enter into any agreement with a labor union, works council, trade union, or other representative of Employees;

(v)    except for sales of inventory or other assets in the ordinary course of business consistent with past practice or sales and transfers between or among the Group Companies, including, with respect to Vessels on inactive lay-up status, sell, lease, transfer or otherwise dispose of, any of its material property or assets;

(vi)    make any loans or advances, except (A) advances for travel and other normal business expenses, to officers and Employees in the ordinary course of business consistent with past practices, (B) loans or advances among the Group Companies, or (C) loans or advances that will be terminated or paid off in full on or prior to the Closing;

(vii)    violate or, other than in the ordinary course of business consistent with past practice, amend, terminate, waive, fail to renew, release or assign, or otherwise modify, the material terms of, any Material Contract or Company Permit, or enter into any Contract that would be a Material Contract if entered into prior to the date hereof, other than a customer Contract with expected revenues of less than $5,000,000;

(viii)    other than in any transaction exclusively among the Group Companies, acquire any business or Person, or a portion of the assets of any business or Person, by merger or consolidation or by any other manner, in a single transaction or a series of related transactions;

(ix)    hire, promote, demote, terminate (other than a termination for cause) or otherwise change the employment status or title of any Employee with an annual salary in excess of $250,000;

(x)    incur any Indebtedness (other than Pre-Closing Taxes arising in the ordinary course of business), or assume, grant or guaranty or endorse or otherwise as an accommodation become responsible for, the obligations of any other Person (other than any Group Company), in each case except for obligations that will be fully satisfied on or prior to Closing;

(xi)    pay, discharge, compromise, waive or settle any pending or threatened Action where the matter in dispute is in excess of $500,000 or enter into any consent decree, injunction, order or similar restraint or form of equitable relief that would result in the admission of wrongdoing by the Company or its Affiliates or would otherwise affect the Company or its Affiliates following the Closing, except as may be ordered by a court, tribunal or other Governmental Authority of competent jurisdiction;

(xii)    other than in the ordinary course of business, revalue any of its assets (whether tangible or intangible) including, without limitation, writing off notes or Accounts Receivable;

(xiii)    sell, transfer, assign, exclusively license, abandon, permit to lapse or otherwise dispose of any Company Intellectual Property owned by a Group Company;

(xiv)    make any material change in policies with respect to the payments of accounts payable or accrued expenses or the collection of Accounts Receivable or any other material change with respect to the management of Working Capital;

(xv)    make any settlement of or compromise any Tax liability, change any Tax election or Tax method of accounting or make any new Tax election (except where any such new election is consistent with customary past practice) or adopt any new Tax method of accounting; surrender any right to claim a refund of Taxes; consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or take any other action that would have the effect of increasing the Tax liability of any Group Company for any period after the Closing Date;

(xvi)    authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $11,000,000 or capital expenditures that are, in the aggregate, in excess of $2,000,000 for the Group Companies during any calendar month;

(xvii)    enter into any Related Party Contract;

(xviii)    make any changes in the method of accounting or accounting practice or policy, except as required by IFRS;

(xix)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, or otherwise alter the Company’s capital structure;

(xx)    permit the lapse of any existing policy of material insurance relating to the business or assets of the Company;

(xxi)    enter into any new line of business; or

(xxii)    authorize, agree or commit to do, any of the foregoing actions.

Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement (A) will give Buyer, directly or indirectly, rights to control or direct the business or operations of the Company and the Company Subsidiaries prior to the Closing or (B) shall operate to prevent or restrict any act or omission by the Company or the Company Subsidiaries the taking of which is required by applicable Law. Prior to the Closing, the Company and each Company Subsidiary will exercise, consistent with the terms and conditions of this Agreement, control of their business and operations.

7.3    Conduct of Business of Buyer. During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 11, except (v) as expressly required by this Agreement, (w) as otherwise required by applicable Law, (x) as otherwise set forth in Section 7.3 of the Buyer Disclosure Schedules, (y) as otherwise consented to in writing (which consent shall not be unreasonably withheld, delayed or conditioned) by Seller or (z) for any action taken, or omitted to be taken, in order to comply with any COVID-19 Measures or which is otherwise taken, or omitted to be taken, reasonably and in good faith to respond to COVID-19, Buyer shall not:

(a)    adopt any amendment to the Organizational Documents of Buyer in a manner adverse in any material respect to Seller relative to the holders of Buyer Common Stock or other holders of Buyer Warrants or that results in a Buyer Transaction Adverse Effect;

(b)    (i) acquire, whether by merging with or into, consolidating with, purchasing all or a portion of the assets of or all or a portion of the equity in, or otherwise, any business or corporation, partnership, or other business organization or division thereof or other Person, (ii) dissolve, merge or consolidate with any other Person, or (iii) engage in any business combination transaction or sale, whether by merging with or into, consolidating with, or selling all or a portion of its or its Affiliates’ assets or equity to, any other Person, in the case of each of clauses (i), (ii) or (iii), that results in a Buyer Transaction Adverse Effect;

(c)    adjust, split, combine, subdivide, redeem, repurchase or reclassify any shares of its capital stock (i) without making corresponding adjustments to the exercise price and number of shares of Buyer Common Stock purchasable upon exercise of the Warrant Consideration in accordance with the terms of the Buyer Warrants as if the Warrant Consideration is outstanding as of the date of this Agreement or (ii) that results in a Buyer Transaction Adverse Effect;

(d)    adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than with respect to direct or indirect wholly owned Subsidiaries of Buyer);

(e)    declare, issue or pay any dividends or other distributions in respect of the Buyer Common Stock or other equity securities of Buyer;

(f)    take any action (or omit to take any action) if such action (or omission) would result in any Buyer Transaction Adverse Effect; or

(g)    authorize, agree or commit to do, any of the foregoing actions.

7.4    Employee Matters.

(a)    Subject to compliance with applicable Law, from and after the Closing Date until the nine (9) month anniversary thereof, Buyer shall, or shall cause the Company or a Company Subsidiary to, provide to each person who is a shore-based employee of the Company or any Company Subsidiary immediately prior to the Closing (collectively, the “Continuing Employees”) (i) a base salary or base wages, (ii) a short-term (annual or more frequent) bonus (other than any equity-based compensation or bonus) and/or commission opportunity and (iii) employee benefits (including severance) that are, with respect to clauses (i), (ii) and (iii), substantially comparable in the aggregate to those provided to similarly situated employees of Buyer immediately prior to Closing, to the extent applicable; provided, however, that subject to the terms and restrictions set forth in any Contract with any Employee listed on Section 5.14(a) of the Seller Disclosure Schedules or applicable Law, nothing herein shall preclude Buyer, the Company or any Company Subsidiary from terminating the employment of any Employee at any time on or after the Closing.

(b)    Buyer shall and shall cause service rendered by Continuing Employees prior to the Closing Date to be taken into account for all purposes including participation, coverage, vesting and level of benefits, as applicable, under all employee benefit plans, programs, policies and arrangements of Buyer and its Subsidiaries (including the Company and each Company Subsidiary) in existence on the Closing Date from and after the Closing Date, to the same extent as such service was taken into account under corresponding plans of the Company and each Company Subsidiary for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service. Without limiting the foregoing, Buyer shall use commercially reasonable efforts to ensure Continuing Employees will not be subject to any pre-existing condition or limitation under any health or welfare plan of Buyer or its Subsidiaries (including the Company and each Company Subsidiary) in existence on the Closing Date for any condition for which such employee would have been entitled to coverage under the corresponding plan of the Company and each Company Subsidiary in which such employee participated immediately prior to the Closing Date. Buyer shall cause such employees to be given credit under such plans for co-payments made, and deductibles satisfied, prior to the Closing Date for the plan year in which the Closing occurs.

(c)    Notwithstanding anything to the contrary herein, nothing contained in this Section 7.4 is intended to or shall (i) confer any rights, remedies or claims upon any employee or other service provider of the Company or any Company Subsidiary and (ii) be considered to establish, or be an amendment of any Company Plan, (iii) shall alter or limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit plan, program, policy or arrangement, or (iv) shall create any obligation on the part of Buyer or any of its Affiliates to employ any employee or engage any independent contractor for any period following the Closing Date.

7.5    Stock Exchange Listing. Prior to the Closing, Buyer shall cause all filings with the NYSE required in connection with the transactions contemplated hereby to be completed and otherwise use best efforts to take all such actions as may be reasonably necessary for the shares of Buyer Common Stock issuable upon exercise of the Buyer Warrants to be issued at Closing to be approved for listing on the NYSE from and after the time of Closing, subject to official notice of issuance.

7.6    Further Assurances. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 11, each of the Parties shall execute such documents and perform such further acts as may be necessary, proper or advisable under applicable Law or otherwise to carry out the provisions hereof and the actions contemplated hereby. Each Party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

7.7    Officer and Director Indemnification and Insurance.

(a)    During the period commencing on the Closing Date and ending on the sixth (6th) anniversary of the Closing Date, Buyer will fulfill, in all material respects, the obligations of the Company and the Company Subsidiaries pursuant to any indemnification agreements between the Company or a Company Subsidiary and any of their respective current or former directors, managers, officers or employees (each, an “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”) for any acts or omissions by such D&O Indemnified Parties occurring prior to the Closing. In addition, during the period commencing on the Closing Date and ending on the sixth (6th) anniversary of the Closing Date, Buyer will cause the Organizational Documents of the Company and the Company Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Company and the Company Subsidiaries as of the date of this Agreement.

(b)    The covenants contained in this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a D&O Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. In the event that Buyer or the Company (following the Closing) or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall take all necessary action so that the successors or assigns of Buyer or the Company (following the Closing), as the case may be, shall succeed to the obligations set forth in this Section 7.7.

7.8    Waiver of Conflicts Regarding Representation.

(a)    The Parties acknowledge that Holland & Knight LLP and certain local counsel set forth on Section 7.8 of the Seller Disclosure Schedules (collectively, the “Deal Advisors”) have acted as legal counsel or advisors to Seller and its Affiliates (collectively, the “Seller Parties”) in connection with the negotiation, preparation, execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby or thereby, and may be deemed in connection therewith to have acted as legal counsel or advisors to the Company and the Company Subsidiaries prior to the Closing (the “Existing Representation”), and that the Deal Advisors intend to and may act as legal counsel or advisors to the Seller Parties after the Closing. The Parties further acknowledge and agreed that the Existing Representation does not include communications between the Company and its Subsidiaries, on the one hand, and the Deal Advisors, on the other hand, relating to matters other than the negotiation, preparation, execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby or thereby, including general business matters of the Company and its Subsidiaries. In light of the foregoing, (i) each of Buyer and the Company hereby waives, on its own behalf and agrees to cause its respective Subsidiaries to waive, any conflicts that may arise out of or in relation to the representation after the Closing of any Seller Party in any matter involving this Agreement, any Related Agreement or the transactions contemplated hereby or thereby by the Deal Advisors (including any matter that may be related to an Action related to this Agreement, any Related Agreement or the transactions contemplated hereby or thereby), and (ii) in the event that a dispute arises between or among Buyer or any of its Affiliates (including, after the Closing, the Company and the Company Subsidiaries) and any Seller Party (including, prior to the Closing, the Company and the Company Subsidiaries), in any matter involving this Agreement, the Related Agreements, or the transactions contemplated hereby, each of the Parties (x) agrees that the Deal Advisors may represent such Seller Party in such dispute even though the interests of such Seller Party may be directly adverse to Buyer or any of its Affiliates (including, after the Closing, the Company or the Company Subsidiaries), and (y) even though the Deal Advisors may have represented the Company or the Company Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Seller Parties, Buyer and, after the Closing, the Company, waive, on behalf of themselves and each of their respective Affiliates, any conflict of interest in connection with such representation by the Deal Advisors. Without limiting the foregoing, each of Buyer and the Company (on behalf of itself and its Subsidiaries) consents to the disclosure by the Deal Advisors, in connection with any post-Closing representation, to the Seller Parties of any information learned by any such Deal Advisor in the course of the Existing Representation, whether or not such information is subject to the attorney-client privilege of the Company or any of its Subsidiaries or any Deal Advisor’s duty of confidentiality as to the Company or any of its Subsidiaries, and whether or not such disclosure is made before or after the Closing.

(b)    Each of Buyer and the Company (on behalf of itself and its Subsidiaries) waives and shall not assert, and agrees after the Closing to cause its Subsidiaries to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Deal Advisors, on the one hand, and any Seller Parties or the Company or any of its Subsidiaries (collectively, the “Pre-Closing Parties”), or any advice given to any Pre-Closing Party by any Deal Advisor, occurring during the Existing Representation (collectively, “Pre-Closing Privileges”) in connection with any post-Closing representation, including in connection with a dispute between any Seller Party and one or more of Buyer, the Company and their respective Subsidiaries, it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained solely by Seller, and shall not pass to or be claimed or used by Buyer or the Company, except as provided in the last sentence of this Section 7.8(b). Furthermore, each of Buyer and the Company (on behalf of itself and its Subsidiaries) acknowledges and agrees that any advice given to or communication with any of the Seller Parties shall not be subject to any joint privilege (whether or not the Company or one more of its Subsidiaries also received such advice or communication) and shall be owned solely by such Seller Parties. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any Group Company, on the one hand, and a third party other than a Seller Party, on the other hand, the Company shall (and shall cause its Subsidiaries to) assert the Pre-Closing Privileges on behalf of the Seller Parties to prevent disclosure of privileged materials to such third party; provided, however, that such privilege maybe waived only with the prior written consent of Seller. In addition, Buyer agrees that, following the Closing Date, it would be impractical to remove all attorney-client communications relating to the Existing Representation created prior to the Closing Date from the records (including e-mails and other electronic files) of the Group Companies. Accordingly, following the Closing, Buyer will use commercially reasonable efforts not to and will use commercially reasonable efforts to cause each of its Affiliates (including the Group Companies) not to, access or use such attorney-client communication relating to the Existing Representation remaining in the records of the Group Companies after the Closing in a manner that would be adverse to Seller or its Affiliates or which would waive attorney-client privilege.

(c)    Buyer acknowledges and agrees, on behalf of itself and, after the Closing, the Group Companies, that each has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than the Deal Advisors.

(d)    This Section 7.8 is for the benefit of the Deal Advisors (including their respective partners and employees), which are intended third-party beneficiaries of this Section 7.8.

7.9    Tax Matters.

(a)    Tax Returns. Buyer will prepare and timely file, or cause to be prepared and timely filed, with the relevant Taxing Authorities all Tax Returns of the Company and the Company Subsidiaries for any Pre-Closing Tax Period or a Straddle Period that are due (including any extensions) after the Closing Date or that otherwise have not been filed on or prior to the Closing Date. Each of the Tax Returns that must be filed pursuant to this Section 7.9(a) will be prepared in a manner that is, subject to applicable Law, consistent with the last such Tax Return filed by the Group Companies in the relevant jurisdiction. A copy of the Tax Returns prepared by Buyer pursuant to this Section 7.9(a) will be submitted to Seller at least thirty (30) days prior to the applicable due date, including extensions (other than Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period, which shall be provided promptly after filing). Seller will have the right to review and comment in writing on the Tax Returns prepared by Buyer within fifteen (15) days after receipt of such Tax Returns from Buyer (the “Tax Comment Period”). Buyer shall consider Seller’s comments to such Tax Returns in good faith. If Seller does not comment on such Tax Returns during the Tax Comment Period, or if Buyer accepts all comments of Seller, then Buyer will timely file (or cause to be timely filed) such Tax Returns. If there are disputes between the parties, Buyer and Seller will attempt in good faith to resolve such disputes. If any dispute regarding any Tax Return cannot be resolved by the due date of such Tax Return, then (i) Buyer may cause such Tax Return to be filed in such manner as Buyer reasonably determines, in good faith, to be appropriate and (ii) Buyer and Seller shall submit such dispute to the Accounting Firm for resolution in accordance with the provisions of Section 2.4(b), and shall share in the fees and expenses of the Accounting Firm in accordance with Sections 2.4(b)(i) and 2.4(b)(ii). Notwithstanding the foregoing clause (i), Seller shall not be responsible for a greater amount of Tax related to a disputed Tax Return than that determined by the Accounting Firm pursuant to the foregoing clause (ii). Not later than five (5) days prior to the due date for payment of Taxes with respect to any Tax Return described in this Section 7.9(a), Seller shall pay to Buyer the amount of any Pre-Closing Taxes with respect to such Tax Return, other than any Taxes specifically included as Closing Indebtedness or in Working Capital on the final Post-Closing Statement.

(b)    Computation. The amount of Taxes of the Group Companies attributable to the portion of any Straddle Period ending on the Closing Date shall: (i) in the case of any Income Taxes, sales Taxes, employment Taxes and other Taxes of any Group Company that are readily apportioned between periods based on an actual or deemed closing of the books, be determined based on an interim closing of the books as of the close of business on the Closing Date (including with respect to any entity that is treated as a partnership or other pass-through entity for applicable Income Tax purposes in which any Group Company owns a beneficial interest); provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period, and (ii) in the case of other Taxes of any Group Company, be deemed to be the amount of such Tax for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the Straddle Period; provided that any activities or operations of the Group Companies outside the ordinary course of business consistent with past practice that are taken at the direction of Buyer on the Closing Date but following the Closing shall be allocated to the post-Closing Straddle Period.

(c)    Cooperation on Tax Matters. Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other Party in connection with the filing of Tax Returns and any Action with respect to Taxes imposed on or with respect to the assets, operations or activities of the Group Companies, including by making available to the other Party and its representatives such records and information as such Party may reasonably request for the preparation of any Tax Returns that are required to be filed by such Party or for future Tax planning analysis, as well as such additional records as such Party may reasonably require for the defense of any Action with respect to Taxes imposed on or with respect to the assets, operations or activities of any Group Company, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Section 7.9(c). Any information obtained under this Section 7.9(c) shall be kept confidential except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or any Action with respect to Taxes imposed on or with respect to the assets, operations or activities of the Group Companies or (ii) with the consent of Seller or Buyer, as the case may be. Each of Buyer and Seller shall make available to the other such Tax Returns and information as reasonably required by Seller or Buyer to comply with its obligations under this Agreement, provided, however, that notwithstanding anything in this agreement to the contrary, Seller shall not be required to make available its Tax Returns. Each of Buyer and Seller further agrees, upon a Party’s request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority, or any other Person, as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer, Seller or any Group Company (including with respect to the transactions contemplated by this Agreement); provided that the requesting Party shall reimburse the other Party for any reasonable expenses of the other Party incurred in connection therewith.

(d)    Certain Taxes and Fees. All stamp, transfer, documentary, sales, use, value-added, goods and services, registration and other such Taxes, and all conveyance fees, recording charges and other similar governmental fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement, and the associated costs and expenses of filing Tax Returns with respect to such Taxes and charges (collectively, “Transfer Taxes”), if any, will be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. The Party required under applicable Law will prepare and properly file true, complete and accurate Tax Returns and all other required documentation with respect to Transfer Taxes on a timely basis.

(e)    Tax Sharing Agreements. Seller shall cause all obligations of the Group Companies under all Tax sharing agreements or similar agreements to be terminated on or before the Closing Date, and after the Closing Date, no Group Company shall be bound thereby or have any liability thereunder.

(f)    Tax Contests. Notwithstanding any provision of Sections 10.5(a) or 10.5(b) to the contrary:

(i)    Each of Buyer and Seller shall promptly (and in any event within five (5) days) notify the other upon receipt of any written notice of any Action with respect to Taxes of any Group Company relating to a Pre-Closing Tax Period or a Straddle Period. The failure of Buyer to give such notice to Seller shall not relieve Seller of the Tax indemnification obligations provided hereunder except to the extent that such failure actually prejudices Seller. Each of Buyer and Seller shall attach with such notice all information and documentation reasonably necessary to evaluate such claim.

(ii)    Seller shall have the right to control the conduct of any Action with respect to Taxes for which Seller is required under this Agreement to indemnify Buyer; provided that (i) Buyer shall have the right to participate in such Action at its own expense, (ii) Seller shall consider in good faith any comments of Buyer with respect to the conduct of such Action, (iii) Seller shall keep Buyer reasonably informed of the status of such matter (including providing Buyer with copies of all written correspondence with a Taxing Authority regarding such matter), (iv) Seller shall pay cash by wire transfer of immediately available funds any amount that any Group Company (or successor) is required to pay, or that any Governmental Authority is then entitled to collect, in order to contest, object to or appeal any Action (which amount shall be repaid by Buyer to Seller to the extent it is ultimately refunded by the applicable Governmental Authority, together with any interest received from such Governmental Authority (net of any Taxes thereon)) and (v) Seller shall not enter into any settlement of or otherwise compromise any portion of such Action without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned. If Seller elects not to control the conduct of any such Action, Buyer shall have control of the conduct of such Action, provided that if Seller is required under this Agreement to indemnify Buyer with respect to the Taxes that are the subject of such Action, (x) Seller shall have the right to participate in such Action at its own expense, (y) Buyer shall consider in good faith any comments of Seller with respect to the conduct of such Action, and (z) Buyer shall keep Seller reasonably informed of the status of such matter (including providing Seller with copies of all written correspondence with a Taxing Authority regarding such matter).

(g)    Tax Refund. Buyer shall promptly notify Seller of and pay (or cause to be paid) to Seller any BRZ Refund, net of any Taxes, reasonable out-of-pocket costs or expenses incurred by Buyer or any of its Affiliates (including any Group Company) in connection with obtaining such BRZ Refund or its obligations under this Section 7.9(g). Buyer shall pay (or cause to be paid) the amounts described herein within thirty (30) days after the actual receipt of the BRZ Refund (or, in the case of a credit in lieu of a refund, the due date for the filing of a Tax Return that reflects the actual reduction in cash Taxes resulting from such credit in lieu of a refund). Buyer shall use commercially reasonable efforts to cooperate with Seller in obtaining the BRZ Refund, in accordance with the preparation and filing of Tax Returns pursuant to Section 7.9(a), including through the filing of amended Tax Returns or refund claims, and in accordance with Section 7.9(c).

7.10    Exclusivity. From the date hereof until the Closing (or earlier termination of this Agreement in accordance with its terms), Seller shall not, and shall cause its Affiliates (including the Group Companies) and all of its and their Representatives not to, directly or indirectly, (a) take any action to solicit, initiate, induce, knowingly encourage or knowingly facilitate the making or submission of an Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal, (b) participate in any discussions or negotiations with, or provide any nonpublic information relating to the Group Companies or the Non-Controlled Companies to, any Person (other than Buyer and its Representatives) in connection with or in response to an Acquisition Proposal or any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Group Companies) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. From and after the date hereof until the Closing or earlier termination of this Agreement in accordance with its terms, Seller shall promptly (and in any event within two (2) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to lead to an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

7.11    Delivery of Financial Statements.

(a)    Seller shall cause management of the Group Companies to provide a reconciliation of the 2021 Audited Financial Statements to U.S. GAAP that is not part of the 2021 Audited Financial Statements at least ten (10) days prior to the Closing Date.

(b)    With respect to interim periods ending after December 31, 2021 and prior to the Closing, Seller shall use commercially reasonable efforts to (i) prepare or cause the Group Companies to prepare any interim financial statements of the Group Companies that are required to be filed with the SEC (x) in a Form 8-K pursuant to Item 9.01(a) thereof or (y) necessary for Buyer to comply with its obligations under the Registration Rights Agreement, in each case for the periods specified in Rule 3-05(c) (and if Rule 3-05(c) is not applicable, then Rule 3-05(b)) of, and otherwise prepared in accordance with the Applicable Accounting Requirements, (ii) to the extent such interim financial statements are completed prior to the Closing and required to be furnished to Buyer in accordance with clause (A) below, cause any such interim financial statements to be reviewed by PricewaterhouseCoopers LLP (“PWC”) in accordance with the requirements of Regulation S-X, and (iii) (A) furnish such interim financial statements to Buyer no later than 15 (fifteen) calendar days prior to the date the financial statements contemplated in clause (i) above must be filed with the SEC in accordance with clause (i), provided such filing date is on or prior to the Closing, or, (B) if the Closing occurs prior to the date such financial statements must be filed, furnish all working papers and drafts in connection with the preparation of such interim financial statements to Buyer at or prior to Closing. Any financial statements furnished to Buyer pursuant to this Section 7.11(b) (excluding any work papers, drafts or other documents contemplated in the preceding clause (B)) are the “Post-Signing Financial Statements.”

(c)    Following the Closing and until the date that is one hundred and twenty (120) days thereafter, Seller shall provide reasonable access during normal business hours and with prior notice to its personnel and records and permit Buyer and its Representatives to contact PWC, and Seller shall cause its personnel, and shall use its commercially reasonable efforts to cause PWC, to discuss, cooperate with and provide information reasonably requested by Buyer or its Representatives, in order for Buyer to prepare (i) financial statements of the Group Companies following the Closing (to the extent covering any period prior to the Closing) and (ii) pro forma financial statements of Buyer that meet the requirements of Regulation S-X promulgated under the Securities Act, including, for the avoidance of doubt, a reconciliation of the financial statements of the Group Companies to U.S. GAAP. If Seller has not materially complied with its obligations set forth in the immediately preceding sentence, the termination of the one hundred twenty (120) day period will be tolled until Seller complies with such obligations. Seller shall use its commercially reasonable efforts and provide such assistance as is reasonably requested by Buyer to obtain the consent of PWC to the filing by Buyer of any financial statements of the Group Companies furnished pursuant to Section 7.11(a) or Section 7.11(b) Buyer is required to file with the SEC. Seller’s out of pocket costs for all discussions, cooperation and provision contemplated in this Section 7.11(c) shall be at the sole cost and expense of Buyer and shall not unreasonably interfere with the normal operations of Seller, and Seller and its Affiliates shall not be required to incur any out of pocket liability in connection with providing such information, cooperation or assistance for which the Seller is not entitled to reimbursement and indemnification by Buyer pursuant to this Section 7.11(c) and Section 7.11(d). Notwithstanding the foregoing, other than the director of finance of the Business, who is not employed by a Group Company, all of the employees of Seller and its Affiliates involved in the preparation of the financial statements of the Group Companies are employees of the Group Companies, and, as such, Seller expects that upon Closing, Seller and its Affiliates would no longer have access to such employees, thereby limiting Seller’s ability to support Buyer’s post-Closing preparation of such financial statements, which limitation should not affect Seller’s ability to make any applicable records held by Seller reasonably accessible to Buyer or to request and consent that PWC cooperate with Buyer in accordance with this Section 7.11(c).

(d)    Following Closing, except to the extent of Seller’s and its Affiliates’ willful misconduct, fraud or gross negligence, Buyer shall indemnify and hold harmless Seller and its Affiliates, and their respective officers, employees and representatives, against any Losses incurred as a result of Seller’s and Seller Parent’s provision of information, including financial statements, or cooperation under clause (B) of Section 7.11(b) or Section 7.11(c) and any information utilized by Buyer in connection therewith, it being understood that no such Losses pursuant to this Section 7.11(d) shall constitute Company Transaction Expenses for any purpose hereunder.

(e)    Following Closing, except to the extent of Seller’s and its Affiliates’ willful misconduct, fraud or gross negligence, and except to the extent such Losses arise from a breach of the representations and warranties of Seller under Section 5.7(a), Buyer shall indemnify and hold harmless Seller and its Affiliates, and their respective officers, employees and representatives, against any Losses incurred as a result of Seller’s and Seller Parent’ provision of information, including financial statements, or cooperation under Section 7.11(a) and clause (A) under Section 7.11(b) and any information utilized by Buyer in connection therewith, it being understood that no such Losses pursuant to this Section 7.11(e) shall constitute Company Transaction Expenses for any purpose hereunder.

7.12    Regulatory Approvals; Third Party Consents.

(a)    Each of Buyer, Seller and the Company shall use its reasonable best efforts to obtain the authorizations, consents, orders and approvals of Governmental Authorities and officials set forth on Section 4.4 of the Seller Disclosure Schedules and Section 6.4 of the Buyer Disclosure Schedules, respectively, and such other authorizations, consents, orders and approvals of Government Authorities and officials that may be agreed to by the Parties to be necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement, and will reasonably cooperate with the other Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each Party agrees to use reasonable best efforts to make all notification filings necessary to obtain such approvals as promptly as practicable, and to supply to the appropriate Governmental Authorities any additional information and documentary material that may reasonably be requested pursuant to such Laws. Buyer and Seller shall equally split and pay the filing or notice fee required by any Governmental Authority and necessary for the consummation of the transactions contemplated herein.

(b)    Without limiting the generality of the undertakings pursuant to Section 7.12(a), each of Buyer, Seller and the Company agrees to use its reasonable best efforts to avoid or eliminate any impediments and objections under any Antitrust Law that may be asserted by any Governmental Authority or any other party so as to enable the Parties to expeditiously close the transactions contemplated hereby. Each of Buyer, Seller and the Company shall not, and shall cause its respective Affiliates not to, take any action that would reasonably be expected to adversely affect the approval of any Governmental Authority of any of the filings or applications referred to in this Section 7.12. Notwithstanding the foregoing, nothing contained in this Agreement, including this Section 7.12, or the “reasonable best efforts” standard generally, shall require, or be construed to require that Buyer, Seller or the Company to take, or cause to be taken, any action that would require any of them to sell, divest, assign, dispose of or hold separate (or effect any other remedy requested by a Governmental Authority in respect of) any assets or business of Buyer, the Company, Seller or their respective Subsidiaries, or agree to, or enter into, any conditions or mitigation agreements or other remedies under any Antitrust Law that may be asserted by any Governmental Authority or any other party.

(c)    Each Party shall promptly notify the other Party(ies) of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and reasonably permit any other Party to review in advance any proposed substantive communication by such party to any Governmental Authority, to the extent legally permissible. None of Buyer, Seller or the Company shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless such Party consults with the other Party(ies) in advance and, to the extent permitted by such Governmental Authority and applicable Law, gives the other Party(ies) the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the Parties will reasonably coordinate and cooperate with each other in exchanging such information and providing such assistance as any other Party(ies) may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods.

(d)    Seller and the Company shall, and shall cause the Company Subsidiaries to, promptly give such notices to third parties and use their commercially reasonable efforts to obtain such third party consents referenced in Section 7.12(d) of the Seller Disclosure Schedules in connection with the transactions contemplated by this Agreement. Buyer shall reasonably cooperate and use commercially reasonable efforts to assist the Company and the Company Subsidiaries in giving such notices and obtaining such consents. Notwithstanding anything to the contrary contained herein, neither Seller nor any of its Affiliates shall have any obligation to make any payments which have not been provided by Buyer or incur any Liability to obtain any consents of third parties contemplated by this Section 7.12(d), and the failure to receive any such consents shall not, in and of itself, be taken into account with respect to whether any condition to the Closing set forth in Article 8 shall have been satisfied.

(e)    Without limiting the generality of the undertakings pursuant to Section 7.12(a), (I) promptly following the date hereof, the Parties shall (A) submit an application to the United States Coast Guard with respect to the form of Warrant Agreement, including the Alternative Warrant Exercise (as defined in the Warrant Agreement) related provisions therein, for a written ruling or determination by the United States Coast Guard as to whether the form of Warrant Agreement that includes the Alternative Warrant Exercise, if implemented in accordance with its terms, would adversely affect Buyer’s status as a U.S. Citizen (the “USCG Application”, and such final written ruling or determination by the United States Coast Guard on the USCG Application, the “USCG Determination”)), and (B) in connection with such USCG Application, request to, and if invited, thereafter meet (telephonically or online) with representatives of the United States Coast Guard to present and explain the USCG Application to the United States Coast Guard, and (II) each of Buyer, Seller and the Company agrees to use its commercially reasonable efforts to supply the United States Coast Guard with any additional information and documentary material that may reasonably be requested by the United States Coast Guard in connection with obtaining the USCG Determination, and to amend or revise the Warrant Agreement as may be reasonably requested by the United States Coast Guard in order to obtain a USCG Determination that the form Warrant Agreement (as such form may be amended further to any such requests by the United States Coast Guard) that includes the Alternative Warrant Exercise, if implemented in accordance with its terms, would not adversely affect Buyer’s status as a U.S. Citizen nor cause Buyer to cease to qualify as a U.S. Citizen. If the United States Coast Guard issues a USCG Determination in which it (X) determines that the form Warrant Agreement that includes the Alternative Warrant Exercise, if implemented in accordance with its terms, would adversely affect Buyer’s status as a U.S. Citizen or cause Buyer to cease to qualify as a U.S. Citizen, or (Y) it notifies the parties that it will not expressly confirm or consent to the use or implementation of the Alternative Warrant Exercise related provisions therein, then in each such case, prior to the Closing, the Parties shall revise the form of Warrant Agreement to extract and delete therefrom all provisions relating to the Alternative Warrant Exercise so that the form of Warrant Agreement is substantively similar to the Buyer’s Creditor Warrant Agreement, dated as of July 31, 2017, between the Buyer, as issuer, and Computershare Inc. and Computershare Trust Company, N.A., collectively as warrant agent.

7.13    Use of Seller Marks.

(a)    With respect to the licensing of the Seller Name and Marks, Seller and Buyer shall enter into a Transitional Trademark License Agreement. Except as otherwise provided in this Section 7.13 or in the Transitional Trademark License Agreement, Buyer and its Affiliates (which, for the purposes of this Section 7.13, shall include the Group Companies) shall cease and discontinue all uses of the names and marks of Seller and its Affiliates, including the Seller Name and Marks. Buyer, for itself and its Affiliates, agrees that the rights of the Group Companies to the Seller Name and Marks pursuant to the terms of any trademark agreements between Seller and its Affiliates (other than the Group Companies), on the one hand, and one or more of the Group Companies, on the other hand, shall terminate on the Closing Date and be replaced by such rights as are provided by the Transitional Trademark License Agreement with respect to the Seller Name and Marks.

(b)    Buyer, for itself and its Affiliates, agrees that after the Closing Date, Buyer and its Affiliates (i) will not expressly, or by implication, do business as or represent themselves as Seller or its Affiliates, (ii) with respect to services provided by them after the Closing Date, not represent that such services are those of Seller or its Affiliates and (iii) will cooperate with Seller or any of its Affiliates in terminating any Contracts pursuant to which Seller or any of the Group Companies licenses any of the Seller Name and Marks to customers, at Seller’s costs.

(c)    Buyer acknowledges and agrees that nothing in this Agreement shall transfer or license, or shall operate as an agreement to transfer or license, any right, title or interest in or to the Seller Name and Marks (other than as set out in the Transitional Trademark License Agreement). For the avoidance of doubt, all Intellectual Property (other than as provided by the Transitional Trademark License Agreement) owned by a Group Company prior to Closing shall continue to be owned by and shall belong to such Group Company. Furthermore, nothing in this Agreement or the Transitional Trademark License Agreement prevents Buyer and its Affiliates (including the Group Companies) from using the Seller Name and Marks (i) in a neutral, explanatory, non-trademark, non-advertising and non-publicity manner to describe the historical relationship of the Seller and Group Companies in informational materials, or (ii) to the extent required by Law.

7.14    Certain Pre-Closing Transfers. Prior to Closing, Seller and the Group Companies shall, and shall cause the members of the Group Companies to, distribute, transfer, assign or otherwise convey to Seller or any of its Subsidiaries (other than the Group Companies) the Retained Assets and any liabilities related to or arising from the Retained Assets.

7.15    Termination of Related Party Transactions. Prior to the Closing and except for this Agreement and such Related Party Contracts set forth on Section 7.15 of the Seller Disclosure Schedules, Seller shall (x) terminate, cause to be terminated (without any costs or any other Liability to Buyer or its Affiliates (including, after the Closing, the Group Companies)), each of the Related Party Contracts, and (y) cause (i) all amounts owed to a Group Company under a Related Party Contract by Seller and its Affiliates (other than the Group Companies) to be paid to such Group Company or otherwise extinguished, and (ii) all amounts owed to Seller and its Affiliates (other than the Group Companies) by the Group Companies under the Related Party Contracts to be paid or extinguished.

7.16    Payoff Letters. At least five (5) Business Days prior to the anticipated Closing Date, Seller shall deliver or cause to be delivered to Buyer payoff letters from all holders of Indebtedness for borrowed money or guarantees of the Group Companies set forth on Section 7.16 of the Seller Disclosure Schedules in form reasonably acceptable to Buyer (collectively, the “Payoff Letters”), which provide that all guarantees by, and other obligations of, the Group Companies in respect of such Indebtedness, and all Encumbrances on the Shares and the assets and properties of the Group Companies securing the obligations in respect of such Indebtedness for borrowed money or guarantees under the applicable documentation relating thereto, as applicable, shall be released and terminated effective concurrently with the Closing with no liability to the Buyer or any of its Affiliates, together with the return, at or promptly following the Closing Date, of any collateral in the possession of the administrative agent or collateral agent under the credit facilities with respect to such Indebtedness and the delivery of UCC-3 or other similar termination statements and other documentation necessary to terminate or discharge any Encumbrances recorded against the assets or property of the Group Companies in connection with such Indebtedness for borrowed money or guarantees (together with appropriate authorizations pursuant to the Payoff Letters for the Group Companies or Buyer to file the same).

7.17    Credit Support for the Business. From and after the Closing, Buyer shall cause the Group Companies to indemnify and hold harmless Seller and its Affiliates (other than the Group Companies) from and against any Losses incurred by Seller or its Affiliates resulting from any payment or performance obligations incurred by Seller or its Affiliates following the Closing under any guarantee or credit support provided by, or any letter of credit, performance bond or surety posted by, any Seller or any of their respective Affiliates (other than the Group Companies) or any third party on behalf of Seller or its Affiliates (other than the Group Companies) with respect to the business of the Group Companies or for the benefit of any Group Company (the “Financial Assurances”), unless Sellers and its Affiliates (other than the Group Companies) have materially breached their obligation to reasonably cooperate with Buyer and the Group Companies in respect of the return or unconditional release thereof pursuant to this Section 7.17. On or as promptly as reasonably practicable after the Closing Date, Buyer shall, and shall cause each of the Group Companies to, use its reasonable best efforts (and Seller and its Affiliates (other than the Group Companies) shall reasonably cooperate with Buyer and the Group Companies) to cause the return or unconditional release by the applicable counterparty of the Financial Assurances listed on Section 7.17 of the Seller Disclosure Schedules, including by providing substitute guarantees, furnishing letters of credit, instituting escrow arrangements or posting surety or performance bonds.

7.18    Resignation of Directors and Officers. If requested by Buyer, the Company shall deliver to Buyer at or prior to the Closing the resignation of any directors and officers of any Group Company, as identified by Buyer in its sole discretion, such resignations to become effective as of the Closing.

7.19    Restrictive Covenants.

(a)    Seller agrees, to the maximum extent not violative of applicable Law, that for a period of two (2) years following the Closing Date, Seller will not, nor will it permit any of its Restricted Affiliates to, directly or indirectly, solicit for employment any Continuing Employee who is or has been employed by any of the Group Companies, at, or at any time within one (1) year prior to, the time of the act of solicitation; provided, however, that (i) general solicitations, such as through newspaper advertisements, not directed at any Continuing Employees, will not be deemed to violate this Section 7.19(a); and (ii) this Section 7.19(a) shall not apply to any Continuing Employee (x) whose employment with Buyer or any of its Affiliates, including the Group Companies, is terminated by Buyer or any of its Affiliates, (y) after 180 calendar days from the date of termination of such employee’s employment for any reason, or (z) if Buyer consents to such Continuing Employee’s solicitation or hire by Seller or any of its Restricted Affiliates.

(b)    Seller agrees, to the maximum extent not violative of applicable Law, that for a period of five (5) years following the Closing Date, Seller will not, and will not permit any of its Restricted Affiliates to, engage in the Business in any country (the “Restricted Territory”) in which the Business conducts operations as of the Closing Date (as conducted in the Restricted Territory, the “Restricted Business”) or intentionally interfere in any material respect related to the Restricted Business with the business relationships (whether formed prior to or, to the extent known by Seller, after the date of this Agreement) of Buyer and its Affiliates (including the Group Companies) with and customers or suppliers of the Restricted Business; provided, however, that nothing herein shall be construed to prevent Seller or its Affiliates from (i) acquiring or owning, directly or indirectly, for investment purposes only, less than 5% of a class of equity securities issued by any Person which Person (A) is publicly traded or listed on any stock exchange or automated quotation system and (B) engages, directly or indirectly, in the Restricted Business; (ii) acquiring any Person or business that, directly or indirectly, engages in the Restricted Business if less than 10% of the aggregate EBITDA in the most recent complete fiscal year of such acquired Person or business (calculated on a consolidated basis) was attributable to the Restricted Business; (iii) performing its obligations under this Agreement or any ancillary document or (iv) engaging in the activities set forth on Section 7.19(b) of the Seller Disclosure Schedule. In the event Seller, or any of its Affiliates, acquires, to the extent permitted by clause (ii) above, a Person or business that, directly or indirectly, engages in the Restricted Business, Seller will, or will cause its applicable Restricted Affiliate, to use its reasonable best efforts to dispose of such portion of such Person or business that engages in the Restricted Business in the Restricted Territory within twelve (12) months of the consummation of such acquisition by Seller or such Restricted Affiliate of Seller.

(c)    Seller acknowledges and agrees that the covenants set forth in this Section 7.19 are reasonable in geographical and temporal scope and in all other respects. The covenants contained in this Section 7.19 relate to matters which are of a special, unique and extraordinary character, and any violation of these covenants would cause substantial and irreparable injury to Buyer, the amount of which would be impossible to estimate or determine and which cannot be adequately compensated. Seller acknowledges that Buyer would not have entered into this Agreement without Seller’s commitment in binding itself and its Restricted Affiliates to these covenants. Therefore, in the event of a breach or a threatened breach by Seller or any of its Restricted Affiliates of these covenants, Buyer will be entitled to an injunction restraining Seller or such Restricted Affiliate from such breach or threatened breach without the necessity of proving the inadequacy as a remedy of money damages; provided, however, that the right to injunctive relief will not be construed as prohibiting Buyer from pursuing or obtaining any other available remedies, whether at law or in equity, for such breach or threatened breach.

(d)    If any court determines that any provision (or part thereof) included in this Section 7.19 is unenforceable, such court will have the power to reduce the duration or scope of such provision (or part thereof) or otherwise reform such provision (or part thereof) and, as the case may be, in reduced or reformed form, such provision shall be enforceable; it is the intention of the Parties hereto that the foregoing restrictions shall not be terminated, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Agreement in the jurisdiction of the court that has made the adjudication.

7.20    Certain Pension Matters.

(a)    Buyer and Seller agree that Seller shall cause Swire Pacific Ship Management Limited (“SPSML”) to issue the Agreed Member Communication substantially in the form set forth on Section 7.20(a) of the Seller Disclosure Schedules (the “Agreed Member Communication”) to each member of the Swire Pacific Ship Management Limited Provident Fund – 1990 (the “Scheme”) as soon as practicable from and after the date hereof.   From and after the Closing, Buyer shall cause: (i) other than with the prior written consent of Seller, the trust assets of the Scheme to remain invested in money market products pending the winding up of the Scheme; and (ii) SPSML to comply with all of its obligations relating to the continued operation of the Scheme and its winding up, including but not limited to, the provisions of the Agreed Member Communication, and those under the Occupational Retirement Schemes Ordinance (Cap. 426 of the laws of Hong Kong), the Mandatory Provident Fund Schemes (Exemption) Regulation (Cap. 485B of the laws of Hong Kong), the Trust Deed dated February 8, 1991 (as amended) and any agreement with the trustee (HSBC Institutional Trust Services (Asia) Limited) or the administrator (Cannon Trustees Limited).  Buyer and Seller agree jointly to appoint the scheme actuary (Willis Towers Watson) to value the Scheme as at Closing (such valuation to assume that the Scheme shall terminate at the end of the 90-day notice referred to in the Agreed Member Communication) and agree also that should such valuation identify any surplus or deficit existing at Closing then, at the termination of the Scheme: (1) in the case of a surplus, the Buyer shall pay to the Seller an amount equal to such surplus less any Taxes, reasonable out-of-pocket costs or expenses payable thereon, and (2) in the case of a deficit, the Seller shall pay to the Buyer an amount equal to such deficit, in each case, by wire transfer of immediately available funds to an account designated by the recipient within five (5) Business Days after receipt or payment, as applicable, thereof by Buyer.  Buyer agrees to take such steps as may be reasonably necessary to give effect to the terms of the Agreed Member Communication, and undertakes not to take any steps which may undermine the terms of the Agreed Member Communication.   Notwithstanding anything to the contrary in the Agreement, to avoid double counting, no amounts paid under this Section 7.20(a) shall be included in the Purchase Price Adjustment pursuant to Section 2.4 or any indemnification obligation under Article 10.

(b)    From and after the Closing to the date that either the Merchant Navy Officers Pension Fund (“MNOPF”) is terminated (such date, the “MNOPF Termination Date”) or the Merchant Navy Ratings Pension Fund (“MNRPF”) is terminated (such date, the “MNRPF Termination Date”), Buyer will, and will cause Swire Pacific Ship Management Ltd. (“SPSM”) to, continue to administer the SPSM’s participation in MNOPF and the MNRPF in accordance with the administrative practices utilized by Seller and SPSM as of the Closing Date. Termination of the MNOPF or the MNRPF as of the MNOPF Termination Date or MNRPF Termination Date, respectively, may result in a finding that SPSM’s participation in the MNOPF or the MNRPF, respectively, is overfunded or underfunded as of such dates, and that such termination may result in a deficit of contributions or surplus of contributions either owed by or attributable to SPSM. If the termination of the MNOPF or the MNRPF occurs on or prior to the tenth (10th) anniversary of the Closing Date and such termination results in a finding that each or any of Seller, Buyer or SPSM or any of their respective Affiliates are entitled to a refund of contributions as a result of a surplus of contributions made to either of the MNOPF or the MNRPF, Buyer shall remit a payment to Seller, by wire transfer of immediately available funds to an account designated by the recipient, in the amount equal to such surplus less any Taxes, reasonable out-of-pocket costs or expenses payable thereon within five (5) Business Days of receiving such surplus from either the MNOPF or the MNRPF, or other applicable party.

7.21    Vessel Sales in Process. The proceeds from the sale of any Vessel set forth in Section 7.21(a) of the Seller Disclosure Schedules pursuant to any Contract entered into prior to the Closing Date that are received by Buyer or any of its Affiliates (including any Group Company) on or after the Closing Date (i) shall be for the account of Seller, and (ii) Buyer shall, and shall cause its Affiliates to, transfer any and all such proceeds (net of any Taxes, reasonable out-of-pocket costs or expenses incurred by the Buyer or any of its Affiliates (including any Group Company) with respect to such proceeds), by wire transfer of immediately available funds (to an account or accounts designated by Seller), to Seller within five (5) Business Days after receipt thereof. The proceeds (net of any Taxes, reasonable out-of-pocket costs or expenses incurred by the Seller or any of its Affiliates (including any Group Company) from the sale of any Vessel set forth in Section 7.21(b) of the Seller Disclosure Schedules pursuant to any Contract entered into prior to the Closing Date that are received by Seller or any of its Affiliates (including any Group Company) on or prior to the Closing Date (i) shall be for the account of Buyer, (ii) shall be retained by the Group Companies and not available for dividends or other cash distributions to Seller prior to the Closing Date and (iii) not be included in the calculation of Closing Cash. Nothing in this Section 7.21 shall be construed to permit Seller or the Group Companies to take any action with respect to the Vessels set forth on Section 7.21(b) of the Seller Disclosure Schedules except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement (including Section 7.2(b)).

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by Buyer:

8.1    Representations and Warranties Accurate. The (a) representations and warranties of Seller set forth in Section 5.20(iv) shall be true and correct in all respects as of the date of this Agreement, (b) Company Fundamental Representations and the Seller Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time) and (c) representations and warranties of the Seller set forth in this Agreement, other than those representations and warranties described in clause (a) or (b) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “material,” “in all material respects” and “Company Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (c), where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

8.2    Performance. The Company and Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

8.3    Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date hereof.

8.4    Officer’s Certificate. The Company with respect to it, and Seller with respect to it, shall have delivered to Buyer a certificate, signed by an executive officer of the Company in the case of the Company, and an executive officer of Seller in the case of Seller, dated as of the Closing Date, certifying the matters set forth in Sections 8.1 (Representations and Warranties Accurate), 8.2 (Performance) and 8.3 (Company Material Adverse Effect) with respect to such Person.

8.5    Legal Prohibition. No injunction, temporary restraining order or other similar decree or order issued by any Governmental Authority or court of competent jurisdiction in the United States of America or Bermuda is outstanding and active that declares this Agreement invalid or unenforceable or prohibits the consummation of the transactions contemplated hereby.

8.6    Seller Deliveries. Seller and the Company shall have delivered all documents or instruments required to be delivered by them pursuant to Section 2.3(b).

8.7    U.S. Coast Guard. Following compliance, in all material respects, by the Parties with their respective obligations under Section 7.12(e), the United States Coast Guard shall have issued its USCG Determination in response to the USCG Application submitted by the Parties pursuant to Section 7.12(e).

Buyer may not rely on the failure of any condition to its obligation to consummate the transactions contemplated hereby set forth in this Article 8 to be satisfied if a material cause of such failure was the failure of Buyer to perform or comply with any of its obligations under this Agreement in any material respect.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
AND THE COMPANY

The obligation of Seller and the Company to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by Seller:

9.1    Representations and Warranties Accurate. The (a) representations and warranties of Buyer set forth in Section 6.10 shall be true and correct in all respects as of the date of this Agreement, (b) representations and warranties of Buyer set forth in Section 6.5(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time), except, in the case of this clause (b), for any de minimis inaccuracies, (c) Buyer Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time) and (d) representations and warranties of Buyer set forth in this Agreement, other than those representations and warranties described in clauses (a), (b) and (c) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “material,” “in all material respects” and “Buyer Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (d), where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

9.2    Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

9.3    Officer Certificate. Buyer shall have delivered to Seller and the Company a certificate, signed by an executive officer of Buyer, in his or her capacity as such on behalf of Buyer, dated as of the Closing Date, certifying the matters set forth in Sections 9.1 (Representations and Warranties Accurate) and 9.2 (Performance).

9.4    Buyer Material Adverse Effect. No Buyer Material Adverse Effect shall have occurred since the date hereof.

9.5    Listing. The shares of Buyer Common Stock issuable upon exercise of the Buyer Warrants issued at Closing shall have been authorized for listing on the NYSE, subject to official notice of issuance.

9.6    Legal Prohibition. No injunction, temporary restraining order or other similar decree or order issued by any Governmental Authority or court of competent jurisdiction in the United States of America or Bermuda is outstanding and active that declares this Agreement invalid or unenforceable or prohibits the consummation of the transactions contemplated hereby.

9.7    U.S. Coast Guard. Following compliance, in all material respects, by the Parties with their respective obligations under Section 7.12(e), the United States Coast Guard shall have issued its USCG Determination in response to the USCG Application submitted by the Parties pursuant to Section 7.12(e).

9.8    Buyer Deliveries. Buyer shall have delivered all documents, payments or instruments required to be delivered by Buyer pursuant to Section 2.3(a).

None of Seller or the Company may rely on the failure of any condition to its obligation to consummate the transactions contemplated hereby set forth in this Article 9 to be satisfied if a material cause of such failure was the failure of such Parties to perform or comply with any of its obligations under this Agreement in any material respect.

ARTICLE 10

INDEMNIFICATION

10.1        Survival.

(a)          Subject to the limitations and other provisions of this Agreement and subject to Section 10.1(c), the representations and warranties made in this Agreement and in any schedule, certificate or other document delivered pursuant to this Agreement shall survive the Closing and shall remain in full force and effect only until the date that is twelve (12) months from the Closing Date; provided that the Buyer Fundamental Representations, the Company Fundamental Representations, the Seller Fundamental Representations and the representations and warranties in Section 5.12 shall survive for the full period of the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus thirty (30) calendar days.

(b)          Subject to Section 10.1(c), (i) all covenants and agreements of the parties solely to the extent applying to pre-Closing periods, shall survive the Closing until the date that is twelve (12) months from the Closing Date, and (ii) all other covenants and agreements of the parties shall survive the Closing until the earlier of (A) the expiration of any time period specified therein and (B) the full period of the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus thirty (30) calendar days.

(c)           Notwithstanding anything in Section 10.1(a) to the contrary, if an Indemnification Claim with respect to a specific representation, warranty, covenant or agreement has been delivered prior to the expiration of the applicable survival period otherwise set forth in this Section 10.1, the Indemnifying Party’s indemnification obligations with respect to such Indemnification Claim shall survive until such Indemnification Claim is finally and fully resolved.

10.2    Indemnification By Seller. Subject to the terms and conditions of this Article 10, Seller shall indemnify and defend members of the Buyer Indemnified Group against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Buyer Indemnified Group based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or the Related Agreements (other than Related Key Agreements) as of the date such representation or warranty was made;

(b)    any breach or nonfulfillment of, or failure to comply with, any covenant of Seller or the Company under this Agreement or the Related Agreements (other than Related Key Agreements);

(c)    any (i) Retained Assets or (ii) Retained Liability;

(d)    any (i) Pre-Closing Tax to the extent not (A) included in Closing Indebtedness in the final Post-Closing Statement or (B) paid by Seller to Buyer pursuant to Section 7.9(a) or 7.9(f) and (ii) Taxes of Seller or any equityholder or Affiliate of Seller (other than the Group Companies) or Taxes that relate to the Retained Assets;

(e)    any Company Transaction Expense to the extent not taken into account in determining the Final Cash Consideration; or

(f)    any Closing Indebtedness to the extent not taken into account in determining the Final Cash Consideration.

10.3    Indemnification By Buyer. Subject to the other terms and conditions of this Article 10, Buyer shall indemnify and defend members of the Seller Indemnified Group against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Seller Indemnified Group based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the Related Agreements (other than Related Key Agreements), as of the date such representation or warranty was made; or

(b)    any breach or nonfulfillment of, or failure to comply with, any covenant of Buyer under this Agreement or the Related Agreements (other than Related Key Agreements).

10.4    Certain Limitations. The indemnification provided for in Section 10.2 and Section 10.3 shall be subject to the following limitations:

(a)    Seller shall not be liable to the Buyer Indemnified Group for indemnification under Section 10.2 and Section 10.2(c)(ii) (other than with respect to Retained Identified Liabilities) for any Losses relating to or arising out of any individual event, matter or occurrence, or series of related events, matters or occurrence, unless and until the aggregate amount of such Losses exceeds $75,000 (the “Eligible Claim Threshold”); provided that any Losses relating to or arising out of any individual event, matter or occurrence, or series of related events, matters or occurrences for an amount greater than the Eligible Claim Threshold shall be considered Losses for their full amount, provided, further, that for purposes of determining the Eligible Claim Threshold, legal, accounting, actuarial, environmental or engineering consulting fees and expenses relating to or arising out of the evaluation and resolution of such underlying events, matters or occurrences shall not be included in the calculation of applicable Losses. Seller shall not be liable to the Buyer Indemnified Group for indemnification under Section 10.2 and Section 10.2(c)(ii) (other than with respect to Retained Identified Liabilities) until the aggregate amount of all Losses in respect of indemnification under Section 10.2 and Section 10.2(c)(ii) (other than with respect to Retained Identified Liabilities) exceeds $650,000 (the “Deductible”), in which event Seller shall only be required to pay or be liable for Losses in excess of the Deductible. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 10.2 and Section 10.2(c)(ii) (other than with respect to Retained Identified Liabilities) shall not exceed $25,000,000 (the “Cap”).

(b)    Buyer shall not be liable to the Seller Indemnified Group for indemnification under Section 10.3(a) for any Losses relating to or arising out of any individual event, matter or occurrence, or series of related events, matters or occurrences, unless and until the aggregate amount of such Losses exceeds the Eligible Claim Threshold; provided that any Losses relating to or arising out of any individual event, matter or occurrence, or series of related events, matters or occurrences for an amount greater than the Eligible Claim Threshold shall be considered Losses for their full amount, provided, further, that for purposes of determining the Eligible Claim Threshold, legal, accounting, actuarial, environmental or engineering consulting fees and expenses relating to or arising out of the evaluation and resolution of such underlying events, matters or occurrences shall not be included in the calculation of applicable Losses. Buyer shall not be liable to the Seller Indemnified Group for indemnification under Section 10.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 10.3(a) exceeds the Deductible, in which event Buyer shall only be required to pay or be liable for Losses in excess of the Deductible. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 10.3(a) shall not exceed the Cap.

(c)    The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 10.2 or for which Buyer shall be liable pursuant to Section 10.3 shall not exceed the sum of (i) the Final Cash Consideration and (ii) the product of the Warrant Consideration multiplied by the Buyer Warrant Price on the Closing Date.

(d)    Notwithstanding anything to the contrary herein, the limitations set forth in Section 10.4(a) and Section 10.4(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Buyer Fundamental Representations, the Company Fundamental Representations, the Seller Fundamental Representations or the representations or warranties in Section 5.12, or any claim for Fraud.

(e)    For purposes of this Article 10, both for purposes of determining Losses and for determining whether or not any breaches of representations or warranties have occurred, any inaccuracy in or breach of any representation or warranty (except for Section 5.7(a), the first sentence of Section 5.10(a), the first sentence of Section 5.13, the first sentence of Section 5.17, Section 5.20(iv), Section 6.8(b)(y), Section 6.8(d), Section 6.8(e), Section 6.10, and any materiality standard embodied in IFRS or GAAP, or the term “Material Contract”) shall be determined without regard to any materiality, Company Material Adverse Effect, Buyer Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(f)    No Loss may be claimed under Section 10.2 or Section 10.3 by any Indemnified Party to the extent such Losses are included in the calculation of any adjustment to the Final Cash Consideration pursuant to Article 2. Any Liability for indemnifiable Losses under this Agreement shall be determined without duplication of recovery by reasons of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement. No Indemnified Party shall be entitled to recover the same Losses more than once in respect of the same set of facts giving rise to such Losses.

10.5    Indemnification Procedures. The Party making a claim under this Article 10 is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Article 10 is referred to as the “Indemnifying Party.”

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure, or is otherwise materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party’s own counsel (such counsel to be reasonably satisfactory to the Indemnified Party), and the Indemnified Party shall cooperate in good faith in such defense; provided that such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (w) alleges violations of the Securities Act or the Exchange Act, (x) is asserted directly by or on behalf of a Person that is a material supplier or material customer of the Company, (y) seeks an injunction or other equitable relief against the Indemnified Party or (z) relates to a criminal action. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel to the Indemnified Party shall be at the expense of the Indemnified Party, provided that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 7.1) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. Notwithstanding anything to the contrary in this Section 10.5, to the extent the provisions of this Section 10.5 are in conflict with the provisions of Section 7.9(f), the terms of Section 7.9(f) shall prevail.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement (other than Section 7.9(f)), the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 10.5(b). The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless (i) the settlement or judgment is solely for money damages and the Indemnifying Party provides evidence satisfactory to the Indemnified Party that (x) the Indemnifying Party has admitted in writing its liability to hold the Indemnified Party harmless from and against any Losses, damages, expenses, and Liabilities arising out of such settlement or judgment or (y) such settlement or judgment includes an unconditional release of the Indemnified Party from all Losses with respect to such Third Party Claim, or (ii) the Indemnified Party expressly consents in writing thereto. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 10.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party.

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure, or is otherwise materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have sixty (60) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such sixty (60)-day period, the Indemnifying Party shall be deemed to have agreed to such claim in full.

(d)    In the event that any party institutes any legal suit, action, or proceeding against the other party to enforce a right to indemnification under this Article 10, the prevailing party in a final non-appealable judgment of a court of competent jurisdiction shall be entitled to receive, in addition to all other damages to which it may be entitled, the reasonable out-of-pocket costs incurred by such party in conducting such suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

(e)    Notwithstanding anything to the contrary in this Agreement, the parties shall comply with the indemnification procedures set forth on Section 10.5(e) of the Seller Disclosure Schedules with respect to the indemnification matters set forth therein.

10.6    Payments. Once a Loss is agreed to by the Indemnifying Party or ordered to be payable pursuant to this Article 10 in a final, non-appealable judgment of a court of competent jurisdiction, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such agreement or final, non-appealable judgment by wire transfer of immediately available funds; provided that, notwithstanding anything in this Article 10 to the contrary, Seller may, in its sole and absolute discretion, satisfy its obligations under Section 10.2 by (x) wire transfer of immediately available funds, (y) delivering to the Indemnified Party that number of Buyer Warrants that has an aggregate Buyer Warrant Price on the date of such delivery equal to Seller’s payment obligation, or (z) a combination of clauses (x) and (y). The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including, as applicable, the date of agreement of the Indemnifying Party or the date such judgment becomes final and non-appealable and to but excluding the date such payment has been made at a rate per annum equal to 8%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

10.7    Determination of Loss Amount. The amount of any Losses subject to indemnification under Section 10.2 shall be calculated net of any insurance proceeds or third party payments actually realized by the Indemnified Party (which shall make commercially reasonable efforts to realize such payments), net of any reasonable out-of-pocket costs, expenses and Taxes incurred as a result of the receipt of such proceeds. In the event that an insurance recovery or third party payment is received by the Indemnified Party with respect to any Losses for which any such Party has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection costs and expenses and any Taxes incurred as a result of the receipt of such proceeds) shall be made promptly to the Party or Parties that provided such indemnity payments to such Indemnified Party.

10.8    Exclusive Remedy. Subject to Section 7.1 and Section 12.14, except in the case of Fraud, in connection with a dispute under Section 2.4 (which shall be governed exclusively by Section 2.4) or in connection with a dispute under the Related Key Agreements (which shall be governed exclusively by the indemnification provisions and other remedies contemplated under such respective Related Key Agreements), (i) the indemnification provisions of this Article 10 shall be the sole and exclusive remedy of the Parties following the Closing for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties, or any other provision of this Agreement, the Related Agreements (other than Related Key Agreements) or the transactions contemplated hereby and thereby, and other than as set forth in this Article 10, none of Seller, Buyer shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for any breach of or inaccuracy in any representation or warranty of Seller or Buyer made in this Agreement or any Related Agreement (other than Related Key Agreements), or any breach, nonfulfillment or default in the performance of any covenant or agreement of Seller or Buyer in this Agreement or any Related Agreement (other than Related Key Agreements) and (ii) anything herein and in any Related Agreement (other than Related Key Agreements) to the contrary notwithstanding, no breach or inaccuracy of any representation or warranty of the Seller or Buyer made in this Agreement or Related Agreement (other than Related Key Agreements), or breach, nonfulfillment or default in the performance of any covenant or agreement of the Seller or Buyer in this Agreement or any Related Agreement (other than Related Key Agreements) shall give rise to any right on the part of any Indemnified Party, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby or to any further indemnification rights or monetary claims of any nature whatsoever in respect thereof beyond the indemnification provisions of this Article 10 (whether by contract, common law, Law or otherwise), all of which the Parties hereby waive.

10.9    Tax Treatment. It is the intent of the Parties that amounts paid under this Article 10 shall be treated as an adjustment to the Final Cash Consideration for all applicable Tax purposes, and the Parties will report such payments consistently with such intent.

10.10    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Article 8 or Article 9 as the case may be.

10.11    Mitigation. Each Indemnified Party shall, and shall cause all other Indemnified Parties to, to mitigate, to the extent required by applicable Law, all Losses upon and after becoming aware of any event that would reasonably be expected to give rise to Losses.

ARTICLE 11

TERMINATION

11.1    Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a)    Buyer, Seller and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)    Buyer may terminate this Agreement (if Buyer is not then in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 9.1 (Representations and Warranties Accurate) or 9.2 (Performance) not to be satisfied), upon written notice to Seller, if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company or Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 8.1 (Representations and Warranties Accurate) or 8.2 (Performance) not to be satisfied, and such violation, breach or inaccuracy has not been waived by Buyer or cured by the Company or Seller, as applicable, within the earlier of (x) the Termination Date and (y) thirty (30) Business Days after receipt by the Company or Seller, as applicable, of written notice thereof from Buyer or is not capable of being cured prior to the Termination Date;

(c)    Seller may terminate this Agreement (if neither Seller nor the Company is then in breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 8.1 (Representations and Warranties Accurate) or 8.2 (Performance) not to be satisfied), upon written notice to Buyer, if there has been a violation, breach or inaccuracy of any representation, warranty, agreement or covenant of Buyer contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 9.1 (Representations and Warranties Accurate) or 9.2 (Performance), not to be satisfied, and such violation, breach or inaccuracy has not been waived by Seller or the Company or cured by Buyer, within the earlier of (x) the Termination Date or (y) thirty (30) Business Days after receipt by Buyer of written notice thereof from Seller or is not capable of being cured prior to the Termination Date;

(d)    Either Buyer or Seller may terminate this Agreement if the Closing Date shall not have occurred on or before July 9, 2022 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(d) (Termination) shall only be available if the terminating Party is not in material breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination; or

(e)    Either Buyer or Seller may terminate this Agreement if any Governmental Authority has issued a non-appealable final judgment or order, or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided that the right to terminate this Agreement under this Section 11.1(e) will not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement, has been the cause of or resulted in the action or event described in this Section 11.1(e) occurring.

11.2    Effect of Termination. If this Agreement is terminated by the Parties in accordance with Section 11.1, this Agreement shall become void and of no further force and effect and there shall be no liability on the part of any Party to any other Party, except that (i) the provisions of this Section 11.2, Section 4.9 (Seller’s Reliance; Disclaimer), Section 5.26 (Company’s Reliance; Disclaimer), Section 6.14 (Buyer’s Reliance), and Article 12 shall remain in full force and effect and (ii) termination shall not preclude any Party from suing any other Party for any fraud or willful or intentional breach of this Agreement. The Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms and nothing in this Section 11.2 shall be construed to discharge or relieve any party to the Confidentiality Agreement of its obligations thereunder.

ARTICLE 12

MISCELLANEOUS

12.1    Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

12.2    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

12.3    Entire Agreement. This Agreement, the Disclosure Schedules and Exhibits attached hereto and the other documents delivered pursuant to this Agreement and the Confidentiality Agreement contain all of the understandings and representations and warranties agreed upon or made by the Parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties or their representatives, oral or written, respecting such subject matter.

12.4    Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

12.5    Notices. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement or any of the Related Agreements shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt of confirmation by the transmitting party if by facsimile transmission; (c) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 12.5, provided that a party sending notice by electronic delivery shall bear the burden of authentication and of proving transmittal, receipt and time of receipt; (d) on the third day after mailing if mailed by first‑class mail return receipt requested, postage prepaid and properly addressed as set forth in this Section 12.5; or (e) on the day after delivery to a nationally recognized overnight courier service during its business hours or the Express Mail service maintained by the United States Postal Service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section 12.5:

If to Seller or, prior to the Closing, to the Company or the Company Subsidiaries:

Banyan Overseas Limited

33/F, One Pacific Place

88 Queensway, Admiralty, HKSAR

Attention: The Company Secretary

Telephone: (852) 2840 8867

E-mail: SPACCSD@JSSHK.com

With a copy to (which shall not constitute notice):

Holland & Knight LLP

31 West 52nd St.
New York, New York 10019
Attention: Arman J. Kuyumjian
Telephone: (212) 513-3588
E-mail: arman.kuyumjian@hklaw.com

If to Buyer, or, after the Closing, to the Company or the Company Subsidiaries:

Tidewater Inc.

842 West Sam Houston Parkway North, Suite 400
Houston, Texas 77024
Attention: Daniel A. Hudson
Telephone: (713) 470-5300
E-mail: dhudson@tdw.com

With a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

845 Texas Avenue

Suite 4700
Houston, Texas 77002
Attention:          Stephen M. Gill

Michael S. Telle

John J. Michael

Telephone: (713) 758-2222
E-mail:            sgill@velaw.com

mtelle@velaw.com

jmichael@velaw.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.5.

12.6    Exhibits and Schedules.

(a)    The fact that any item of information is disclosed in any Section of any of the Buyer Disclosure Schedules or the Seller Disclosure Schedules (any of such disclosure schedules, the “Disclosure Schedules”): (i) will not be construed to mean that such information is required to be disclosed by this Agreement; (ii) will not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, Loss or other obligation of any kind exists with respect to any item, or otherwise imply that such matter is material for the purpose of this Agreement, gives rise to a Buyer Material Adverse Effect, Company Material Adverse Effect or material adverse effect, or is outside the ordinary course of business; (iii) with respect to the enforceability of Contracts with third parties, the existence or non-existence of third party rights, the absence of breaches or defaults by third parties, or similar matters or statements, is intended only to allocate rights and risks among the Parties and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any Person who is not a Party, or give rise to any claim or benefit to any Person who is not a Party; (iv) will not be deemed or interpreted to broaden the respective Parties’ representations and warranties, obligations, covenants, conditions or agreements contained in this Agreement; and (v) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or other similar terms in this Agreement. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material.

(b)    The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

12.7    Waiver. Waiver of any term or condition of this Agreement by any Party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.8    Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate, by operation of Law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties, which any such Party may withhold in its absolute discretion. Notwithstanding anything to the contrary herein, Buyer may, upon written notice to Seller, assign this Agreement in whole or in part to any majority-owned Affiliate of Buyer, but only for so long as such Person remains a majority-owned Affiliate of Buyer; provided, that such assignment shall not relieve Buyer of its obligations hereunder. Any purported assignment in violation of this Section 12.8 shall be void and shall become void automatically without any further action by any Person in the event a majority-owned Affiliate of Buyer to which an assignment was made ceases to be a majority-owned Affiliate of Buyer.

12.9    No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a Party or a permitted assignee of a Party, except for the Deal Advisors as set forth in Section 7.8 (Waiver of Conflicts Regarding Representation).

12.10    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or electronic communications by portable document format (.pdf)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

12.11    Governing Law. This Agreement, the relationship among the Parties created by this Agreement, and any dispute, claim or controversy thereunder shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to the principles of conflict of laws thereof.

12.12    Consent to Jurisdiction and Service of Process. Each of the Parties (i) irrevocably agrees that the state or federal courts, as appropriate, in New York County of the State of New York shall have exclusive jurisdiction over all Actions (whether in contract or tort, at law or in equity or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), and irrevocably submits to the jurisdiction of the said courts for the purposes of this Section 12.12, (ii) irrevocably agrees that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 12.5 shall be effective service of process against it for any such Action brought in any such court, and (iii) waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court. Each of the Parties hereby agrees that a final judgment in any action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

12.13    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES AND AGREES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

12.14    Specific Performance.

(a)    The Parties agree that (i) irreparable damage would occur in the event that the provisions of this Agreement or obligations, undertakings, covenants or agreements of the Parties were not performed in accordance with their specific terms or were otherwise breached and (ii) money damages, even if available, would not be an adequate remedy for any such failure to perform or any breach of this Agreement. Accordingly, it is agreed that the Parties shall be entitled to injunction or injunctions to enforce specifically the terms and provisions hereof in any court specified in Section 12.12 without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. Without limitation of the foregoing, the Parties hereby further acknowledge and agree that prior to the Closing, Seller or the Company, on the one hand, or Buyer, on the other hand, shall be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by Buyer, on the one hand, or Seller and the Company, on the other hand, as the case may be, under this Agreement in addition to any other remedy to which each such Party is entitled at law or in equity.

(b)    Each Party agrees that it will not oppose (and hereby waives any defense in any action for) the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) the other Parties have an adequate remedy at law or (ii) an award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law, equity or otherwise. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement when available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)    To the extent Seller or the Company brings any Action to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such Party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.

12.15    Non-Recourse. Notwithstanding anything to the contrary herein, (i) this Agreement may be enforced only against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties and then only with respect to the specific obligations set forth herein with respect to such party and (ii) with respect to each party, no past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or Representative or Affiliate of such named party (the “Related Parties”), shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby, except to the extent expressly provided for in a separate written agreement. The provisions of this Section 12.15 are intended to be for the benefit of, and enforceable by the Related Parties and each such Person shall be a third-party beneficiary of this Section 12.15. This Section 12.15 shall be binding on all successors and assigns of each Party hereto.

12.16    Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

12.17    No Presumption Against Drafting Party. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

BUYER:

TIDEWATER INC.

By:
Name: Daniel A. Hudson
Title:    Executive Vice President, General

                  Counsel and Secretary

[Signatures continue on the following page]

[Signature Page to Share Purchase Agreement]

COMPANY:

SWIRE PACIFIC OFFSHORE HOLDINGS LIMITED

By:
Name:
Title:

SELLER:

BANYAN OVERSEAS LIMITED

By:
Name:
Title:

[Signature Page to Share Purchase Agreement]